Exhibit 99.1 AnnuAl RepoRt 2015 INCLUDING FORM 10-K 2015 for the twelve months ended December 31, 2015

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TABLE OF CONTENTS Director Profiles Form 10-K Corporate Governance Statutory Information Market and Shareholder Information Directory 1 8 20 27 Please Note: The Financial Statements presented in this annual report are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). All amounts in this annual report are in $US unless otherwise stated. 2015

2015 • DILIGENT CORPORATIONANNUAL REPORT 1 DIRECTOR PROFILES David Liptak Non-Executive Director and Chairman, USA Member of the Compensation Committee and Chairman of the Nominations Committee Joined the Board April 2009 Mr. Liptak was elected Chairman of our Board in March 2010 and was elected as a director by the holders of our Series A Preferred Stock in April 2009. Mr. Liptak is the founder and Managing Partner of Spring Street Partners, L.P., which he formed in 1995. Mr. Liptak was the founder and President of West Broadway Partners, Inc., an investment partner-ship that ultimately managed more than U.S. $700 million in investor capital in the West Broadway Partners group of funds until March 2005. At that time, Mr. Liptak left the firm and began managing Spring Street Partners on a full-time basis. Spring Street Partners is the holder of 20 million shares of the Company’s Series A Preferred Stock (representing a majority of the outstanding Series A Preferred Stock), and also holds approximately 5.9 million shares of the Company’s common stock, representing beneficial ownership of approximately 22% of our common stock (assuming conversion of the Series A Preferred Stock) in the aggregate. Mr. Liptak was selected as a director by the holders of our Series A Preferred Stock due to Spring Street Partners’ substantial investment in our capital stock, as well as due to Mr. Liptak’s extensive financial and investment experience. Greg Petersen Non-Executive Director, USA Member of the Compensation Committee and Chairman of the Audit and Compliance Committee Joined the Board April 2013 Mr. Petersen has served as a director since April 2013 and served as our Executive Vice Chairman from September 2014 to September 2015. Mr. Petersen also serves on the board of directors of two other companies. He has served on the Board of PROS Holdings, Inc. (NYSE: PRO) since 2007 and is currently the compensation committee chairman for PROS. He has served on the Board of Piksel, Inc. since 2012 and is cur-rently the audit committee and compensation committee chairman for Piksel. Previously Mr. Petersen was the executive vice president and chief financial officer for

2 DILIGENT CORPORATIONANNUAL REPORT • 2015 several technology companies, including: Activant Solutions, Inc. a provider of business management solutions to retail and wholesale distribution businesses from 2001-2007; Lombardi Software, Inc. a business process management software provider, which was sold to IBM, from 2008 to 2010; and CBG Holdings from 2011-2012. Mr. Petersen also served in finance and treasury roles with Trilogy Software (a provider of enterprise soft-ware and business services), in planning and development roles with RailTex (a short-line and regional rail service provider), and in finance and strategy roles at American Airlines. Mr. Petersen holds a Bachelor of Arts in Economics from Boston College and a Master of Business Administration from the Fuqua School of Business at Duke University. Mr. Petersen has business and leadership experience in software companies, merger and acquisition experience, and extensive accounting and risk management knowledge. Alessandro Sodi Executive Director, Chief Product Strategy Officer & Founder, USA Joined the Board December 2007 Mr. Sodi serves as our Chief Product Strategy Officer & Founder and a director of the Board. Mr. Sodi founded Diligent and was appointed as President in 2003 and then as CEO/President from December 2007 until March 31, of 2015. Before our founding in 1998, Mr. Sodi served as an officer of our predecessor entity, Diligent Board Member Services, LLC, which was previously known as Manhattan Creative Partners, LLC (“MCP”), a consulting firm specializing in software development and the internet. Subsequently, in 2003, MCP switched its focus to corporate governance service delivery. From 2001 to 2003, Mr. Sodi managed the development of software that would become the Diligent Boards system. Mr. Sodi was selected as a director because as the Company’s Chief Executive Officer and President, he had in-depth knowledge of the Company’s operations, strategy and competitive position. Mr. Sodi was selected as a director because his long tenure at the Company as a founder and former Company’s Chief Executive Officer and President and his current role of Chief Product Strategy Officer give him in-depth knowledge of the Company’s operations, strategy and competitive position.

2015 • DILIGENT CORPORATIONANNUAL REPORT 3 Larry Jones Independent Director, USA Chairman of the Compensation Committee and member of the Audit and Compliance Committee Joined the Board November 2013 Mr. Jones has served on our Board since November 2013. Mr. Jones currently serves as the CEO of Coalfire Systems, Inc., a provider of IT audit, security and compliance solu-tions. From January 2007 to June 2011, Mr. Jones served as Chief Executive Officer and a member of the board of directors of StarTek, Inc. (NYSE: SRT), a provider of outsourced call center and customer support services for the communications industry with over 9,000 employees in the United States, Canada and the Philippines. From 2004 to 2006, Mr. Jones was Chief Executive Officer and President of Activant Solutions, a vertical mar-ket ERP software company which was sold to Hellman and Freidman, a private equity firm, in May 2006. Prior to that, Mr. Jones was chairman of WebClients, an internet mar-keting firm from 2002 to 2004, and also served as Chairman and Chief Executive Officer of Interelate, Inc., a CRM services firm from 2002 to 2004. In addition, Mr. Jones served as President and Chief Executive Officer of MessageMedia (NASDAQ: MESG), an email marketing firm from 1999 to 2002. Mr. Jones also served as Chief Executive Officer of Neodata Services, Inc. from 1993 to 1998, was founding Chief Executive Officer of GovPX from 1992 to 1993, as Senior Vice President at Automatic Data Processing from 1987 to 1992 and spent the first 10 years of his career at Wang Laboratories from 1977 to 1987. Over the past 10 years, Mr. Jones has served as a director of numerous public and private companies, including Comverge, Inc., Work Options Group, Exabyte, Activant Solutions, Realm Solutions, SARCOM, WebClients, DIMAC and Fulcrum Analytics. Mr. Jones currently serves as a director of Essential Power, LLP, a private power company. Mr. Jones was selected as a director due to his leadership experience at technology companies, his financial and accounting experience and his expertise in governance matters. 2015

4 DILIGENT CORPORATIONANNUAL REPORT • 2015 Hans Kobler Independent Director, USA Member of the Nominations Committee Joined the Board May 2014 Mr. Kobler is the Managing Partner of Energy Impact Partners. Working closely with its strategic partners he leads EIP’s investment efforts and advises its partners on strategy. Mr. Kobler spent his career focused on transformative businesses as investor, advisor and operator. He pioneered the strategic investment model for General Electric and led their power technology investments. Mr. Kobler also served as CEO and Chairman of ICx Technologies, a leading sensor technology company, which he co-founded and led through an IPO on Nasdaq. Mr. Kobler also was Senior Advisor and led the Innovation Group at Jenzabar, a leading Higher Ed software provider. Mr. Kobler was the CEO of Digital Power Capital, a private equity fund focused on advanced power technologies. Earlier in his career, Mr. Kobler was a consultant with Bain & Company where he devel-oped strategies for large global industrials in their Boston, Sydney and Munich offices. Mr. Kobler holds a Masters in Aerospace Engineering from the Technical University of Munich with distinction, an MBA from the University of Texas at Austin and attended INSEAD’s MBA (SS) program. Mr. Kobler was selected as a director because of his leader-ship experience in the software and technology industries, as well as his experience in corporate finance and strategy. Mark Russell Independent Director, New Zealand Member of the Compensation Committee and the Nominations Committee Joined the Board September 2007 Mr. Russell joined Canterbury Chambers, where he serves as a commercial barrister, commercial mediator and arbitrator, in January 2015. Until 2015, Mr. Russell was a senior commercial partner of the New Zealand law firm Buddle Findlay, acting for a wide range of public and private companies and has extensive experience in corporate finance and structuring, and banking and insolvency. He acted for a number of companies listed on the NZX Main Board and NZX Alternative Market, with particular emphasis on the NZX Rules, compliance advice, initial listing and IPOs. He gave banking and securities advice

2015 • DILIGENT CORPORATIONANNUAL REPORT 5 to New Zealand and overseas banks and overseas law firms, and he also provided advice to trustee companies and issuers on public securities issues and managed funds. He was ranked as a leading individual in banking and finance in Asia Pacific Legal 500 2010. Mr. Russell was selected as a director because of his familiarity with our Company as a result of having served as a director since our initial public offering in New Zealand, and his broad legal experience is seen as an asset to the Company. Abigail Foote Independent Director, New Zealand Member of the Audit and Compliance Committee Joined the Board April 2015 Ms. Foote is an experienced director in both publicly-listed and Crown companies. Based in Christchurch, she has worked in a range of corporate, treasury and legal roles over the last 20 years. She currently serves as an Independent Director and Chair of the Audit Committee of Livestock Improvement Corporation Limited, a New Zealand agricultural cooperative, positions she has held since October 2014. Since July 2013, Ms. Foote has served on the Board of Directors of and as Chair of the Audit Committee of BNZ Life Insurance Limited, a life insurance company, and since May 2013, she has been an Independent Director on the Board of Directors and served as Chair of the Audit Committee of Z Energy Limited, a gasoline retailer. Ms. Foote also serves as a Director on the board of the New Zealand Local Government Fund Agency, a debt provider to local authorities in New Zealand, where she also serves as Chair of the Audit Committee. Ms. Foote served as Chief Executive of Fundit Limited, an Internet-based financial services company, from 2006 to 2008. She has also held senior positions at Telecom New Zealand, Cable and Wireless Plc and the Pharmaceutical Management Agency. Ms. Foote has a Bachelor of Commerce and Administration degree and a Bachelor of Law degree with Honours, both from Victoria University of Wellington, New Zealand. Ms. Foote was selected to be a director because she has senior management experience in the areas of finance and mergers and acquisitions, both in New Zealand and in the United Kingdom, is a resident New Zealand director, is an experienced director of private and publicly listed companies, and has substantial Audit Committee experience. 2015

6 DILIGENT CORPORATIONANNUAL REPORT • 2015 Brian Stafford Executive Director, Chief Executive Officer & President, USA Joined the Board April 2015 Mr. Stafford serves as President and Chief Executive Officer and a Director on the Board. Mr. Stafford came to Diligent from McKinsey & Company where he was a Partner. While he was at McKinsey, he founded and led their Growth Tech Practice which primarily focused on Software-as-a-Service (“SaaS”) companies, ranging from early-stage to pub-licly traded enterprises, driving accelerated revenue growth through innovation, enhanced go-to-market strategies and global expansion. Prior to McKinsey, Mr. Stafford was the Founder, President and CEO of CarOrder, a division of Trilogy Software based in Austin Texas. Mr. Stafford has a Masters in Computer Science from the University of Chicago and a B.S. in Economics from the Wharton School at the University of Pennsylvania. Mr. Stafford was selected to be a director because he is the Company’s Chief Executive Officer and because of his expertise in SaaS growth strategies.

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549 FORM 10-K ANNUAL AND TRANSITION REPORTS PURSUANT TO SECTIONS 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 (Mark One) [R ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2015 OR TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 0 For the transition period from to Commission file number 000-53205 Diligent Corporation (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation or Organization) 1385 Broadway, 19th Floor, New York, NY, 10018 26-1189601 (I.R.S. Employer Identification No.) (Address of Principal Executive Offices) (Zip Code) (212) 741-8181 (Registrant’s telephone number, including area code) Securities registered pursuant to Section 12(b) of the Act: None Securities registered pursuant to Section 12(g) of the Act: Title of Each Class Name of Each Exchange on Which Registered Common Stock, par value $0.001 per share The NZX Main Board Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes 0 No [R Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes 0 No [R Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [R No 0 Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes [R No 0 Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to their Form 10-K. [R Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of ‘‘accelerated filer, ‘‘large accelerated filer’’ and smaller company: in Rule 12b-2 of the Exchange Act. (Check One): Large accelerated filer 0 Accelerated filer [R Non-accelerated filer 0 (Do not check if a smaller reporting company) Smaller reporting company 0 Indicate by checkmark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes 0 No [R The aggregate market value of common equity held by non-affiliates as of the last business day of the registrant’s second fiscal quarter, computed by reference to the last sales price as reported by NZX on June 30, 2015 of NZD 5.54 (US$3.75) per share, was US$276.5 million. The number of shares of the registrant’s common stock outstanding as of March 3, 2016 was 88,052,354. DOCUMENTS INCORPORATED BY REFERENCE An amendment to this Form 10 K, which will be filed with the Securities and Exchange Commission within 120 days of December 31, 2015, is incorporated by reference into Part III of this report for the year ended December 31, 2015.

CONTENTS PAGE Forward Looking Statements PART I Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Unresolved Staff Comments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Mine Safety Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . PART II Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Selected Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Management’s Discussion and Analysis of Financial Condition and Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Quantitative and Qualitative Disclosure About Market Risk . . . . . . . . . . . . . . . . . . . Financial Statements and Supplementary Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . Changes in and Disagreements with Accountants on Accounting and Financial Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Controls and Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . PART III Exhibits, Financial Statement Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Item 1. Item 1A. Item 1B. Item 2. Item 3. Item 4. 1 9 23 23 24 24 Item 5. 25 Item 6. Item 7. 26 29 Item 7A. Item 8. Item 9. 43 44 83 Item 9A. Item 9B. 83 85 Item 15. 86 87 89 SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . INDEX TO EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

FORWARD-LOOKING STATEMENTS This document contains forward-looking statements within the meaning of the safe harbor provision of the Securities Litigation Reform Act of 1995. Terms such as ‘‘expect,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘forecast,’’ and other words of similar meaning, are forward-looking in nature. There are numerous risks and uncertainties that could cause actual results and the timing of events to differ materially from those anticipated by the forward-looking statements in this annual report. Such risks and uncertainties may give rise to future claims and increase our exposure to contingent liabilities. On February 12, 2016 we entered into a definitive agreement and plan of merger to be acquired by affiliates of funds managed by Insight Venture Management LLC (‘‘Insight’’). On the terms and subject to the conditions set forth in the merger agreement, Diligent stockholders will have a right to receive $US 4.90 in cash for each share of Diligent common stock and $US 5.05 in cash for each share of Diligent preferred stock, plus accrued and unpaid dividends upon consummation of the acquisition. Diligent’s entry into the merger agreement, its obligations thereunder, and the conditions to completion of the acquisition give rise to risks and uncertainties that could cause actual results and the timing of events to differ materially from those anticipated by the forward-looking statements in this annual report, including: • The effect of the announcement or pendency of the merger on our business relationships, employee retention and recruitment, operating results and business generally; • Risks that the merger could divert management’s or employees’ attention from our ongoing business operations; • The outcome of or expenses relating to any legal proceedings that may be instituted against Diligent and others related to the merger agreement; • The amount of the costs, fees, expenses and charges related to the merger agreement or the merger; • The risk that the merger agreement may be terminated in circumstances that require Diligent to pay Insight a termination fee of US$19,463,000; • The failure by Insight to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the merger; • Despite Insight’s obligation to use reasonable best efforts to obtain the financing contemplated by its debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Diligent’s only viable recourse would be the USD$33,365,000 termination fee payable by Insight to Diligent; • The merger may not be consummated within the expected time period or at all because of a number of factors, including the failure to obtain stockholder approval; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; or the failure to satisfy closing conditions to the merger, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions; and • Diligent’s stock price may decline significantly if the merger is not completed. Other risks and uncertainties relating to our operations arise from the following issues (among other factors): • If our security measures are breached and unauthorized access is obtained to a client’s data or our data or our IT systems, our services may be perceived as not being secure, clients may curtail or stop using our services and we may incur significant legal and financial exposure and liabilities;

• The launch, development and continued promotion of our Diligent Teams product requires a significant continued investment from the Company and may not be met with commercial success; • If we do not successfully develop or introduce new product offerings, or enhancements to our existing Diligent Boards offering, or keep pace with technological changes that impact the use of our product offerings, we may lose existing customers or fail to attract new customers; • Our sales to clients outside the United States and other English-speaking areas of the world are critical to our continued growth and our product may not attain widespread acceptance internationally, which could harm our future growth prospects; • We are exposed to risks inherent in international sales, which will increase if we are successful in increasing our international sales; • Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our application suite and harm our business; • Interruptions or delays in service from any one of our data center hosting facilities could impair the delivery of our services and harm our business; • We are subject to NZX Limited’s (‘‘NZX’’) Main Board Listing Rules and compliance with securities and financial reporting laws and regulations in the U.S. and New Zealand and face higher costs and compliance risks than a typical U.S. public company due to the need to comply with these dual regulatory regimes and as previously disclosed, we have failed to comply with certain of these requirements in the past, and could face potential regulatory actions and/or contingent liabilities as a result of past or any future violations; and • Our business is highly competitive and we face the risk of declining customer renewals or upgrades. These risks are described throughout this Annual Report, which you should read carefully. In particular, we refer you to read the ‘‘Risk Factors’’ section in Item 1A of this Annual Report for an extended discussion of the risks confronting our business. The forward-looking statements in this Annual Report should be considered in the context of these risk factors. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required by U.S. federal securities laws or the NZX Listing Rules.

AVAILABLE INFORMATION We maintain a corporate website with the address www.diligent.com. We intend to use our website as a regular means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD promulgated by the Securities and Exchange Commission (the ‘‘SEC’’). Accordingly, investors should monitor such portions of the website, in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. We are not incorporating information contained in the website by reference into this Annual Report on Form 10-K. The Company makes available, free of charge, through the website, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to these reports as soon as reasonably practicable after electronically filing such material with, or furnishing such material to, the SEC. Materials filed with the SEC can be read and copies made at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains a website, www.sec.gov containing the reports, proxy and other information filed with the SEC. Recent New Zealand regulatory filings are available on www.nzx.com.

PART I ITEM 1.BUSINESS As used herein, unless the context otherwise requires, the terms ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ ‘‘our’’ and words of similar import refer to the combined business of Diligent Corporation and its subsidiaries. GENERAL INFORMATION History Diligent Corporation (‘‘Diligent’’ or the ‘‘Company’’) is a Delaware corporation established in 2007 and listed on the NZX Main Board, a regulated New Zealand equities market. In December 2007, the Company, then named Diligent Board Member Services, completed an offshore public offering in New Zealand in connection with its listing on the NZX Main Board. In June 2015, the Company changed its name to Diligent Corporation. Diligent’s corporate headquarters are located in New York, New York. On February 12, 2016, Diligent entered into an Agreement and Plan of Merger (the ‘‘Merger Agreement’’) with entities formed by funds managed by Insight Venture Management LLC (‘‘Insight’’). Under the terms of the Merger Agreement, Diligent stockholders will have a right to receive $US 4.90 in cash for each share of Diligent common stock and $US 5.05 in cash for each share of Diligent preferred stock, plus accrued and unpaid dividends thereon. The transaction is subject to the approval of a majority of the outstanding shares of Diligent common stock and preferred stock, voting as one class; the approval of at least 60% of the outstanding Diligent preferred stock, voting separately; regulatory approvals and other customary closing conditions, including that the Company’s existing directors will resign upon closing. If approved by the Company’s stockholders, it is expected that the Merger will close in the second quarter of 2016. Company Overview We develop and sell a software application called Diligent Boards (‘‘Boards’’). We deliver Boards as a service via all major browsers and on certain major mobile device operating systems, including the iPad and Windows-supported tablets. Our Diligent Boards secure board portal speeds and simplifies how meeting materials are produced, delivered and reviewed. The service provides directors and management with immediate access to time sensitive and confidential information online and offline, along with the tools to review, discuss and vote. Work flow features get board materials out more efficiently and serves to free up internal administration and IT resources, using the Diligent Boards portal, corporate executives can streamline board communications and discussions, helping to improve the quality of leadership decisions. Each of our clients enters into a service agreement whereby we agree to provide and support the Diligent Boards service. Diligent provides clients with subscription-based access to its software and also provides associated services including securely hosting the clients’ data, as well as providing customer service and support for the application. During 2015, the Company introduced Diligent D&O ‘‘D&O’’, a premium add-on to Boards, which simplifies the creation and delivery of director and officer questionnaires. Boards features an on-screen interface that looks and works like a book and displays documents in single pages, from a secure central database. The software can be accessed via either the iPad or Windows apps, the OneClick client or by using a personal computer browser, and lets directors swipe or click to navigate easily throughout the entire virtual book. Diligent uses the Software-as-a-Service (‘‘SaaS’’) model to distribute its Boards application to the market and maintain the security and integrity of its clients’ data. Under this model, Diligent offers annual renewable subscriptions for customer access to its Diligent Boards product which is hosted on Diligent’s secure servers, and offers a complete suite of related services including training, support, data migration and data security/backup. 1

The SaaS model allows Diligent to differentiate itself through technological innovation and customer service while the subscription billing approach results in a predictable and recurring revenue stream. This SaaS model also allows companies to retain control over access to the application while outsourcing to Diligent the support activities, such as managing the IT infrastructure and maintaining the software. The first phase of our business focus was developing and testing the Diligent Boards system, building a loyal core customer base for the product, and promoting product awareness through exposure in print media. During this phase we did not focus on revenue growth or profitability, and sales and marketing had been conducted by two to three staff members, who fitted this role alongside their other responsibilities. By 2007 we had a commercially viable product and shifted our focus to commit substantial resources to the sales and marketing of our Boards product. By 2009 we entered the customer acquisition phase of our business and in 2010 saw the introduction of the Diligent Boards iPad app sharply accelerate demand. By 2013 we saw adoption across a number of new markets, and benefited from continued referrals and growth from our existing client base. In 2014 we began developing a new SaaS collaboration solution called Diligent Teams (‘‘Teams’’). Teams allows users to distribute documents and gather feedback by collaborating online or offline in a secure environment. Teams works inside or outside an organization and allows the user to track and view all comments, restrict viewing and forwarding and revoke access at any time. An initial limited release of Teams was available for customer subscription in September 2015. New Zealand Offering On December 12, 2007, we completed an offshore offering of 24,000,000 common shares to members of the public in conjunction with a listing of our stock on the NZX Main Board. The net proceeds of the offering were approximately $16.4 million, which we used to recruit additional staff to grow our business, including more sales people in North America, Europe and the Pacific Rim; invest in the operational infrastructure required to scale the business; provide working capital to sustain the operations of the business while we further built our revenue streams; and retire certain debt obligations incurred by SSH LLC, our predecessor, in connection with the development of the Diligent Boards business. Our common stock is listed on the NZX Main Board and trades under the symbol ‘‘DIL.’’ Activities of Foreign Subsidiaries The Company has the following wholly-owned foreign subsidiaries: Diligent Board Member Services NZ Limited (‘‘DBMS NZ’’) . . . . Diligent Boardbooks Limited (‘‘DBL’’) . . . . . . . . . . . . . . . . . . . . Diligent APAC Board Services Pte. Ltd. (‘‘APAC’’) . . . . . . . . . . . Diligent Board Services Australia Pty. Ltd. (‘‘DBA’’) . . . . . . . . . . Diligent APAC Limited (‘‘DAP’’) . . . . . . . . . . . . . . . . . . . . . . . . Diligent Boardbooks GmbH (‘‘DBG’’) . . . . . . . . . . . . . . . . . . . . New Zealand United Kingdom Singapore Australia Hong Kong Germany DBMS NZ primarily provides research and development services for the Company, as well as customer support and account management. DBL provides sales, marketing, account management, customer support and IT support in Europe. APAC provides the Asia-Pacific region with sales and marketing services. DBA began operations in 2012 and provides sales and marketing services in Australia and New Zealand. In December 2012, the Company formed DAP in Hong Kong, which has had no operations to date. In 2014, the Company formed DBG, which holds the Company’s European data hosting operations and also provides sales and marketing services in Germany. The Company has no domestic subsidiaries. 2

Market Opportunity The digital board portal industry can be described as a two tier market consisting of both established and investment markets. The U.S., Canada, U.K. and Australia markets have higher awareness and adoption rates, with growth now starting to take hold in a number of new board portal markets in all major regions of the world. Financial information regarding our revenue, by geographic location of the customer, and long-lived assets located outside the Americas is included in Note 8 to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K. Our client base was initially comprised of blue chip companies predominantly in the financial services sector. These entities were prime prospects because their board materials are crucial to effectively managing the corporate governance process. Public recognition by prominent publications helped us become a leader in the provision of board portal software in this sector, as have referrals from a substantial number of directors using the product. We believe additional opportunities remain in the global financial services sector as well as industries with greater regulatory and compliance requirements, and specific country sectors with ‘‘paperless’’ environmental mandates. In addition to the financial services sector, Diligent has expanded into numerous other sectors as well, including banking, insurance, utilities, oil and gas, retail, consumer products, manufacturing, construction, telecommunications, health care, universities, not-for-profits and government in the Americas (U.S., Canada, Latin America and the Caribbean), EMEA (Europe, Middle East and Africa) and the Asia Pacific region. While the newer geographic regions are showing strong growth, North America still remains our largest market, with over 35% of Fortune 1000 companies using the Diligent Boards portal. In 2015, Diligent achieved revenue of $99.3 million, a year-to-year increase of 20%. We believe the Company’s ability to continue to significantly grow its recurring revenue each quarter confirms that its SaaS business model is strongly positioned for the future. We further believe the drivers behind Diligent’s significant sales growth include: • Greater brand recognition of the Boards product; • A highly-focused and knowledgeable sales force; • Shorter sales cycle driven by the increasing awareness of board portals and Diligent’s category leadership position; • Ongoing product innovation including the Apple iPad version of Diligent Boards; • High customer confidence in, and satisfaction with, the product; supporting a trend where existing clients continue to add new users and provide new client referrals. The Company’s annual revenue retention, including upsells into the existing customer base exceeded 100% throughout 2015; and • Untapped and developing opportunities in international markets. Our Product Strengths The market for Boards is extremely competitive. Our ability to differentiate our offering from the competition is based on a number of factors, the most significant of which are described below. Established Brand. We began development in early 1998 ahead of many of our competitors. As a result, we believe our brand is more established in the marketplace. We are also investing to continue to build brand awareness and leadership. Ease of Use.The Boards portal looks and works just like a book—making it incredibly intuitive and easy to use. Directors can click or swipe single pages, or navigate off the agenda. This ‘‘ease of 3 use’’ has been one of the many key elements to the Boards portal popularity among executives who have little time to learn a new system. Flexible Online and Offline Viewing. Boards may be viewed online or offline via Internet or Wi-Fi on the user’s tablet or computer. The offline version of the Boards application allows a user to download a secure encrypted database of their own corporation’s entire Boards database. This allows meetings to be run off-site without an Internet connection. The same book-like interface is used to view offline as well as online. This system is secured through high-level security and encryption technology. Additionally, when paper copies are requested, Boards has a ‘‘Print Book’’ feature that allows directors to print the entire collated boardbook complete with page numbers, agenda-related footers and more. This feature is controlled by the user, allowing a page, a tab or a whole book to be printed. This is a password-specific functionality controlled by the users. Offline Synchronization. The main distinction between the Boards portal and some competing systems is that Boards maintains a single copy and does not download information that has already been downloaded, making synchronization an efficient and rapid process. Accordingly, there is no risk of having multiple copies or outdated documents remaining on devices or personal computers. Regular Upgrades. The Boards software is regularly updated by our software development team. Updates are applied automatically and users receive the benefit of enhanced functionality without the inconvenience of software reinstallation. Application Security.We designed a powerful and secure network to promote protection and availability of client data. Primaries, secondaries and fail-over servers and systems are located in geographically diverse locations for application and data delivery security. An automated intrusion detection system blocks malicious activity and reverse proxy authentication provides another barrier of protection for sensitive data. Each individual Boards user has a distinct user name and password that is required to access the Boards site. All data is encrypted, both in transit and at rest. We have been SSAE 16/ ISAE 3402 Type 2 (SOC 1) audited for ten consecutive years. In 2014, we obtained our ISO27001 certification for the security of the Company. Global Support. We serve the highest level officers and directors of some of the largest companies in the world. To assist with completely meeting the expectations of these individuals and their key employees, we have staff in thirteen countries. Our support team is trained to work with its high-level clients to solve any problem a user might encounter. Full Management and Implementation Team. We provide personalized and high quality account management and implementation to our clients. Each client has a dedicated team including an assigned day-to-day account manager and security engineer and executive resources. Rapid, Cost Effective Deployment. The Boards solution can be rapidly deployed for use within an organization. Once a company chooses to use the Boards system, it can begin to realize the benefits almost immediately. Director training typically takes less than 45 minutes and full product administration training less than 10 hours. We consider this a very important distinguishing factor relative to key competitors whose systems can take considerably longer to implement. In September 2015 we released a new SaaS collaboration solution called Diligent Teams. The market for Teams is extremely competitive. Our ability to differentiate our offering from the competition is based on a number of factors, the most significant of which are described below. Ease of Use.Teams users are able to manage documents from a powerful and simple to use administrative site. It allows the user to track and view all comments, restrict viewing and forwarding 4 and revoke access at any time. This ‘‘ease of use’’ is expected to be popular among executives who have little time to learn a new system. Flexible Online and Offline Viewing. Teams may be viewed online or offline via Internet or Wi-Fi on the user’s tablet or computer. This allows the user to view a document off-site without an Internet connection while still maintaining high-level security and encryption technology. Regular Upgrades.Teams is regularly updated by our software development team. Updates are applied automatically and users receive the benefit of enhanced functionality without the inconvenience of software reinstallation. Application Security. We designed a powerful and secure network to promote protection and keep files encrypted in transit and at rest. Each individual user has a distinct user name and password that is required to access the Teams interface. Business Model We use the SaaS model to distribute our Boards software to the market and maintain the security and integrity of our clients’ data. Under this model, we grant customer access to our Boards product, which is hosted on our secure servers, and offer a complete suite of related services including training, support, data migration and data security/backup. The SaaS model is characterized by a company providing on-demand access to its complex software through a web-based interface in return for subscription-based revenue. The SaaS industry has undergone significant growth over the past five years, spurred on by several factors: • SaaS providers can cost-effectively share one application across hundreds or thousands of companies; • Clients can accelerate the deployment process and eliminate additional infrastructure costs; • Clients do not pay large sums for a product with a long development and implementation timeframe with no guarantee of success. Instead, clients that pay a nominal set-up and/or training fee (installation fee), and a recurring subscription fee, can begin to use the fully developed service immediately and retain the ability to cancel the service, if unsatisfied; • The success of on-demand services in the consumer market (e.g., Google, iTunes and YouTube) has made accessing content and services commonplace in professionals’ personal lives. Professionals are now demanding similar features in business software; and • The success of early leaders such as salesforce.com has demonstrated the viability and value proposition of the SaaS model. • Central characteristics of implementing the SaaS model include the: • Ability to obtain rapid growth in market share and revenue over a sustained period of time; • Highly scalable operations that can support sales growth with much lower increases in operating costs; • Significant up-front investment in sales and marketing in order to maximize the market penetration; and • Negative earnings over the expansion period offset by equity capital. 5

Marketing; Growth Strategy We believe building a successful sales and marketing team to present to and serve the boards of the world’s major corporations is a significant undertaking. Staff must have a deep understanding of corporate governance issues while also being able to interact credibly with the board members and senior executives of major U.S. and international corporations. We believe the Company has built a team with deep experience in business-to-business, technology and governance marketing and sales. We believe we have taken a prominent position in key channels to build awareness with target audiences. We have built strategic relationships and invested in the preeminent groups and communities serving board members and their administrative teams in a number of regions. We have committed to provide an educational series on the latest developments in technology in the boardroom and best practices in how organizations are using board portals through white papers and at conferences, webinars and invitation-only events, as well as through private one-on-one information sessions provided by our sales force. Lastly, we are working closely with clients to highlight their success in using the Boards portal to improve governance and board communications. Intellectual Property We have protected our unique graphical user interface by copyright. We have registered our ‘‘Diligent Boards’’, ‘‘Diligent Teams’’ and ‘‘Diligent’’ trademarks and will continue to take steps to protect our intellectual property. All software developed by us is protected by copyright. Employees and contractors have no rights to the application source code, design, user interface or any other aspect of the application, which is protected by copyright and provisions in our employment contracts. Clients have no rights, other than the right to access the application in object code form, and generally have no visibility of the source code. We make occasional exceptions to allow clients to perform due diligence security audits, which are protected by non-disclosure/non-use agreements. Client rights to the application are defined and protected by the client service agreement with us. Customers and Certain Contracts We serve major corporations and a variety of private firms, non-profits and government agencies globally and across multiple industry sectors. While confidentiality arrangements limit Diligent from disclosing its client base, those who have permitted disclosure include Air New Zealand, Bombardier, Centennial Coal, First Rand Bank, Gwinnett Medical Center, Goodman Property, Heineken, International Personal Finance, Kingfisher, NZ Rugby Union, Sydney Airport, Randstad Holding and Rio Tinto. We have implemented Boards for over 3,900 clients and 120,000 users, with over 35% of the Fortune 1000 companies and over 35% of the U.K. FTSE 100 companies using our board portal. Research and Development Our research and development efforts are now focused on improving and enhancing our Diligent Boards system as well as developing the Teams product. Research and development costs were $13.1 million, $9.6 million and $4.7 million for the years 2015, 2014 and 2013, respectively. Competition We are subject to significant competition that could increase the price pressure on our service, and impact our ability to gain market share and win business. We face strong competition from a wide variety of firms, both large and small, including the following: • BoardVantage, Inc., located in California, which provides a product called Director; 6

• NASDAQ OMX, located in New York and Washington, which provides a product called Directors Desk as part of its Corporate Solutions • Leading Boards, located in Canada, which provides a product called Leading Boards; • Admincontrol AS, located in Norway, which provides a product called Admincontrol Board Book; • BoardEffect Inc., located in Pennsylvania, which produces a product called BoardEffect; • Directorpoint LLC, headquartered in Alabama, which produces a product called Directorpoint; • Azeus Systems Limited, headquartered in Hong Kong, which produces a product called Convene Board Portal as part of its Azeus Solution; • BoardPaq LLC, located in Missouri, which produces a product called BoardPaq; • Microsoft Corporation, headquartered in Washington, which provides a product called SharePoint as part of its Office 365 suite of products; • SAP SE, headquartered in Germany, which provides a product called SAP Jam; • ICSA Software International, headquartered in the United Kingdom, which provides a product called BoardPad 2 as part of its Board Solutions; and • Other secure content and collaboration competitors such as Dropbox, Box and Huddle. We believe the principal factors that generally determine a company’s competitive advantage in the market in which Diligent competes are: • Software development capabilities; • Functionality and reliability of products and services; • Competitive sales and marketing capabilities; • High quality support services; • Proven testing record of software products and services; and • Market share. We believe that we compete favorably regarding each of these factors. Regulation Our business is not subject to any industry-specific regulation that affects our business as currently conducted, although we are subject to general tax, corporate, securities, employment, privacy and other laws and regulations that affect businesses generally. We are subject to the NZX Listing Rules, New Zealand securities laws and United States securities laws, New Zealand financial reporting and audit laws and regulations applicable to a U.S. public company not listed on a U.S. national securities exchange. Our need to comply with both New Zealand and U.S. regulatory regimes increases the focus we must place on compliance as well as the cost of compliance. See Item 1A ‘‘Risk Factors’’ regarding risks associated with our past non-compliance. Environmental Matters We do not believe that the costs and effects of compliance with environmental laws will be material to our business. 7

Employees As of December 31, 2015, we had 347 full-time employees. Of these, the majority are located in our New York offices. The remaining employees are located in our Christchurch, New Zealand office, which provides software and help desk support and software development of the Boards product, our administrative office in Wayne, New Jersey, our development center in Charlotte, North Carolina, and in our international sales offices. We have sales offices in London, the Netherlands, Germany, Spain, South Africa, France, Sweden, Sydney, Hong Kong, Singapore, Sao Paulo and Montreal. 8

ITEM 1A.RISK FACTORS An investment in our common stock is subject to risks inherent in our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this report and in our other public filings. In addition to the risks and uncertainties described below, other risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and results of operations. If any of the following risks and uncertainties, or if any other risks and uncertainties, actually occurs, our business, financial condition or operating results could be harmed substantially, which could cause the market price of our stock to decline, perhaps significantly. If our proposed acquisition by affiliates of funds managed by Insight Venture Management LLC does not occur, it could have a material adverse effect on our business, results of operations, financial condition and stock price. On February 12, 2016 we entered into a definitive agreement and plan of merger to be acquired by affiliates of funds managed by Insight Venture Management LLC (‘‘Insight’’). Completion of the proposed merger is subject to the satisfaction of various conditions, including the receipt of approvals from our stockholders and from government or regulatory agencies. There is no assurance that all of the various conditions will be satisfied, or that the Merger will be completed on the proposed terms, within the expected timeframe, or at all. Our entry into the merger agreement, its obligations thereunder, and the conditions to completion of the acquisition give rise to inherit risks and uncertainties, including: • the effect of the announcement or pendency of the merger on our business relationships, employee retention and recruitment, operating results and business generally; • that the merger could divert management’s or employees’ attention from our ongoing business operations; • the outcome of or expenses relating to any legal proceedings that may be instituted against Diligent and others related to the merger agreement; • the amount of the costs, fees, expenses and charges related to the merger agreement or the merger; • the risk that the merger agreement may be terminated in circumstances that require Diligent to pay Insight a termination fee of US$19,463,000; • the failure by Insight to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the merger; • despite Insight’s obligation to use reasonable best efforts to obtain the financing contemplated by its debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Diligent’s only viable recourse would be the USD$33,365,000 termination fee payable by Insight to Diligent; • The Company is subject to certain restrictions on the conduct of its business, including the ability in certain cases to enter into contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures, until the proposed merger closes or the merger agreement terminates. The restrictions may prevent us from pursuing otherwise attractive business opportunities and taking other actions with respect to our business that we may consider advantageous and result in our inability to respond effectively to competitive pressures and industry developments, and may otherwise harm our business and operations; 9

• the merger may not be consummated within the expected time period or at all because of a number of factors, including the failure to obtain stockholder approval; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; or the failure to satisfy closing conditions to the merger, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions; • the risk that if the proposed merger is not completed, the market price of our common stock could decline, investor confidence could decline, stockholder litigation could be brought against us, relationships with customers, suppliers and other business partners may be adversely impacted, we may be unable to retain key personnel, and profitability may be adversely impacted due to costs incurred in connection with the proposed merger. If our security measures are breached and unauthorized access is obtained to a client’s data or our data or our IT systems, our services may be perceived as not being secure, clients may curtail or stop using our services and we may incur significant legal and financial exposure and liabilities. Our services involve the storage and transmission of clients’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. These security measures may be breached as a result of third-party action, including intentional misconduct by computer hackers, employee error, malfeasance or otherwise and result in someone obtaining unauthorized access to our clients’ data or our data, including our intellectual property and other confidential business information, or our IT systems. Additionally, third parties may attempt to fraudulently induce employees or clients into disclosing sensitive information such as user names, passwords or other information in order to gain access to our clients’ data or our data or IT systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, our clients may authorize third-party technology providers to access their data. Because we do not control the transmissions between our clients and third-party technology providers, or the processing of such data by third-party technology providers, we cannot ensure the integrity or security of such transmissions or processing. Any security breach could result in a loss of confidence in the security of our services, damage our reputation, negatively impact our future sales, disrupt our business and lead to legal liability. The development and continued promotion of our Diligent Teams product requires a significant continued investment from the Company and may not be met with commercial success. We launched a new SaaS collaboration solution in September 2015 named Diligent Teams and made it available for customers to subscribe to on a limited basis. In 2015, we increased our investment in research and development for Teams and will continue to add features and enhancements to Teams based on feedback from early adopters, but we have yet to fully release Teams as an additional product to be offered along with Boards and there can be no assurance that our Teams product will be met with commercial success. Although we anticipate fully releasing Teams in 2016, there may be significant time lags and unexpected development costs incurred between the initial release and the subsequent releases of Teams. The release and continued development and promotion of Teams has inherent risks, including, but not limited to: • product quality, including the possibility of software defects; • delays in releasing new or updated versions of Teams; • customer confusion and extended evaluation and negotiation time; • the fit of Teams, including newly added features and enhancements, with the customer’s needs; 10

• the successful adaptation of third-party technology into Teams; • educating our sales, marketing and consulting personnel to work with current and updated versions of Teams; • competition from earlier and more established entrants; • marketing effectiveness, including challenges in distribution; • higher than expected research and development costs; • the accuracy of assumptions about the nature of customer demand. If we are unable to successfully market and sell our Teams product in a timely and cost-effective manner, and properly position and/or price our products, our business, results of operations, or financial position could be materially impacted. If we do not successfully develop or introduce new product offerings, or enhancements to our existing Diligent Boards or Teams offerings, or keep pace with technological changes that impact the use of our product offerings, we may lose existing customers or fail to attract new customers and our financial performance and revenue growth may suffer. In order to remain competitive, we must continually modify and enhance our Diligent Boards and Teams product offering to keep pace with changes in hardware and software platforms, database technology and other items. Uncertainties related to the timing and nature of new product announcements or introductions, or modifications by vendors of operating systems, browsers and other internet-related applications, could impact our ability to keep pace with changes and could harm acceptance of our product offering. We are continually seeking to develop new offerings and remain subject to all of the risks inherent in product development, including unanticipated technical or other development problems. The introduction of new enhancements or new products may require increasingly sophisticated and costly sales efforts that are targeted at senior management. Similarly, the rate at which our existing clients or new customers purchase new or enhanced services depends on a number of factors, including general economic conditions and that our existing clients do not react negatively to any price changes related to additional features and services. If our efforts to up-sell to our clients are not successful and negative reaction occurs, or if we are not successful in attracting new customers to new product offerings, our business may suffer. There can be no assurance that we will be able to develop enhanced or new product offerings successfully, or to introduce and gain market acceptance of new products in a timely manner. Our sales to clients outside the United States and other English-speaking areas of the world are critical to our continued growth. Our products may not attain widespread acceptance internationally, which could harm our future growth prospects. We are currently exposed to risks inherent in international sales and these risks will increase if we are successful in increasing our international sales. We anticipate that sales growth in our Diligent Boards product offering will be subject to slower growth in the U.S. as the market for our product matures and sales remain subject to intense competition. Accordingly, our future growth will depend in large part on international acceptance of our Boards product offering, as well as in our ability to sell additional features and services related to our existing offering, and our ability to develop and successfully introduce new products. We have encountered challenges selling Diligent Boards internationally, including difficulties due to language barriers, different regulatory regimes, unfamiliarity in jurisdictions where board portals have not yet seen significant adoption, and concerns related to the security of hosted solutions in general. 11

We currently sell our products and services throughout the world. Revenues from clients outside the Americas represented approximately 30% of our total revenues for the year ended December 31, 2015, and we intend to continue to expand our international sales efforts. The risks and challenges associated with sales to clients outside the United States include: • localization of our service, including translation into foreign languages and associated expenses; • laws and business practices favoring local competitors; • compliance with multiple overlapping and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations; • pressure on the creditworthiness of sovereign nations, particularly in Europe, where we have clients and maintain cash balances. Liquidity issues or political actions by sovereign nations could affect exchange rates resulting in decreased values for our cash and cash equivalents and foreign exchange losses on assets and liabilities denominated in a foreign currency; • regional data privacy laws that apply to the transmission of our clients’ data across international borders; • treatment of revenue from international sources and changes to tax codes, including being subject to foreign tax laws and being liable for paying withholding income or other taxes in foreign jurisdictions; • foreign currency fluctuations and controls; • different pricing environments; • difficulties in staffing and managing foreign operations; • different or lesser protection of our intellectual property; • longer accounts receivable payment cycles and other collection difficulties; • natural disasters, acts of war, terrorism, pandemics or security breaches; and • regional economic and political conditions. Any of these factors could negatively impact our business and results of operations. Additionally, our international subscription fees are denominated in either in U.S. dollars or local currency. As a result, fluctuations in the value of the U.S. dollar in relation to foreign currencies may make our services more expensive for international clients, which could harm our business. Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our application suite and harm our business. As Internet commerce continues to evolve, increasing regulation by federal, state or foreign governments and agencies becomes more likely. For example, we believe increased regulation is occurring in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our clients’ ability to use and share data, potentially reducing demand for our solutions and restricting our ability to store, process and share data with our clients. Our clients can use our services to store contact and other personal or identifying information regarding their customers and contacts. Federal, state and foreign governments, including the European Union, and agencies have adopted or are considering adopting laws and regulations regarding the confidentiality, collection, use and disclosure of personal information obtained from consumers and individuals in addition to laws and regulations that impact the cross-border transfer of personal 12 information. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our clients may limit the use and adoption of our services and reduce overall demand for it, or lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. Furthermore, privacy concerns may cause our clients’ customers to resist providing the personal data necessary to allow our clients to use our services effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our services in certain industries. In addition, the requirements imposed by data privacy laws and regulations in one jurisdiction can conflict with laws, and the demands of regulators and other governmental authorities, in other jurisdictions. For example, U.S. authorities can demand access to data that is accessible to or controlled or collected by us because we are located in the U.S., pursuant to the Foreign Intelligence Surveillance Act (FISA), Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism, or the Patriot Act, and other similar laws and regulations, including data collected or controlled by affiliates located outside of the U.S. If any of this data includes personal data and/or confidential information, it is possible that any such disclosure could cause us to breach data protection and privacy laws and regulations in one or more member states of the European Union or other jurisdictions. FISA, the Patriot Act and other similar laws and regulations could adversely affect our ability to expand internationally and attract and retain non-U.S. clients with concerns regarding the extent to which U.S. governmental and law enforcement agencies may obtain data. Such non-U.S. clients may decide that the privacy risks of storing data with a U.S.-based company may outweigh the benefits and opt to seek solutions from a company based outside of the United States. Moreover, certain foreign governments are considering mandating on-shore storage of their citizens’ data. If any such requirements are adopted, it may adversely affect our ability to attract, retain or cost-effectively serve non-U.S. clients. In addition to government activity, privacy advocacy groups and other industry groups are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the gathering of personal information were to be curtailed in this manner, our application suite would be less effective, which may reduce demand for our services and harm our business. Interruptions or delays in service from any one of our data center hosting facilities could impair the delivery of our services and harm our business. We currently serve our clients from multiple data center hosting facilities located in the United States, Canada, and in Germany. Any damage to, or failure of, one or more of these facilities or systems generally could impair the delivery of our services. Interruptions or delays in our services may reduce our revenue, cause us to issue credits or pay penalties, cause clients to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new clients. Our business will also be harmed if our clients and potential clients believe our services are unreliable. As part of our current disaster recovery arrangements, our production environment and all of our clients’ data is currently backed up and/or replicated in near real-time in a facility located in the United States and/or Canada. Companies and products added through acquisition may be temporarily served through alternate facilities. We do not control the operation of any of these facilities, and they are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, power loss, telecommunications failures and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in the need to replace 13 facilities and related expenses. Even with the disaster recovery arrangements, our services could be interrupted. Our data center facility providers have no obligations to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with the facility providers or if in the future we add additional data center facility providers, we may experience additional costs in connection with the transfer to, or the addition of, new data center facilities. As we continue to add data centers and add capacity in our existing data centers, we may move or transfer our data and our clients’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our services. We are subject to U.S. securities laws as a SEC registered company and New Zealand securities and financial reporting laws as a listed company in New Zealand, and these dual regimes increase both our costs and the risk of noncompliance. As previously disclosed, we have failed to comply with certain of these requirements in the past, and could face potential regulatory actions and/or contingent liabilities as a result of past or any future violations. As a public company, we incur significant legal, accounting and other expenses associated with compliance with applicable laws, rules, regulations and listing requirements. From a New Zealand perspective, these include the NZX Listing Rules, the Securities Act of 1978, the Financial Markets Conduct Act 2013 and the Financial Reporting Act of 2013. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Act, and rules subsequently implemented by the SEC and the FMA (NZ), have imposed a variety of compliance requirements on public companies, including requiring changes in corporate governance practices. In addition, the SEC, the U.S. Congress and the New Zealand Parliament may continue to increase the scope of applicable disclosure and corporate governance-related rules. Our management and other personnel may need to devote a substantial amount of time to the compliance requirements associated with being an SEC registered company and a New Zealand-listed company. Moreover, requirements imposed by these laws, rules and regulations have increased and may continue to increase the scope, complexity and cost of our corporate governance, reporting and disclosure practices. In 2012 and 2013, a Special Committee of the Company’s Board of Directors investigated stock issuances and stock option grants under the Company’s stock option and incentive plans, and also reviewed the Company’s compliance with applicable regulations since listing on the NZX Main Board in 2007, including U.S. and New Zealand securities regulations and the NZX Listing Rules. The Special Committee identified a number of instances where it appears that the Company was not, or may not have been, in compliance with its New Zealand regulatory obligations. In addition, it was noted that the Company had not registered shares authorized for grant under its stock incentive plans pursuant to the Securities Act of 1933. The Special Committee determined that these instances of non-compliance were inadvertent and attributable in part to the constrained resources of the Company in a period of financial difficulty in the years following its listing on the NZX Main Board and the complex regulatory and compliance obligations across multiple jurisdictions with differing regulations and requirements. On March 12, 2013, the Board unanimously adopted remedial actions in response to the findings and recommendations of the Special Committee. The Special Committee investigation and findings and remedial measures adopted by our Board of Directors are described in the ‘‘Controls and Procedures’’ section of our 2013 Form 10-K. The ‘‘Controls and Procedures’’ section of this Annual Report describes the current status of our remedial activities. We entered into a settlement agreement, dated August 30, 2013, New Zealand time, with the NZX Limited in respect of past breaches of the NZX Listing Rules. In connection with this settlement, the NZ Markets Disciplinary Tribunal issued a public censure and imposed a fine of less than $0.1 million plus certain expenses. 14

In September 2014, the NZ Markets Disciplinary Tribunal approved a settlement reached by the Company and the NZX regarding the breaches of the NZX Listing Rules by the Company relating to the delayed reports described in note 14 to our consolidated financial statements. The settlement provided for the payment of fines and costs by the Company, consisting of less than $0.1 million as a penalty to the NZX Discipline Fund and less than $0.1 million towards the cost of NZXR. In June 2015, the NZ Markets Disciplinary Tribunal approved a settlement reached by the Company and the NZX regarding the breaches of the NZX Main Board Listing Rules by the Company, relating to the Company not having the required minimum of two New Zealand resident directors from the period of April 9, 2015 to April 29, 2015. The settlement provided for the payment of less than $0.1 million towards the costs of NZXR and was paid as of December 31, 2015. The actions by NZX Limited and NZ Markets Disciplinary Tribunal do not foreclose the risk of litigation or other regulatory actions relating to the historical instances of non-compliance identified. Due to the instances of non-compliance, we may be subject to an increased risk of regulatory actions, claims or litigation, the defense of which would require our management to devote significant attention and to incur significant legal expense and which could require us to pay substantial judgments, settlements or other penalties. Certain of our past stock issuances and stock option grants may not have complied with applicable securities laws and regulations and may expose us to potential contingent liabilities, including potential rescission rights or regulatory actions. Previously, we have offered and sold our common stock and options over common stock to employees, directors and others in transactions that may not have been in compliance with applicable New Zealand and U.S. requirements. We did not file with the SEC registration statements covering issuances under our stock incentive plans and certain of the sales and issuances may not have qualified for a valid exemption under the Securities Act of 1933. Consequently, regulatory actions and/or private proceedings could be commenced against us seeking to require us to conduct a rescission offer regarding certain prior sales, whereby we would offer to stockholders the right to rescind or unwind such sales. If a stockholder elects to accept a rescission offer, we would be obligated to pay that stockholder the purchase price plus interest and costs for his/her shares (less distributions previously paid on such shares). The costs required to conduct a rescission offer could be significant. The Securities Act generally requires a private action for a violation of Section 5 of the Securities Act to be brought within one year of the violation. Applicable statutes of limitations in state securities law actions vary. We previously offered our securities to employees and directors in New Zealand for subscription without a registered prospectus and investment statement. The effect of doing so is that the securities so offered may have been invalid under the Securities Act of 1978 (NZ). We submitted an application to the High Court of New Zealand to have the foregoing securities validated and an order validating the securities was granted by the High Court on July 22, 2013, New Zealand time. Even though it is difficult to estimate the financial impact potential rescission rights or similar rights may have on our business, based on the current trading prices of our common stock and the prices at which such issuances occurred, we do not anticipate that any amounts paid would materially affect our liquidity. However, there can be no assurance that our anticipations would prove accurate. Additionally, even given the grant of the High Court order, we could become subject to enforcement action and fines and penalties imposed by New Zealand authorities, the SEC, or state securities agencies. 15

Our past practices related to the timing of the inclusion of customer agreements in our financial results in a particular period may expose us to potential regulatory investigations. On July 2, 2013, the Audit and Compliance Committee of the Board of Directors engaged outside company counsel to investigate the accounting errors that gave rise to the need to restate the Company’s financial statements, as well as other historical accounting practices impacting the timing of recognition of revenue. In connection with the investigation, it was determined that the Company included in its financial results certain customer agreements that, while having an effective date within a quarter, had not been signed by all parties within the quarter, as would be required to commence revenue recognition under US GAAP. The early inclusion of such contracts did not have a material impact on previously reported revenue for fiscal quarters including the first quarter of 2010 through the first quarter of 2013. While the Audit Committee investigation resulted in no finding of intentional misconduct or fraud, due to this practice, we may be subject to an increased risk of regulatory actions, claims or litigation, the defense of which would require our management to devote significant attention and to incur significant legal expense and which could require us to pay substantial judgments, settlements or other penalties. As an ‘‘emerging growth company’’ we are not required to comply with the auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act, which may cause investors to have less confidence in our internal control over financial reporting. The auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act provides that a public company’s independent auditor must attest to and report on management’s internal control over financial reporting. Because we qualify as an ‘‘emerging growth company’’ under the JOBS Act, we are not required to comply with the auditor attestation requirement. The lack of an auditor attestation concerning management’s assessment of our internal controls over financial reporting may cause investors to have less confidence in our internal control over financial reporting. We could be an ‘‘emerging growth company’’ for up to five years from the effective date of our Registration Statement on Form S-8 (July 23, 2014), or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a ‘‘large accelerated filer’’ as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. We are subject to New Zealand financial reporting and audit requirements as an entity listed on a New Zealand licensed market. Our accounts must therefore comply with the Financial Markets Conduct Act 2013. The Company is required to prepare and arrange for its financial statements to be audited in accordance with the Financial Markets Conduct Act 2013 (NZ). This Act requires us to engage a registered audit firm or licensed auditor to audit our financial statements. Further, the NZX Listing Rules require that our financial statements meet these requirements when delivered for registration with NZX. Given that the Company prepares its accounts in accordance with U.S. GAAP, it is not aware of a New Zealand based and registered audit firm with the requisite expertise to audit its financial statements. Consequently, in order to engage the Company’s current US independent registered public accounting firm, Deloitte & Touche LLP, in respect of the audit of the financial statements in connection with this Annual Report, the Company sought and expects to be granted an exemption from the Financial Markets Conduct Act 2013 by the time of filing its financial statements with NZX. 16

The markets in which we compete are intensely competitive, and if we do not compete effectively, our operating results may be harmed. The markets in which we operate are intensely competitive and rapidly changing with relatively low barriers to entry. With the introduction of new technologies and market entrants, we expect competition to intensify in the future. In addition, pricing pressures and increased competition generally could result in reduced sales, reduced margin or the failure of our services to achieve or maintain more widespread market acceptance. Often we compete to sell our product against existing applications that our potential clients have already made significant expenditures to install. Competition in our market is based principally upon service breadth and functionality; service performance, security and reliability; ease of use of the service; speed and ease of deployment, integration and configuration; total cost of ownership, including price and implementation and support costs; and financial resources of the vendor. Our competitors consist of traditional software vendors and SaaS providers, and we face competition from both established industry giants and lower-cost new entrants offering board portal or other enterprise collaboration products. Our principal competitors include BoardVantage, Inc., NASDAQ OMX, Computershare, Leading Boards, Admincontrol AS, BoardEffect Inc., DirectorPoint LLC, Azeus Systems Limited, BoardPaq LLC, Microsoft Corporation, SAP SE and ICSA Software International. Many of our actual and potential competitors enjoy substantial competitive advantages over us, such as greater name recognition, longer operating histories, more varied products and services and larger marketing budgets, as well as substantially greater financial, technical and other resources. In addition, many of our competitors have established marketing relationships and access to larger client bases, and have major distribution agreements with consultants, system integrators and resellers. If we are not able to compete effectively, our operating results will be harmed. We are dependent on our direct sales force to maintain and increase sales of our product offering and any future product offerings in the marketplace. If we lose or fail to attract key personnel upon whom we are dependent, our business will be adversely affected. In order to continue to develop our product offering and remain competitive in competition with well-established companies such as NASDAQ OMX, Computershare, Microsoft Corporation, SAP SE and others, we must rely on highly specialized engineering and sales talent. These key employees represent a significant asset, and the competition for these employees is intense in the software and SaaS markets. We sell our product offering primarily through our direct sales force. Our ability to achieve sales and revenue growth in the future will depend on the success of our direct sales force and our ability to adapt our sales efforts to address the evolving markets for our product offering and any new product offerings. We anticipate the need to continue to increase our direct sales force. There is significant competition for direct sales personnel with the advanced sales skills and technical knowledge we need. If we were not able to hire or retain competent sales personnel our business would suffer. In addition, by relying primarily on a direct sales model, we may miss sales opportunities that might be available through other sales channels, such as domestic and international resellers and strategic referral arrangements. Any inability to hire and retain salespeople or any other qualified personnel would negatively impact our ability to grow our business and continue to develop our product offerings. Because we recognize revenue from subscriptions for our services over the term of the subscription, downturns or upturns in new business may not be immediately reflected in our operating results. We generally recognize revenue from clients on a daily basis over the subscription term as the services are delivered. Revenue recognition does not commence until the customer has access to the Diligent Boards product, which is typically 3 to 4 weeks after the subscription agreement is executed. 17

As a result, most of the revenue we report in each quarter is the result of subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter may not be reflected in our revenue results for that quarter. Any such decline, however, will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our services, and potential changes in our rate of renewals may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new clients must be recognized over the applicable subscription term. We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately. We have grown our business rapidly over the past few years. Between the fiscal years ended December 31, 2011 and 2015, our revenues increased from $15.6 million to $99.3 million. During such time, we significantly increased our sales force. We plan to expand our sales and marketing capabilities and broaden our customer support capabilities which will significantly increase our operating expenses. Our expansion has placed, and our anticipated growth may continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to further expand our overall business, client base, headcount and operations. We also intend to continue expanding our operations internationally. Creating a global organization and managing a geographically dispersed workforce will require substantial management effort and significant additional investment in our infrastructure. To manage our expected growth, we will have to: • retain existing personnel; • hire, train, manage and retain additional qualified personnel, including sales and marketing personnel; • implement additional operational controls, financial and reporting systems, controls and procedures; and • effectively manage and expand our relationships with clients, subcontractors and other third parties responsible for manufacturing and delivering our products. If we are unable to effectively manage such growth, our business may become inefficient and we may not be able to effectively compete, increase our revenues or control our expenses. We rely on third-party computer hardware and software that may be difficult to replace or which could cause errors or failures of our service. We rely on computer hardware purchased or leased and software licensed from third parties in order to offer our services. This hardware and software may not continue to be available at reasonable prices or on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could significantly increase our expenses and otherwise result in delays in the provision of our services until equivalent technology is either developed by us, or, if available, is identified, to our clients purchased or licensed and then integrated into our business. Any errors or defects in third-party hardware or software could result in errors or a failure of our services which could harm our business. The market for cloud-based applications may develop more slowly than we expect. Our success will depend, to a large extent, on the willingness of organizations to accept cloud-based services for applications that they view as critical to the success of their organization. Many 18 organizations have invested substantial effort and financial resources to integrate traditional enterprise software into their organizations and may be reluctant or unwilling to switch to a different application or to migrate these applications to cloud-based services. Other factors that may affect market acceptance of our application include: • the security capabilities, reliability and availability of cloud-based services; • client concerns with entrusting a third party to store and manage their data, especially confidential or sensitive data; • our ability to minimize the time and resources required to implement our software; • our ability to maintain high levels of client satisfaction; • our ability to implement upgrades and other changes to our software without disrupting our service; • the level of customization or configuration we offer; • our ability to provide rapid response time during periods of intense activity on client websites; and • the price, performance and availability of competing products and services. The market for these services may not develop further, or may develop more slowly than we expect, either of which would harm our business. Our business may be subject to additional obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability for past sales. Any successful action by state, foreign or other authorities to collect additional or past sales tax could adversely harm our business. States and some local taxing jurisdictions have differing rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of sales taxes to our subscription services in various jurisdictions is unclear. We have recorded sales tax provisions of $1.5 million, $2.1 million and $1.5 million as of December 31, 2015, 2014 and 2013, respectively, with respect to sales and use tax liabilities in various states and local jurisdictions. It is possible that we could incur additional liabilities that exceed our estimates, as we are currently under audit by New York State. Other state tax authorities could still assert that we are obligated to collect additional amounts as taxes from our customers and remit those taxes to those authorities. We could also be subject to audits with respect to states and international jurisdictions for which we have not accrued tax liabilities. A successful assertion that we should be collecting additional sales or other taxes on our services in jurisdictions where we have not historically done so and do not accrue for sales taxes could result in substantial tax liabilities for past sales, discourage customers from purchasing our application or otherwise harm our business and operating results. We are filing sales tax returns in certain states within the United States as required by law for our subscription services. We have also filed voluntary disclosure agreements in certain states where we have not historically been collecting sales tax for our subscription services, but have determined that the Company should be collecting sales tax. We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to the services that we provide. However, one or more states or foreign authorities could seek to impose additional sales, use or other tax collection and record-keeping obligations on us or may determine that such taxes should have, but have not been, paid by us. Liability for past taxes may also include substantial interest and penalty charges. Any successful action by state, foreign or other authorities to compel us to collect and remit 19 sales tax, use tax or other taxes, either retroactively, prospectively or both, could adversely affect our results of operations and business. Assertions by a third party of intellectual property infringement, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses. The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent and an increasing amount of litigation based on allegations of infringement or other violations of intellectual property rights. As we continue to grow, the possibility of claim of intellectual property rights against us may increase. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, although we have licensed from other parties proprietary technology covered by patents, we cannot be certain that any such patents will not be challenged, invalidated or circumvented. Furthermore, our service agreements require us to indemnify our clients for certain third-party intellectual property infringement claims, which could increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling related to any such claims. These types of claims could harm our relationships with our clients, may deter future clients from subscribing to our services or could expose us to litigation for these claims. Even if we are not a party to any litigation between a client and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party. Any intellectual property rights claim against us or our clients, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management attention and financial resources. An adverse determination could prevent us from offering our suite of services to our clients and may require that we procure or develop substitute services. For any intellectual property rights claim against us or our clients, we may have to pay damages, license fees and/or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology. Such license may not be available on reasonable terms, if at all, and may significantly increase our operating expenses or may require us to restrict our business activities and limit our ability to deliver certain products and services. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense and/or cause us to alter our product and service offerings which could negatively affect our business. Our success depends in large part on our ability to protect and enforce our intellectual property rights. We rely on a combination of copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection. We do not have any issued patents and currently have no patent applications pending. Any patents that may be issued in the future may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. Also, we cannot assure you that any future service mark or trademark registrations will be issued for future applications or that any registered service marks or trademarks will be enforceable or provide adequate protection of our proprietary rights. We enter into agreements with our employees and contractors and agreements with parties with whom we do business to limit access to and disclosure of our proprietary information. The steps we have taken, however, may not prevent unauthorized use or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. Enforcement of our intellectual property rights also depends on our successful 20 legal actions against infringement by third parties, but these actions may not be successful, even when our rights have been infringed. Furthermore, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are available. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving. Material defects or errors in the software we use to deliver our services could harm our reputation, result in significant costs to us and impair our ability to sell our services. The software applications underlying our services are inherently complex and may contain material defects or errors, particularly when first introduced or when new versions or enhancements are released. We have from time to time found defects in our services, and new errors in our existing services may be detected in the future. Any defects that cause interruptions to the availability of our services could result in: • a reduction in sales or delay in market acceptance of our services; • sales credits or refunds to our clients; • loss of existing clients and difficulty in attracting new clients; • diversion of development resources; • harm to our reputation; and • increased warranty and insurance costs. After the release of our services, defects or errors may also be identified from time to time by our internal team and by our clients. The costs incurred in correcting any material defects or errors in our services may be substantial and could harm our operating results. Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt, and the terms of our Series A preferred stock include significant consent rights. Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. Our corporate governance documents include provisions: • authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock; • limiting the liability of, and providing indemnification to, our directors and officers; • limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting; • requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board of Directors; • controlling the procedures for the conduct and scheduling of board and stockholder meetings; • providing the Board of Directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings; 21

• limiting the total number of directors on our board to eight and the filling of vacancies or newly created seats on the board to our Board of Directors then in office; and • providing that directors may be removed by stockholders only for cause (if our Board of Directors is declassified as noted above, this provision will no longer apply). These provisions, alone or together, could delay hostile takeovers and changes in control or changes in our management. In addition, the holders of our Series A Preferred Stock have the requisite power to significantly affect certain of our significant decisions, including the power to approve an acquisition of the Company. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without a supermajority approval of our outstanding common stock. Any provision of our amended and restated certificate of incorporation or our amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock. As an entity listed on the NZX Main Board, the takeover provisions of the NZX Listing Rules apply except for the compulsory acquisition provisions of listing rules 4.8 and 4.8.5. The takeover provisions are reflected in the Company’s amended and restated bylaws. These provisions restrict transfers of quoted equity securities to directors and associated persons of directors and those who hold non-public material information about the Company (each, an ‘‘Insider’’). In summary, transfers are restricted where they would result in an Insider controlling more than 20% or more of the votes attached to the relevant class of quoted equity securities or if 20% or more votes are controlled, an increase occurring in excess of 5% over the preceding 12 months. In order for a restricted transfer to be affected the notice and pause process described in the NZX takeover provisions of the NZX Listing Rules must be followed. Additionally, the Company may be required to prepare an appraisal report in connection with any potential takeover by an Insider. This process may deter a change in control by an Insider and, therefore, limit the opportunity for stockholders to receive a premium for their shares of our common stock. Our securities are not currently traded on any United States public markets other than periodic trading on the OTCBB. Other than periodic trading on the OTCBB, there is no public market for our shares in the United States or in any other jurisdiction other than New Zealand. The trading price of our shares on the OTCBB may not accurately reflect the price or prices at which purchasers or sellers would be willing to purchase or sell our common stock in a liquid market. We have not determined whether we will seek the quotation of our shares on any national exchange in the United States. We cannot assure that we will seek to be quoted on any national exchange in the United States or that we would meet any applicable listing requirements. We have entered into and may continue to enter into or seek to enter into business combinations and acquisitions which may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention. On October 19, 2015, we acquired all of the assets of BoardLink, a SaaS provider of board and leadership team collaboration solutions, from Thomson Reuters. As part of our business strategy, we may enter into additional business combinations and acquisitions in the future. We have limited experience in making acquisitions or integrating newly acquired business into our existing operations. In 22 addition, acquisitions—including the process of integrating newly acquired assets and businesses into existing business operations—are typically accompanied by a number of risks, including: • the difficulty of integrating the operations and personnel of the acquired companies; • the maintenance of acceptable standards, controls, procedures and policies; • the potential disruption of our ongoing business and distraction of management; • the impairment of relationships with employees and clients as a result of any integration of new management and other personnel; • the inability to maintain relationships with clients of the acquired business; • the difficulty of incorporating acquired technology and rights into our products and services; • the failure to achieve the expected benefits of the combination or acquisition; • expenses related to the acquisition; • the incurrence of additional debt related to the acquisition; • potential unknown liabilities associated with acquired businesses; • unanticipated expenses related to acquired technology and its integration into existing technology; and • differing regulatory and industry standards, certification requirements and product functionality requirements. If we are not successful in integrating the BoardLink business into our existing operations or completing acquisitions that we may pursue in the future, we may be required to reevaluate our growth strategy and we may have incurred substantial expenses and devoted significant management time and resources in seeking to complete the acquisitions. In addition, in order to finance any acquisition, we may need to raise additional funds through public or private financings or use our cash reserves. In that event, we may not be able to raise additional funds or we could be forced to obtain equity or debt financing on terms that are not favorable to us or that result in dilution to our stockholders. Use of our cash reserves for acquisitions could limit our financial flexibility in the future Further, if we finance an acquisition by issuing shares of stock or other rights with respect to our capital stock, our existing stockholders would be diluted and earnings per share may decrease. If we are not able to acquire strategically attractive businesses, products or technologies, we may not be able to remain competitive in our industry or achieve our overall growth plans. Any future acquisitions may not generate additional revenue for us. ITEM 1B.UNRESOLVED STAFF COMMENTS None ITEM 2.PROPERTIES Our headquarters is located at 1385 Broadway, 19th Floor, New York, NY 10018, where our primary executive, sales and administrative offices are located. We also have an ancillary administrative office located at 155 Willowbrook Boulevard, Suite 100, Wayne, NJ 07470 and an ancillary software development center located at 440 South Church Street, Suite 550, Charlotte, NC 28202. We have sales and general offices in Canada, England, Netherlands, France, China, Singapore, Brazil, Germany, and Australia. We also have an office at 49 Carlyle Street, Christchurch, New Zealand, where software development takes place. We lease all of these properties and do not own any real property. 23

We believe that our current facilities are suitable and adequate to meet our current needs, and that suitable additional or substitute space will be available as needed to accommodate expansion of our operations. We intend to open additional sales offices as our geographic sales footprint warrants. We believe that our facilities are adequately covered by insurance. ITEM 3.LEGAL PROCEEDINGS The Company is not a party to any material legal proceeding required to be disclosed under Item 103 of Regulation S-K. ITEM 4.MINE SAFETY DISCLOSURES Not Applicable 24

## PART II

## ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

### Market Information

On December 12, 2007, we completed an offshore offering of 24,000,000 shares of our common stock to members of the public in conjunction with our listing of our stock on the NZX Main Board. Our common stock currently trades on NZX Main Board under the symbol "DIL."

Our common stock also trades periodically on the Over-the-Counter Bulletin Board (OTCBB) under the symbol "DLBDF." Trading in stocks quoted on the OTCBB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company's operations or business prospects. OTCBB securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks.

The following table shows the high and low sales prices for our common stock on the NZX Main Board in New Zealand dollars.

| | Price of Common Stock (NZD) | |
|---|---|---|
| **Period** | **High** | **Low** |
| 2014—1st Quarter | 4.85 | 3.80 |
| 2014—2nd Quarter | 4.75 | 3.85 |
| 2014—3rd Quarter | 4.76 | 3.89 |
| 2014—4th Quarter | 5.30 | 4.27 |
| 2015—1st Quarter | 6.17 | 5.25 |
| 2015—2nd Quarter | 5.90 | 5.25 |
| 2015—3rd Quarter | 5.87 | 4.85 |
| 2015—4th Quarter | 6.20 | 5.15 |

### Holders

As of March 3, 2016, there are 2,510 holders of record of our common stock.

### Dividends

We have not paid any dividends on our common stock within the past two fiscal years or during the current fiscal year.

### Recent Sales of Unregistered Securities

During the three months ended December 31, 2015, the Company did not issue any unregistered securities.

### Issuer Purchases of Equity Securities

During the three months ended December 31, 2015, the Company did not repurchase any shares of its common stock.

25

Stock Performance Graph The following shall not be deemed incorporated by reference into any of our other filings under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended. The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Standard & Poor’s 500 Index and the S&P Information Technology Index for each of the last five fiscal years ended December 31, 2015, assuming an initial investment of $100 in 2010. Data for the Standard & Poor’s 500 Index and the S&P Information Technology Index assume reinvestment of dividends. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock. $900.00 $800.00 $700.00 $600.00 $500.00 $400.00 $300.00 $200.00 $100.00 $0.00 12/31/10 12/31/11 12/31/12 12/31/13 12/31/14 12/31/15 DIL NZ ($USD) S&P 500 S&P Information Technology ITEM 6.SELECTED FINANCIAL DATA The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes thereto and with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Form 10-K. The consolidated statement of operations data for the years ended December 31, 2015, 2014, and 2013, and the selected consolidated balance sheet data as of December 31, 2015 and 2014 are derived from, and are qualified by reference to, the audited consolidated financial statements included in this Form 10-K. The consolidated balance sheet data as of December 31, 2013, 2012 and 2011 and the consolidated statement of operations data for the year ended December 31, 2012 and 26

2011 are derived from audited consolidated financial statements which are not included in this Form 10-K.

| | Year ended December 31, | | | | |
|---|---|---|---|---|---|
| | 2015 | 2014 | 2013 | 2012(1) | 2011(1) |
| | | | (in thousands) | | |
| Revenues | $ 99,309 | $ 83,054 | $ 64,757 | $ 39,127 | $ 15,584 |
| Cost of revenues (excluding depreciation and amortization) | 21,399 | 17,641 | 12,502 | 9,535 | 4,837 |
| **Gross profit** | **77,910** | **65,413** | **52,255** | **29,592** | **10,747** |
| **Operating expenses:** | | | | | |
| Selling and marketing | 21,995 | 13,849 | 11,297 | 8,657 | 5,165 |
| General and administrative | 27,396 | 23,135 | 18,676 | 9,593 | 4,959 |
| Research and development | 13,096 | 9,605 | 4,735 | 2,276 | 1,533 |
| Depreciation and amortization | 3,873 | 2,784 | 1,645 | 1,187 | 579 |
| Investigations and restatement | — | 916 | 5,571 | 263 | — |
| **Total operating expenses** | **66,360** | **50,289** | **41,924** | **21,976** | **12,236** |
| **Operating income (loss)** | **11,550** | **15,124** | **10,331** | **7,616** | **(1,489)** |
| **Other (expense) income, net:** | | | | | |
| Interest (expense) income, net | (1) | (45) | (91) | 97 | 168 |
| Other income | 68 | — | — | — | — |
| Foreign exchange transaction (loss) gain | (266) | (75) | (236) | 16 | (95) |
| **Total other (expense) income, net** | **(199)** | **(120)** | **(327)** | **113** | **73** |
| **Income (loss) before provision (benefit) for income taxes** | **11,351** | **15,004** | **10,004** | **7,729** | **(1,416)** |
| Income tax expense (benefit) | 3,247 | 6,078 | 3,744 | (2,924) | 52 |
| **Net income (loss)** | **$ 8,104** | **$ 8,926** | **$ 6,260** | **$ 10,653** | **$ (1,468)** |
| Accrued preferred stock dividends | (330) | (335) | (359) | (359) | (359) |
| **Net income (loss) attributable to common stockholders** | **$ 7,774** | **$ 8,591** | **$ 5,901** | **$ 10,294** | **$ (1,827)** |
| Earnings (loss) per share: | | | | | |
| Basic | $ 0.07 | $ 0.07 | $ 0.05 | $ 0.09 | $ (0.02) |
| Diluted | $ 0.06 | $ 0.07 | $ 0.05 | $ 0.09 | $ (0.02) |
| Weighted average shares outstanding: | | | | | |
| Basic | 117,386 | 117,109 | 116,427 | 114,850 | 114,632 |
| Diluted | 121,928 | 121,117 | 121,729 | 119,597 | 114,632 |

(1) Effective January 1, 2015, the Company began allocating facility and related costs and certain costs associated with its Enterprise Resource Planning system to Cost of revenues, Selling and marketing, General and administrative, and Research and development. Such costs were not

27

allocated for the years ended December 31, 2012 and 2011. Such reclassifications had no effect on previously reported operating income, net income or retained earnings. As of December 31, 2015 2014 2013 2012 2011 (in thousands) Consolidated Balance Sheet Data: Cash and cash equivalents . . . . . . . . . . . . . . . . . . Short-term investments . . . . . . . . . . . . . . . . . . . . Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Total non-current liabilities . . . . . . . . . . . . . . . . . Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . Redeemable preferred stock . . . . . . . . . . . . . . . . Total stockholders’ equity . . . . . . . . . . . . . . . . . . . $ 70,220 — 122,485 15,484 71,263 3,000 48,222 $ 70,809 — 100,421 16,071 64,149 3,000 33,272 $43,583 12,497 78,350 13,872 53,405 3,261 21,684 $33,311 103 47,712 7,504 31,755 3,233 12,724 $ 8,931 97 15,732 3,254 16,055 3,205 (3,528) 28

ITEM 7.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS The following management’s discussion and analysis of our financial condition and results of operations should be read in conjunction with ‘‘Business’’ under Item 1, and the consolidated financial statements and the related notes thereto which appear elsewhere in this report. This discussion contains a number of forward-looking statements, all of which are based on our current expectations and all of which could be affected by uncertainties and risks. Our actual results may differ materially from the results contemplated in these forward-looking statements as a result of many factors including, but not limited to, those described under ‘‘Risk Factors’’ under Part I, Item 1A of this Annual Report on Form 10-K. We develop and commercialize Diligent Boards, a secure software application available online and compatible with IPad and Windows supported devices. Diligent Boards is one of the world’s most widely used board portals, allowing board members, management and administrative staff to simplify how board materials are produced, delivered, reviewed and voted on. We provide clients with subscription-based access to our software along with associated services including securely hosting the client’s data, and customer service and support for the application. Our goal is to help companies streamline the creation and delivery of board materials through an easy-to-use and secure online software platform. Key elements of our strategy include: • Strengthening the existing product and offering new functionality, • Further building our existing client base through geographic expansion and new client acquisition, • Deepening relationships with the existing client base, and • Minimizing client cancellations by offering superior customer service and support. We use the Software-as-a-Service (‘‘SaaS’’) model to distribute our Boards application to the market and maintain the security and integrity of our clients’ data. Under this model, we offer annual renewable subscriptions for client access to our Boards service which is hosted on our servers held in a secure data centers, and offer a complete suite of related services including training, support, data migration and data security/backup. The SaaS model allows us to differentiate our product through technological innovation and client service while the subscription billing approach results in a predictable and recurring revenue stream. This SaaS model also allows clients to retain control over access to the application while outsourcing to us the support activities, such as managing the IT infrastructure and maintaining the software. We began developing components of the Boards system in 1998, culminating in the roll-out of an international sales force in 2007. On December 12, 2007 we completed an offshore offering of 24,000,000 shares of our common stock in conjunction with a listing of our stock on the NZX Main Board under the symbol ‘‘DIL.’’ As a result, we are subject to the regulation and reporting requirements imposed by the NZX. While our common stock trades on a periodic basis on the over-the counter bulletin board (‘‘OTCBB’’) and there is no established public trading market for our common stock in the United States, Diligent is also treated as a public company in the United States and is subject to the reporting and regulatory requirements of the SEC and the Securities Exchange Act of 1934. We are subject to the NZX Listing Rules, New Zealand securities and financial reporting laws and United States securities laws and regulations applicable to a U.S. public company not listed on a U.S. national securities exchange. Our need to comply with both New Zealand and U.S. regulatory regimes increases the focus we must place on compliance as well as the cost of compliance. 29

In September 2015 we released a new SaaS collaboration solution called Diligent Teams. Teams allows users to distribute documents and gather feedback by collaborating online or offline in a secure environment. Teams works inside or outside an organization and allows the user to track and view all comments, restrict viewing and forwarding and revoke access at any time. Teams was ready for its intended use and a limited release was made available for customers to subscribe in September 2015. During 2015 we increased our investment in research and development and capitalized labor costs that are directly attributable to the development of the Teams product. Our Teams product may not be met with commercial success. Critical Accounting Policies and Estimates Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to the deferral and recognition of revenue, the fair value of share-based compensation, accounting for income and other taxes, including uncertain tax positions, the fair value of acquired assets and assumed liabilities arising from business combinations and the useful lives of tangible and intangible assets. Management bases its estimates and judgments on historical experience, known trends or events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We define our ‘‘critical accounting policies’’ as those that require us to make subjective estimates about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations or that concern the specific manner in which we apply GAAP. Our estimates are based upon assumptions and judgments about matters that are highly uncertain at the time the accounting estimate is made and applied and require us to assess a range of potential outcomes. We believe the following critical accounting policies to be those most important to the portrayal of our financial condition and those that require the most subjective judgment. Revenue Recognition The Company derives its revenues primarily from subscription fees and installation fees, including training. The Company sells subscriptions to its cloud-based application that are generally one year in length. Its arrangements do not include a general right of return and generally automatically renew unless the Company is notified 30 days prior to the expiration of the initial term. The Company’s subscription agreements do not provide the customer the right to take possession of the software that supports the application. Installation fees consist of the configuration of the Company’s service and training of its customers. Revenue recognition commences when all of the following conditions are met: • There is persuasive evidence of the arrangement; • The service has been made available to the customer; • The fee is fixed or determinable; and • The collectability of the fees is reasonably assured. 30

Pursuant to the authoritative accounting guidance regarding revenue recognition for arrangements with multiple deliverables, for a deliverable to qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis. The Company has determined that the installation fee does not have standalone value, so accordingly, it accounts for its arrangements as a single unit of accounting. Revenue from the Company’s subscription service is recognized on a daily basis over the subscription term as the services are delivered. The service is considered delivered, and hence revenue recognition commences, when the customer has access to Diligent Boards. Revenue is recorded ratably through the end of the contract period, which is generally twelve months from the contract date. Installation fees paid by customers in connection with the subscription service are deferred and are recognized ratably over the expected life of the customer relationships, generally nine years. In estimating the expected customer relationship period, the Company looked to guidance on the determination of the useful life of an intangible asset for the appropriate factors to be considered in estimating expected customer life and specifically focused on its customer renewal rate. Diligent’s customer contracts contain a standard ‘‘autorenew’’ feature which provides for one-year renewals unless either party provides written notice of termination. In addition, Diligent’s renewal history with its customers has been and remains at very high rates. As a result, the Company believes that its customers will renew numerous times during their tenure with Diligent. Consequently, Diligent has had a very low annual attrition rate which historically has been less than 5.0%. After considering these factors, the Company determined that a nine year estimated customer life was appropriate as of December 31, 2015. The Company evaluates its estimated customer life on an annual basis. Deferred Revenue Deferred revenue represents installation and subscription fees for which cash has been received, but for which the Company has not yet delivered its services or the criteria for the recognition of revenue have not yet been met. Deferred revenues presented in the consolidated balance sheets do not include amounts receivable (both billed and unbilled) for executed subscription agreements for which the Company has not yet received payment. Accordingly, the deferred revenue balance does not represent the total contract value of annual subscription agreements. Long term deferred revenue consists of installation fees that will be recognized over the estimated life of the customer relationship, generally nine years. Installation fees expected to be recognized within the next 12 months of the balance sheet date are included in the current portion of deferred revenue. Business Combinations Accounting for business combinations requires us to make significant estimates and assumptions, especially at the acquisition date with respect to the fair value of tangible and intangible assets acquired and liabilities assumed and pre-acquisition contingencies. We use our best estimates and assumptions to allocate the purchase price consideration and to reasonably determine the fair value of the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Examples of critical estimates utilized in valuing certain intangible assets and goodwill we have acquired include but are not limited to: • Future expected cash flows from subscription contracts; • Valuation and business assumptions used in determining the fair value of the acquired company’s developed technology, trade name, trademark and existing customer relationship, as well as assumptions about the period of time the acquired technology, trade name and trademark will continue to be used in our offerings; 31

• Uncertain tax positions; and

• Discount rates.

***Capitalized software costs***

All of our software is considered internal use for accounting purposes, as we do not market or sell our software. As a result, we capitalize certain costs associated with the creation of internally-developed software for internal use. The total of these costs are recorded in Intangible Assets on our Consolidated Balance Sheets.

We capitalized costs incurred during the application development stage related to the development of Diligent Teams. Costs incurred during the application development phase are capitalized only when we believe it is probable that the development will result in new or additional functionality. The types of costs capitalized during the application development phase consist of employee compensation, employee benefits and employee stock- based compensation. Costs related to the preliminary project stage and post-implementation activities are expensed as incurred. Capitalized internal-use software is amortized on a straight-line basis over its estimated useful life when the asset has been placed in service for general availability.

Significant judgments related to internally-developed software include determining whether it is probable that projects will result in new or additional functionality; concluding on when the application development phase starts and ends; and deciding which costs, especially employee compensation costs, should be capitalized. Additionally, there is judgment applied to the useful lives of capitalized software; we have concluded that the useful lives for capitalized internally-developed software is three years.

Company management employs its best estimates and assumptions in determining the appropriateness of the judgments noted above on a project-by-project basis during initial capitalization as well as subsequent measurement.

While we believe that our approach to estimates and judgments is reasonable, actual results could differ, and such differences could lead to an increase or decrease in expense.

As of December 31, 2015 the carrying amounts of internally-developed capitalized software was $4.6 million. The Company had no capitalized costs at December 31, 2014.

***Accounts Receivable***

The Company generally invoices its customers on a quarterly or annual basis. Accounts receivable represents amounts due from Diligent's customers for which revenue has been recognized. A provision for doubtful accounts is recorded based on management's assessment of amounts considered uncollectable for specific customers based on the age of the receivable, history of payments and other relevant information. At December 31, 2015 and December 31, 2014, the Company has recorded a provision for doubtful accounts of $0.2 million and $0.1 million, respectively.

The reconciliation of gross accounts receivable and deferred revenue to net accounts receivable and deferred revenue at December 31, 2015, is as follows:.

| | Gross | Adjustment(1) | Net |
|---|---|---|---|
| | | (in thousands) | |
| Accounts receivable, net | $27,282 | $(21,180) | $ 6,102 |
| Deferred revenue—current | $60,725 | $(21,180) | $39,545 |
| Deferred revenue—less current portion | 12,734 | — | 12,734 |
| Total deferred revenue | $73,459 | $(21,180) | $52,279 |

32

The reconciliation of gross accounts receivable and deferred revenue to net accounts receivable and deferred revenue at December 31, 2014, is as follows:

| | Gross | Adjustment(1) | Net |
|---|---|---|---|
| | | (in thousands) | |
| Accounts receivable, net | $19,833 | $(18,079) | $ 1,754 |
| Deferred revenue—current | $50,317 | $(18,079) | $32,238 |
| Deferred revenue—less current portion | 12,138 | — | 12,138 |
| Total deferred revenue | $62,455 | $(18,079) | $44,376 |

(1) Represents installation and subscription fees which have been billed to customers but for which payment has not been received and the criteria for revenue recognition has not been met.

***Cost of Revenues and Operating Expenses***

*Cost of Revenues (exclusive of depreciation and amortization of property and equipment).* Cost of revenues consists of direct expenses related to hosting the Company's cloud-based application, customer success, customer support, data communication expenses, employee bonuses, share-based compensation, amortization of capitalized internal use software development costs and salaries and benefits of customer success, customer support and network operations personnel. Costs of revenues also include allocated facility and related costs and certain costs associated with the Company's Enterprise Resource Planning system. We do not allocate depreciation and amortization of property and equipment to cost of revenues.

*Selling and Marketing.* Selling and marketing expenses are comprised of sales commissions, salaries and benefits for sales and marketing employees, marketing program expenses, employee bonuses, share-based compensation and direct advertising expenses, including mailings and travel. Selling and marketing also includes allocated facility and related costs and certain costs associated with the Company's Enterprise Resource Planning system.

*General and Administrative.* General and administrative expenses consist of compensation and related expenses, inclusive of employee bonuses and share-based compensation, for executive, finance, accounting, administrative and legal personnel, professional fees and other corporate expenses. General and administrative also includes allocated facility and related costs and certain costs associated with the Company's Enterprise Resource Planning system.

*Research and Development.* Research and development expenses are incurred as the Company maintains and enhances Diligent Boards, Diligent Teams, and other potential software applications. Such expenses include compensation and employee benefits of engineering and testing personnel, including share-based compensation, materials, travel and direct costs associated with the design and required testing of the product line. Research and development also includes allocated indirect costs such as facility and related costs that are clearly related to research and development activities.

*Investigations and Restatement.* In December 2012, the Company's Board of Directors authorized and empowered a Special Committee of independent directors to conduct a review of the Company's past stock issuances and stock option grants to determine if they were in accordance with the relevant incentive plans. Included in investigations and restatement are the expenses relating to the Special Committee investigation, including professional fees incurred for legal, accounting and compensation consultants and compensation paid to Special Committee members. Investigation and restatement costs also include the costs of our Audit Committee's investigation of the accounting errors that gave rise to the need to restate the Company's financial statements and the costs related to the restatement of our financial statements and re-audits of the years ended December 31, 2012, 2011 and 2010, which are comprised of legal, accounting and consulting fees.

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*Share-Based Compensation.* Share-based compensation consists of stock, stock options and other share-based compensation awards issued to employees and contractors for services rendered. The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award. The fair value of restricted stock units and performance stock units is estimated using the market price of the Company's common stock at the date of the grant and we recognize compensation expense for the portion of the award that is expected to vest.

The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

**Results of Operations for the Years Ended December 31, 2015 and 2014 (in thousands):**

| | Year ended December 31, | | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | 2015 | 2014 | | |
| | (in thousands) | | | |
| Revenues | $99,309 | $83,054 | $16,255 | 20% |

The growth in total revenues of $16.3 million or 20% for the year ended December 31, 2015 when compared to 2014 is primarily the result of an increase in new users of Diligent Boards, as well as our retention of existing customers. For the year ended December 31, 2015, our annual revenue retention rate, including upsells into the existing customer base, exceeded 100%. In 2015, we began to calculate our annual revenue retention rate as of a period end by starting with the annual contract value (ACV) from customers as of 12 months prior to such period end (Prior Period ACV) and a subscription term of at least 12 months. We then calculate ACV from these same customers as of the current period end (Current Period ACV). Finally, we divide the aggregate Current Period ACV for the trailing 12- month period by the aggregate Prior Period ACV for the trailing 12-month period to arrive at our annual revenue retention rate. The total number of client agreements (net of cancellations) was approximately 3,900 as of December 31, 2015, compared with approximately 3,000 at December 31, 2014. We have continued to add users each quarter since inception. During the year ended December 31, 2015, the total number of users increased to over 120,000. North America, EMEA and Asia/Pacific accounted for 57%, 27%, and 16%, respectively, of the contract value of new subscriptions added during year ended December 31, 2015 compared with 59%, 20%, and 21%, respectively, of the contract value of new subscriptions added during the year ended December 31, 2014. Upgrades from existing customers, which represents the increase during the year in value from existing agreements due primarily to additional users being added to the agreement, represented 41% and 44% of the contract value of new subscriptions added for the year ended December 31, 2015 and 2014, respectively. The Company has also recognized revenue of $1.2 million resulting from the BoardLink acquisition from the date of acquisition, October 19, 2015, through December 31, 2015.

| | Year ended December 31, | | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | 2015 | 2014 | | |
| | (in thousands) | | | |
| Cost of revenues (excluding depreciation and amortization on property and equipment) | $21,399 | $17,641 | $3,758 | 21% |
| % of Revenues | 22% | 21% | | |

Cost of revenues is comprised of customer success, customer support and network operations personnel. The increase in costs of revenues is due to an increase in salaries, bonuses, incentive pay and share-based compensation of $1.8 million as well as increases in hosting fees, transition services

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related to the BoardLink acquisition, internet costs, recruiting fees, travel related costs and other miscellaneous expenses of $0.5 million, $0.5 million, $0.3 million, $0.2 million, $0.1 million and $0.1 million, respectively. During the year ended December 31, 2015 the Company also amortized $0.3 million of capitalized internal-use software development costs related to Teams compared to nil for the year ended December 31, 2014.

Cost of revenues increased at a slightly higher rate than revenues due to subscription revenue slightly being outpaced by the related cost of revenue, resulting in a gross profit of 78% for the year ended December 31, 2015 compared to 79% for the year ended December 31, 2014.

| | Year ended December 31, | | Increase / | |
|---|---|---|---|---|
| | 2015 | 2014 | (Decrease) | % Change |
| | (in thousands) | | | |
| Selling and marketing | $21,995 | $13,849 | $8,146 | 59% |
| % of Revenues | 22% | 17% | | |

Selling and marketing expenses consist of $11.7 million of selling expense and $10.3 million of marketing expense. Selling and marketing expenses for the year ended December 31, 2015 increased $4.8 million and $3.3 million, respectively, when compared to the same period in 2014.

The increase in selling expenses of $4.8 million consists of $1.4 million in the U.S., $3.2 million in EMEA and $0.2 million in APAC. The increase in selling expenses was primarily due to increases to our sales headcount, which resulted in increases in salaries, employee benefits, incentive pay, other employee costs and share-based compensation of $4.2 million. The addition of the new sales headcount and associated expense is related to the Company's global expansion strategy to pursue new market opportunities. Other increases included travel expenses, professional fees and occupancy related costs of $0.4 million, $0.1 million and $0.1 million, respectively.

The increase in marketing expenses of $3.3 million consists of $1.8 million in the U.S, $0.8 million in EMEA and $0.7 million in Asia/Pacific. The increase in marketing expenses was partly due to an increase in headcount resulting in an increase of salaries, bonuses, share-based compensation and other employee costs of $0.8 million. Other increases included direct marketing costs, trades shows and events, professional fees, advertising costs, recruiting fees and software costs of $1.1 million, $0.8 million, $0.5 million, $0.1 million, $0.1 million and $0.1 million, respectively. These increases were partially offset by a decrease in public relations costs of $0.3 million.

| | Year ended December 31, | | Increase / | |
|---|---|---|---|---|
| | 2015 | 2014 | (Decrease) | % Change |
| | (in thousands) | | | |
| General and Administrative | $27,396 | $23,135 | $4,261 | 18% |
| % of Revenues | 28% | 28% | | |

The increase in General and administrative expenses of $4.3 million for the year ended December 31, 2015 was primarily comprised of General and administrative expenses in the United States. There was an increase for the period related to salaries, bonuses, share-based compensation and other employee costs of $1.5 million. Sales tax expense increased by $0.6 million as a result of additional sales tax risks identified in two states. There were also increases in professional fees, accounting fees and audit fees of $0.8 million, $0.6 million and $0.4 million, respectively due to efforts to implement the revenue module of our ERP system, to improve our control environment and remediate the historical material weaknesses in our control environment. Management expects the level of such fees to decrease in 2016 as we completed the revenue module implementation and the majority of our remediation efforts. There were also increases in travel expenses, software and maintenance

35

costs, public relations fees and occupancy costs of $0.3 million, $0.3 million, $0.2 million and $0.1 million, respectively. These increases were partially offset by decreases in director fees and recruiting fees of $0.2 million and $0.1 million, respectively. In addition there was a decrease in General and administrative expenses in EMEA of $0.6 million relating to a change of the responsibility of certain personnel from general management to sales and a decrease in APAC for professional services end employee bonuses $0.2 million and $0.2 million, respectively.

During the year ended December 31, 2015, the Company incurred $0.4 million of acquisition related costs attributable to the BoardLink acquisition and $0.4 million of costs related to the strategic alternatives evaluation process which resulted in the Insight merger agreement.

| | Year ended December 31, | | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | 2015 | 2014 | | |
| | (in thousands) | | | |
| Research and development | $13,096 | $9,605 | $3,491 | 36% |
| % of Revenues | 13% | 12% | | |

The increase in research and development expenses is primarily due to increased staffing driven by our development work in relation to the Diligent Teams product and upgrades and enhancements to the Diligent Boards solution. At December 31, 2015, we had an additional 20 people in research and development when compared to December 31, 2014. Of these 20 people, 12 were added in the U.S., of which 9 were additions to our North Carolina Development Center, which currently focuses on the development of our recently released Diligent Teams product, and 3 were additions to our New York staff. The remaining 8 people were additions to our New Zealand team. Worldwide salaries, wages, bonuses, share based compensation and employer related costs for the year ended December 31, 2015 were $3.1 million higher than in the year ended December 31, 2014. There were also increases in professional fees, rent and utility expenses and software and maintenances costs of $0.3 million, $0.3 million and $0.1 million, respectively. These increases were partially offset by decreases in recruiting fees and other miscellaneous expenses of $0.2 million and $0.1 million, respectively. We expect to further increase our investment in research and development in 2016 as we continue to enhance our Diligent Teams product. During the year ended December 31, 2015, $4.9 million of costs related to the development of our Diligent Teams product were capitalized and included in intangible assets in the consolidated balance sheet.

| | Year ended December 31, | | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | 2015 | 2014 | | |
| | (in thousands) | | | |
| Depreciation and amortization | $3,873 | $2,784 | $1,089 | 39% |
| % of Revenues | 4% | 3% | | |

The increase in depreciation and amortization is attributable to the net increase in property and equipment and certain intangible assets, consisting principally of computer equipment, purchased computer software and customer contracts acquired in the BoardLink acquisition. Net intangible assets (excluding goodwill) and property and equipment increased $13.7 million from December 31, 2014 to December 31, 2015.

| | Year ended December 31, | | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | 2015 | 2014 | | |
| | (in thousands) | | | |
| Investigations and restatement | $— | $916 | $(916) | −100% |
| % of Revenues | 0% | 1% | | |

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The Company completed the restatement process in April of 2014 and therefore did not incur any costs during 2015 relating to this matter. The costs incurred in 2014 were comprised of professional fees incurred for accounting, auditing and consulting services.

| | Year ended December 31, | | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | 2015 | 2014 | | |
| | (in thousands) | | | |
| Interest expense, net | $(1) | $(45) | $44 | −98% |
| % of Revenues | 0% | 0% | | |

Interest expense, net, includes interest earned on our interest-bearing cash and cash equivalents offset by interest expense on capital lease obligations. The increase for the year ended December 31, 2015 when compared to the same period in 2014 is due to the Company paying less interest on capital leases.

| | Year ended December 31, | | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | 2015 | 2014 | | |
| | (in thousands) | | | |
| Foreign exchange loss | $(266) | $(75) | $(191) | 255% |
| % of Revenues | 0% | 0% | | |

The decrease during the year ended December 31, 2015 when compared to the same period in 2014 is primarily due to the AUD strengthening against the NZD at a rate which resulted in losses on the settlement of intercompany receivables and on cash held in NZD. In addition, the GBP, CAD and NZD weakened against the USD at a rate which resulted in losses on the settlement of intercompany receivables and on cash held in CAD and NZD in the U.S. During the year ended December 31, 2015 and 2014, we did not engage in any foreign currency hedging activities.

| | Year ended December 31, | | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | 2015 | 2014 | | |
| | (in thousands) | | | |
| Income tax expense | $3,247 | $6,078 | $(2,831) | −47% |
| Effective tax rate | 29% | 41% | | |

Our income tax provision for year ended December 31, 2015 and 2014 was 29% and 40%, respectively. The decrease in the effective tax rate for the year ended December 31, 2015 relative to the year ended December 31, 2014 and difference from the federal statutory rate is primarily due to discrete tax benefits recognized in the third quarter associated with U.S. federal return to provision adjustments related to share-based compensation and the domestic production activities deduction based on the final amounts as reported in the tax return, an increase in the research and development credit and other permanent differences. Our foreign jurisdictions did not have a material impact on changes in our effective tax rate for 2015. For 2014, the Company's subsidiaries in the United Kingdom and Australia generated significant pre-tax income and have statutory rates lower than the US, which are the primary drivers of the effect of non-US operations line in the tax rate reconciliation in Note 9 of the consolidated financial statements.

**Results of Operations for the Years Ended December 31, 2014 and 2013 (in thousands):**

| | Year ended December 31, | | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | 2014 | 2013 | | |
| | (in thousands) | | | |
| Revenues | $83,054 | $64,757 | $18,297 | 28% |

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The growth in total revenues of $18.3 million or 28% for the year ended December 31, 2014 when compared to 2013 is primarily the result of an increase in new users of Boards, as well as our retention of existing customers. Our customer retention rate continues to exceed 95% for the twelve months ended December 31, 2014. We have continued to add users each quarter since inception. At December 31, 2014, the total number of users exceeded 92,000 compared with approximately 72,600 at December 31, 2013. North America, EMEA (Europe, Middle East and Africa) and Asia/Pacific accounted for 59%, 20%, and 21%, respectively, of the contract value of new subscriptions added during 2014. Upgrades from existing customers, which represents the increase during the year in value from existing agreements due primarily to additional users being added to the agreement, represented 44% and 46%, respectively, of the contract value of new subscriptions added for the years ended December 31, 2014 and 2013. Year ended December 31, Increase / (Decrease)% Change 2014 2013 (in thousands) Cost of revenues (excluding depreciation and amortization on property and equipment) . . . . . . . . . . % of Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $17,641 21% $12,502$5,139 19% 41% Cost of revenues is comprised of customer success, customer support and network operations personnel. The increase in costs of revenues is predominantly due to the increase in headcount in network operations personnel in support of our larger client base. Worldwide employee salaries and employee related costs increased by $1.9 million, consisting of an increase of $1.2 million in network operations personnel salaries, $0.4 million of employee related costs and $0.3 million of account management commissions. Employee bonus and employee stock based compensation costs increased by $0.9 million and $0.6 million respectively. Costs relating to customer data hosting and maintenance increased by $0.8 million due to the increase in capacity of our existing centers along with the addition of a hosting center in Germany. Additional increases to cost of revenues include travel expenses of $0.4 million; network compliance costs and other professional fees of $0.2 million; rent related costs of $0.1 million; security costs of $0.1 million and other costs of $0.1 million. Cost of revenues increased at a slightly higher rate than revenue, resulting in a gross profit margin of 79% for the year ended December 31, 2014 compared with 80% for the year ended December 31, 2013. Year ended December 31, Increase / (Decrease)% Change 2014 2013 (in thousands) Selling and marketing . . . . . . . . . . . . . . . .$13,849$11,297 $2,552 23% % of Revenues . . . . . . . . . . . . . . . . . . . . 17% 17% Selling and marketing expenses consist of $6.9 million of selling expense and $6.9 million of marketing expense. Selling expenses for the year ended December 31, 2014 remain flat compared to 2013. Marketing expenses increased $2.6 million for the year ended December 31, 2014 when compared to 2013. The increase in marketing expenses of $2.6 million consists of $1.9 million in the U.S., $0.3 million in EMEA, $0.2 million in Asia and $0.2 million in Australia. The increase in marketing expenses was 38 primarily due to increases to our marketing headcount to address expanded marketing programs, and a sales management hire we made in Germany.

| | Year ended December 31, 2014 | 2013 | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | (in thousands) | | | |
| General and Administrative | $23,135 | $18,676 | $4,459 | 24% |
| % of Revenues | 28% | 29% | | |

The increase in general and administrative expenses of $4.5 million in 2014 is comprised of a $2.9 million increase in the U.S., $0.5 million in EMEA, $0.6 million in New Zealand and $0.5 million in Australia. The U.S. increase consists of $1.8 million relating to salaries, bonuses, and other employee costs. Other increases include insurance costs of $0.3 million; state and local accrued tax expense of $0.3 million; Directors' fees and expenses of $0.1 million due to the increase in our Board of Directors compensation; $0.6 million for accounting and auditing fees; $0.2 million for software license; $0.2 million for legal fees; and $0.3 million for professional services. Employee stock based compensation and rent related costs decreased by $0.7 million and $0.2 million, respectively.

The increase in EMEA of $0.5 million, $0.6 million in New Zealand and $0.5 million in Australia relate to the implementation of a 2014 Corporate Bonus Plan and various other miscellaneous costs.

| | Year ended December 31, 2014 | 2013 | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | (in thousands) | | | |
| Research and development | $9,605 | $4,735 | $4,870 | 103% |
| % of Revenues | 12% | 7% | | |

The increase in research and development expenses is primarily due to increased staffing driven by our development work in relation to the Diligent Teams product and upgrades and enhancements to Boards. In 2014, we had an additional 52 people in research and development when compared to 2013. Of these 52 people, 38 were added in the U.S., of which 32 were additions to our new North Carolina Development Center, which currently focuses 100% on the recently announced Diligent Teams Product, and 6 were additions to our New York team. The remaining 14 people were additions to our New Zealand team. Worldwide salaries and wages in 2014 were $2.7 million higher than in 2013. Employee bonus and employee stock based compensation costs increase by $0.8 million and $0.2 million respectively. The remaining increase relates to $0.5 million for recruiting costs; $0.4 million for employee related costs; $0.4 million for rent related costs and $0.1 million for travel costs, offset by a decrease in outside contractor fees of $0.2 million.

| | Year ended December 31, 2014 | 2013 | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | (in thousands) | | | |
| Depreciation and amortization | $2,784 | $1,645 | $1,139 | 69% |
| % of Revenues | 3% | 3% | | |

The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software. During 2014 and 2013, the Company made capital expenditures of $7.0 million and $3.3 million, respectively.

| | Year ended December 31, 2014 | 2013 | Increase / (Decrease) | % Change |
|---|---|---|---|---|
| | (in thousands) | | | |
| Investigations and restatement | $916 | $5,571 | $(4,655) | −84% |
| % of Revenues | 1% | 9% | | |

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During 2014 and 2013, we incurred costs of $916 thousand and $3.3 million, respectively, related to the restatement of our financial statements. The majority of the costs relating to the restatement of our historical financial statements occurred during 2013 and the restatement was completed in April 2014. These costs included the re-audit of our financial statements for the years ended 2012, 2011 and 2010. During the years ended December 31, 2014 and 2013, we incurred costs of $0 and $2.3 million, respectively, related to the Special Committee investigation of our historical stock option issuances. Included in investigations and restatement are professional fees incurred for legal, accounting and compensation consultants and compensation paid to Special Committee members. Year ended December 31, Increase / (Decrease)% Change 20142013 (in thousands) Interest expense, net . . . . . . . . . . . . . . . . . . . .$(45) $(91) — $46 -51% % of Revenues . . . . . . . . . . . . . . . . . . . . . . . . — Interest expense, net, includes interest expense on capital lease obligation, which more than offset interest earned on our interest-bearing cash and cash equivalents and short-term investments. Year ended December 31, Increase / (Decrease)% Change 20142013 (in thousands) Foreign exchange loss . . . . . . . . . . . . . . . . . .$(75) $(236) — $161 -68% % of Revenues . . . . . . . . . . . . . . . . . . . . . . . — Our U.S. and foreign operations have transactions with clients and suppliers denominated in currencies other than their functional currencies, and the U.S. parent company has transactions with its foreign subsidiaries in the subsidiaries’ functional currencies which create foreign currency intercompany receivables and payables. Additionally, the U.S. parent company maintains a portion of its cash balances in foreign currencies, primarily the Canadian dollar (CAD), the New Zealand dollar (NZD), the British Pound (GBP) and the Australian dollar (AUD). Foreign exchange transaction gains and losses arise on the settlement of foreign currency transactions at amounts different from the recorded amounts, and the measurement of the unrealized foreign currency gains and losses in the related assets and liabilities at the end of the period. The net gain or loss is an accumulation of the effects of the foregoing transactions. The decrease in the loss during the year ended December 31, 2014 when compared to 2013 is due to the weakening of the U.S. dollar against the GBP which resulted in gains on the settlement of intercompany receivables and on cash held in GBP. Year ended December 31, Increase / (Decrease)% Change 2014 2013 (in thousands) Income tax expense . . . . . . . . . . . . . . . . . .$6,078$3,744 $2,334 62% Effective tax rate . . . . . . . . . . . . . . . . . . . . 40% 37% Our income tax provision for year ended December 31, 2014 and 2013 was 40% and 37%, respectively. The effective tax rate for 2014 increased as compared to 2013 due to an increase in the Company’s uncertain tax positions. The Company’s effective tax rate for the year ended December 31, 2014 and 2013 differs from the federal statutory rate primarily due to an increase in our reserve for uncertain tax positions changes, state and local income taxes, share-based compensation and return to provision adjustments. For 2014, the Company’s subsidiaries in the United Kingdom and Australia generated significant pre-tax income and have statutory rates lower than the US, which are the primary 40 drivers of the effect of non-US operations line in the tax rate reconciliation in Note 9 of the consolidated financial statements.

**Liquidity and Capital Resources**

At December 31, 2015, our sources of liquidity consist of cash and cash equivalents of approximately $70.2 million. We have no debt, except for obligations under capital leases and thus far, our financing costs have consisted principally of the annual dividend on our Series A preferred stock and payments of capital lease obligations.

**Cash flows**

| | Year ended December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| | (in thousands) | | |
| Cash provided by (used in): | | | |
| Operating activities | $ 21,207 | $24,427 | $ 27,062 |
| Investing activities | $(19,257) | $ 5,134 | $(16,165) |
| Financing activities | $ (858) | $(1,224) | $ (516) |

**Twelve Months Ended December 31, 2015 as Compared to the Twelve Months Ended December 31, 2014**

**Net Cash Flows from Operating Activities**

Cash provided by operating activities for the year ended December 31, 2015 decreased $3.2 million compared with the year ended December 31, 2014. The decline in cash flows across periods was largely due to changes in accounts receivable as well as changes in deferred taxes, prepaid expenses, deferred commissions, income taxes payable and other non-current liabilities. These changes were offset by cash provided by changes in deferred revenue, depreciation and amortization, share-based compensation, and accounts payable and accrued expenses.

**Net Cash Flows from Investing Activities**

Cash used in investing activities during the year ended December 31, 2015 decreased $24.4 million when compared with the year ended December 31, 2014. The decrease is due to cash paid in connection with the BoardLink acquisition of $10.0 million and the capitalization of internal-use software development costs of $4.9 million. The Company had proceeds from short-term investments of $12.5 million in 2014 and did not have any short-term investment activity in 2015. In addition, the purchases of property and equipment decreased in 2015 by $2.6 million due to the investments during 2014 in our Charlotte, North Carolina development facility and German data center.

**Net Cash Flows from Financing Activities**

In 2015, Cash used in financing activities consisted of payments under capital leases obligations of $0.6 million, dividends paid on the Company's preferred stock of $0.3 million and the funding of withholding taxes for shared-based compensation of $0.2 million. In 2014, cash used in financing activities primarily consisted of payments under capital leases obligations of $1.0 million and dividends paid on the Company's preferred stock of $0.4 million.

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**Twelve Months Ended December 31, 2014 as Compared to the Twelve Months Ended December 31, 2013**

**Net Cash Flows from Operating Activities**

Cash provided by operating activities for the year ended December 31, 2014 decreased by $2.6 million compared with the year ended December 31, 2013, due to the decrease in the amount of cash provided by the growth in deferred revenue, other non-current liabilities, and accounts payable compared to the prior year, offset by an increase in net income, depreciation and amortization, and income taxes payable.

**Net Cash Flows from Investing Activities**

Cash provided by investing activities for the year ended December 31, 2014 increased $21.3 million over the comparable period of 2013. This increase primarily consists of proceeds from the maturity of short-term investments of $12.5 million in 2014 versus net purchases of short-term investments of $12.4 million in 2013. Purchases of property and equipment increased $3.7 million from $3.3 million to $7.0 million in 2014. This increase is due to investments in our Charlotte, North Carolina development facility and German data center.

**Net Cash Flows from Financing Activities**

In 2014, Cash used in financing activities consist of payments under capital leases and software licensing obligations of $1.0 million and dividends paid on the Company's preferred stock of $0.4 million. In 2013, Cash used in financing activities consist of payments under capital leases and software licensing obligations of $0.8 million and dividends paid on the Company's preferred stock of $0.1 million, offset by $0.3 million in excess tax benefits realized from share-based compensation.

**Contractual Commitments**

| | Payments Due by Period(1) | | | | |
|---|---|---|---|---|---|
| | Total | Up to 1 Year | 2 - 3 Years | 4 - 5 Years | After 5 Years |
| | (in thousands) | | | | |
| CEO Performance Cash Award | $ 1,413 | $1,413 | $ — | $ — | $ — |
| Operating Leases | 13,713 | 1,946 | 3,711 | 3,340 | 4,716 |
| Capital Lease Obligations | 63 | 63 | — | — | — |
| | $15,189 | $3,422 | $3,711 | $3,340 | $4,716 |

(1) Does not include our liabilities for uncertain tax positions of $0.9 million. Because the timing of future cash outflows associated with our liabilities for uncertain tax positions is highly uncertain, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authorities (see Note 9 to our consolidated financial statements).

**Off-Balance Sheet Arrangements**

The Company is not a party to any off-balance sheet arrangements.

42

ITEM 7A.QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK Quantitative and Qualitative Disclosures about Market Risk Foreign currency exchange risk The Company’s wholly-owned foreign subsidiaries generally utilize their local currency as their functional currency. Assets and liabilities of these subsidiaries are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income or loss. The functional currency of the Company’s Singapore subsidiary is the U.S. dollar. Transactions in foreign currencies are reported at the rates of exchange at the transaction date. Assets and liabilities are translated at the rates of exchange in effect at the balance sheet date. All differences are recorded in results of operations. Interest Rate Sensitivity We had cash and cash equivalents totaling $70.2 million at December 31, 2015. Cash and cash equivalents are held for general corporate purposes including possible acquisitions of, or investments in, services or technologies, working capital and capital expenditures. Our investments are made for capital preservation purposes. We do not enter into investments for trading or speculative purposes. 43

ITEM 8.FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX TO FINANCIAL STATEMENTS PAGE Report of Independent Registered Public Accounting Firm . . . . . . . . . . . . . . . . . . . . . . . . . . . Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Consolidated Statements of Comprehensive Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Consolidated Statements of Changes in Stockholders’ Equity . . . . . . . . . . . . . . . . . . . . . . . . . . Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45 46 47 48 49 50 51 Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Board of Directors and Stockholders of Diligent Corporation New York, New York We have audited the accompanying consolidated balance sheets of Diligent Corporation and subsidiaries (the ‘‘Company’’) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Diligent Corporation and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. /s/ Deloitte & Touche LLP New York, New York March 14, 2016 45

**Diligent Corporation**

**Consolidated Balance Sheets**

**(in thousands, except share and per share amounts)**

| | December 31, 2015 | December 31, 2014 |
|---|---|---|
| ***ASSETS*** | | |
| Current assets: | | |
| Cash and cash equivalents | $ 70,220 | $ 70,809 |
| Accounts receivable, net | 6,102 | 1,754 |
| Deferred commissions | 2,289 | 1,353 |
| Prepaid expenses and other current assets | 3,913 | 3,233 |
| Income taxes receivable | 713 | — |
| Deferred tax assets | 3,761 | 2,768 |
| Total current assets | 86,998 | 79,917 |
| Property and equipment, net | 12,697 | 12,203 |
| Intangible assets, net | 13,501 | 260 |
| Deferred tax assets | 7,667 | 6,804 |
| Security deposits | 815 | 801 |
| Goodwill | 498 | — |
| Other non-current assets | 309 | 436 |
| Total assets | $122,485 | $100,421 |
| ***LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY*** | | |
| Current liabilities: | | |
| Accounts payable | $ 3,681 | $ 2,197 |
| Accrued expenses and other liabilities | 12,491 | 11,468 |
| Income taxes payable | — | 1,552 |
| Deferred revenue | 39,545 | 32,238 |
| Obligations under capital leases | 62 | 623 |
| Total current liabilities | 55,779 | 48,078 |
| Non-current liabilities: | | |
| Deferred revenue, less current portion | 12,734 | 12,138 |
| Obligations under capital leases | — | 34 |
| Other non-current liabilities | 2,750 | 3,899 |
| Total non-current liabilities | 15,484 | 16,071 |
| Total liabilities | 71,263 | 64,149 |
| Commitments and contingencies | — | — |
| Redeemable preferred stock: | | |
| Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized 30,000,000 shares issued and outstanding (liquidation value $4,830) | 3,000 | 3,000 |
| **Stockholders' equity:** | | |
| Common Stock, $.001 par value, 250,000,000 shares authorized, 87,457,954 and 86,895,778 shares issued and outstanding | 87 | 87 |
| Additional paid-in capital | 40,181 | 32,631 |
| Retained earnings | 9,810 | 1,706 |
| Accumulated other comprehensive loss | (1,856) | (1,152) |
| Total stockholders' equity | 48,222 | 33,272 |
| Total liabilities, redeemable preferred stock and stockholders' equity | $122,485 | $100,421 |

See accompanying notes to consolidated financial statements

46

**Diligent Corporation**

**Consolidated Statements of Income**

**(in thousands, except per share amounts)**

| | Year ended December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| Revenues | $ 99,309 | $ 83,054 | $ 64,757 |
| Cost of revenues (excluding depreciation and amortization of property and equipment) | 21,399 | 17,641 | 12,502 |
| **Gross profit** | 77,910 | 65,413 | 52,255 |
| **Operating expenses:** | | | |
| Selling and marketing | 21,995 | 13,849 | 11,297 |
| General and administrative | 27,396 | 23,135 | 18,676 |
| Research and development | 13,096 | 9,605 | 4,735 |
| Depreciation and amortization | 3,873 | 2,784 | 1,645 |
| Investigation and restatement | — | 916 | 5,571 |
| **Total operating expenses** | 66,360 | 50,289 | 41,924 |
| **Operating income** | 11,550 | 15,124 | 10,331 |
| **Other expense, net:** | | | |
| Interest expense, net | (1) | (45) | (91) |
| Other income | 68 | — | — |
| Foreign exchange transaction losses | (266) | (75) | (236) |
| **Total other expense, net** | (199) | (120) | (327) |
| **Income before provision for income taxes** | 11,351 | 15,004 | 10,004 |
| Income tax expense | 3,247 | 6,078 | 3,744 |
| **Net income** | $ 8,104 | $ 8,926 | $ 6,260 |
| Accrued preferred stock dividends | (330) | (335) | (359) |
| **Net income attributable to common stockholders** | $ 7,774 | $ 8,591 | $ 5,901 |
| Earnings per share: | | | |
| Basic | $ 0.07 | $ 0.07 | $ 0.05 |
| Diluted | $ 0.06 | $ 0.07 | $ 0.05 |
| Weighted average shares outstanding: | | | |
| Basic | 117,386 | 117,109 | 116,427 |
| Diluted | 121,928 | 121,117 | 121,729 |

See accompanying notes to consolidated financial statements

47

Diligent Corporation Consolidated Statements of Comprehensive Income (in thousands) Year ended December 31, 2015 2014 2013 Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Other comprehensive loss: Foreign exchange translation adjustment . . . . . . . . . . . . . . . . . . . . . . . . $8,104 $ 8,926 $6,260 (704) (1,111) (109) Comprehensive income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $7,400 $ 7,815 $6,151 See accompanying notes to consolidated financial statements 48

## Diligent Corporation

## Consolidated Statement of Changes in Stockholders' Equity

## (in thousands, except per share amounts)

| | Common Shares | Common Stock | Additional Paid-in-Capital | Retained Earnings | Accumulated Other Comprehensive Loss | Total Stockholders' Equity |
|---|---|---|---|---|---|---|
| **Balance at January 1, 2013** | **83,586** | **$84** | **$26,052** | **$(13,480)** | **$ 68** | **$12,724** |
| Comprehensive income | — | — | — | 6,260 | (109) | 6,151 |
| Capital Contribution | — | — | 240 | — | — | 240 |
| Share based compensation | — | — | 2,581 | — | — | 2,581 |
| Exercise of stock options | 190 | — | 73 | — | — | 73 |
| Excess tax benefits—stock compensation | — | — | 302 | — | — | 302 |
| Amortization of preferred stock offering costs | — | — | (28) | — | — | (28) |
| Preferred stock dividend ($0.01 per share) | — | — | (359) | — | — | (359) |
| **Balance at December 31, 2013** | **83,776** | **$84** | **$28,861** | **$ (7,220)** | **$ (41)** | **$21,684** |
| Comprehensive income | — | — | — | 8,926 | (1,111) | 7,815 |
| Share based compensation | — | — | 3,033 | — | — | 3,033 |
| Exercise of stock options | 125 | — | 19 | — | — | 19 |
| Shares issued to the board of directors | 167 | — | 641 | — | — | 641 |
| Conversion of preferred stock to common stock | 2,667 | 3 | 264 | — | — | 267 |
| Issuance of shares upon vesting of restricted stock units | 161 | — | — | — | — | — |
| Excess tax benefits—stock compensation | — | — | 154 | — | — | 154 |
| Amortization of preferred stock offering costs | — | — | (6) | — | — | (6) |
| Preferred stock dividend ($0.01 per share) | — | — | (335) | — | — | (335) |
| **Balance at December 31, 2014** | **86,896** | **$87** | **$32,631** | **$ 1,706** | **$(1,152)** | **$33,272** |
| Comprehensive income | — | — | — | 8,104 | (704) | 7,400 |
| Share based compensation | — | — | 7,518 | — | — | 7,518 |
| Shares issued to the board of directors | 81 | — | 316 | — | — | 316 |
| Exercise of stock options | 128 | — | 105 | — | — | 105 |
| Preferred stock dividend ($0.01 per share) | — | — | (330) | — | — | (330) |
| Issuance of shares upon vesting of restricted stock units | 407 | — | — | — | — | — |
| Shares surrendered to fund withholding taxes | (54) | — | (203) | — | — | (203) |
| Excess tax benefits, net—stock compensation | — | — | 144 | — | — | 144 |
| **Balance at December 31, 2015** | **87,458** | **$87** | **$40,181** | **$ 9,810** | **$(1,856)** | **$48,222** |

See accompanying notes to consolidated financial statements

49

**Diligent Corporation**

**Consolidated Statements of Cash Flows**

**(in thousands)**

| | Year ended December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| **Cash flows from operating activities:** | | | |
| Net income | $ 8,104 | $ 8,926 | $ 6,260 |
| **Adjustments to reconcile net income to net cash provided by operating activities:** | | | |
| Deferred taxes | (2,122) | (2,855) | (1,278) |
| Depreciation and amortization | 4,200 | 2,784 | 1,645 |
| Share-based compensation | 7,854 | 3,033 | 2,581 |
| Allowance for doubtful accounts | 100 | — | — |
| Excess tax benefits realized from share-based compensation | (170) | (154) | (302) |
| **Changes in operating assets and liabilities:** | | | |
| Accounts receivable | (3,588) | (3) | (209) |
| Deferred commissions | (991) | 180 | 549 |
| Prepaid expenses and other current assets | (469) | (1,297) | (871) |
| Security Deposits | — | — | 11 |
| Other non-current assets | 123 | (436) | — |
| Accounts payable and accrued expenses | 2,919 | 3,293 | 4,677 |
| Income taxes receivable/payable | (1,950) | 3,135 | (2,518) |
| Deferred revenue | 8,374 | 6,477 | 13,964 |
| Other non-current liabilities | (1,177) | 1,344 | 2,508 |
| Other | — | — | 45 |
| **Net cash provided by operating activities** | 21,207 | 24,427 | 27,062 |
| **Cash flows from investing activities:** | | | |
| Proceeds from maturity of short-term investments | — | 12,497 | 5,101 |
| Purchases of short-term investments | — | — | (17,495) |
| Cash paid in connection with acquisitions | (10,000) | — | — |
| Restricted cash-security deposits | 11 | (124) | (462) |
| Purchases of property and equipment | (4,319) | (6,964) | (3,309) |
| Capitalized software development costs | (4,949) | — | — |
| Purchase of intangible assets | — | (275) | — |
| **Net cash (used in) provided by investing activities** | (19,257) | 5,134 | (16,165) |
| **Cash flows from financing activities:** | | | |
| Payment of preferred stock dividend | (335) | (359) | (120) |
| Proceeds from exercise of stock options and purchases of shares under stock purchasing plan | 105 | 19 | 73 |
| Excess tax benefits realized from share-based compensation | 170 | 154 | 302 |
| Payments of obligations under capital leases | (595) | (956) | (626) |
| Funding of withholding taxes for share-based compensation | (203) | — | — |
| Payments of obligations under software licensing agreements | — | (82) | (145) |
| **Net cash used in financing activities** | (858) | (1,224) | (516) |
| Effect of exchange rates on cash and cash equivalents | (1,681) | (1,111) | (109) |
| **Net (decrease) increase in cash and cash equivalents** | (589) | 27,226 | 10,272 |
| Cash and cash equivalents at beginning of year | 70,809 | 43,583 | 33,311 |
| **Cash and cash equivalents at end of year** | $ 70,220 | $70,809 | $ 43,583 |
| **Supplemental disclosure of cash flow information:** | | | |
| Cash paid during the year for : | | | |
| Interest | $ 19 | $ 57 | $ 90 |
| Income taxes | $ 7,030 | $ 5,470 | $ 7,158 |
| **Non-cash investing and financing activities:** | | | |
| Conversion of preferred stock to common stock | $ — | $ 267 | $ — |
| Accounts payable for property and equipment | $ 765 | $ 1,179 | $ 1,395 |
| Capital contribution in lieu of preferred stock dividend | $ — | $ — | $ 240 |
| Property and equipment acquired under capital lease agreements | $ — | $ — | $ 1,306 |

See accompanying notes to consolidated financial statements

50

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 1) Organization and nature of the business Diligent Corporation (‘‘Diligent’’ or the ‘‘Company’’) is a Delaware corporation established in 2007 and listed on the NZX Main Board, a regulated New Zealand equities market. In December 2007, the Company, then named Diligent Board Member Services, Inc., completed an offshore public offering in New Zealand in connection with its listing on the NZX Main Board. In June 2015, the Company changed its name to Diligent Corporation. Diligent’s corporate headquarters are located in New York, New York. Diligent provides one of the world’s most widely-used board portals (‘‘Diligent Boards’’ or ‘‘Boards’’). The Company develops and commercializes Diligent Boards, a secure software application available online, on iPad and Windows supported devices. The application allows board members, leadership teams and administrative staff to simplify how board materials are produced, delivered, reviewed and voted on. The Company provides clients with subscription-based access to its software along with associated services, including securely hosting the clients’ data, and customer service and support for the application. Diligent has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services NZ Limited (‘‘DBMS NZ’’), which provides customer support and research and development services for the Company. The Company has a wholly-owned subsidiary in the United Kingdom, Diligent Boardbooks Limited (‘‘DBL’’) and a wholly-owned subsidiary in Australia, Diligent Board Services Australia Pty Ltd. (‘‘DBA’’), which provide sales, marketing and customer success services in their respective regions. The Company’s Singapore subsidiary, Diligent APAC Board Services Pte. Ltd. (‘‘APAC’’) provides sales support in the Asia-Pacific region. The Company’s subsidiary in Hong Kong, Diligent APAC Limited (‘‘APAC LTD’’) was established in 2012 to support the Company’s Asia-Pacific sales and marketing operations. On February 4, 2014, the Company established a German subsidiary, Diligent Boardbooks GmbH (‘‘DBG’’), to offer dedicated, private data hosting solutions and data recovery support, primarily for European customers. Diligent’s consolidated financial statements are presented in U.S. dollars, which is the Company’s functional and reporting currency. 2) Investigations and restatement Special Committee In December 2012, the Board of Directors of the Company appointed a Special Committee of independent directors to examine certain of Diligent’s past stock issuances and stock option grants that may not have been issued in compliance with the relevant stock option and incentive plans. The Special Committee’s members were not on the Board at the time of the issuance of such grants, were not involved in their issue, and are not the recipients of any option grants. The Special Committee was delegated broad powers from the Board to take all such action in respect of the issuances as it deemed necessary and advisable. The Special Committee, assisted by attorneys in the U.S. and New Zealand, conducted a thorough review and analysis of all stock issuances and stock option grants during the relevant period. As discussed in Note 12, the Special Committee found that three option awards exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. 51

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 2) Investigations and restatement (Continued) The Special Committee was delegated the authority to develop appropriate alternative compensation packages for the affected employees. These awards were determined by the Board to be reasonable compensation at the time, and were an important incentive component of the employees’ compensation packages. As part of its work, the Special Committee also reviewed the Company’s compliance with applicable regulations, including U.S. and New Zealand securities regulations and the NZX Listing Rules. The Special Committee identified a number of instances where it appears that Diligent was not, or may not have been, in compliance with its U.S. and New Zealand regulatory obligations. The Special Committee determined that these instances of non-compliance were inadvertent and attributable in part to the constrained resources of Diligent in a period of financial difficulty in the years following its listing on the NZX Main Board, and the complex regulatory and compliance obligations across multiple jurisdictions with differing regulations and requirements. It recommended, and the Board fully endorsed, that the Company work with its regulators to resolve these issues. In September, 2013 the NZ Markets Disciplinary Tribunal approved a settlement reached by the Company and the NZX regarding the previously disclosed breaches of the NZX Listing Rules by the Company. The settlement provided for the payment of fines and costs by the Company, consisting of less than $0.1 million as a penalty to the NZX Discipline Fund and for costs incurred by the NZXR. Costs for the Special Committee for the year ended December 31, 2013 were $2.3 million. Included in Special Committee expenses are professional fees incurred for legal, accounting and compensation consultants, NZX penalties and compensation paid to Special Committee members. During the second quarter of 2013, the Special Committee was disbanded. No such costs were incurred in 2015 or 2014. During 2015, 2014 and 2013, the Company implemented the recommendations of the Special Committee to remediate the compliance and internal control weaknesses identified as part of the Special Committee investigation. Audit Committee Investigation On July 2, 2013, the Audit Committee of the Board engaged outside company counsel to investigate the accounting errors that gave rise to the need to restate the Company’s financial statements, as well as other historical accounting practices impacting the timing of recognition of revenue. In connection with the investigation, it was determined that the Company included in its financial results certain customer agreements that, while having an effective date within a quarter, had not been signed by all parties within the quarter, as would be required to commence revenue recognition under U.S. GAAP. The early inclusion of such contracts did not have a material impact on previously reported revenue for fiscal quarters including the first quarter of 2010 through the first quarter of 2013. The Audit Committee investigation resulted in no finding of intentional misconduct or fraud. Costs of the investigation for the years ended December 31, 2013 were $0.9 million and consisted of legal fees. No such costs were incurred in 2015 or 2014. 52

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 2) Investigations and restatement (Continued) Restatement In August, 2013, the Company announced that its historical financial statements for the years ended December 31, 2012, 2011 and 2010 and the quarter ended March 31, 2013 would be restated due to revenue recognition errors. The Company completed the restatement process in April of 2014. Costs for the restatement and re-audits incurred during the years ended December 31, 2014 and 2013 were $0.9 million and $2.3 million, respectively. These costs were comprised of professional fees incurred for accounting, auditing and consulting services. 3) Significant accounting policies Basis of Presentation The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the deferral and recognition of revenue, the fair value of share-based compensation, accounting for income and other taxes, including the realization of deferred tax assets and uncertain tax positions, the fair value of acquired assets and assumed liabilities arising from business combinations and the useful lives of tangible and intangible assets. Actual results could differ from those estimates. Effective January 1, 2015, the Company began allocating facility and related costs and certain costs associated with its Enterprise Resource Planning system to Cost of revenues, Selling and marketing, General and administrative, and Research and development. Previously such costs had been presented within General and administrative expenses. Such costs are allocated based on a department’s proportionate share of total employee headcount. The Company also changed the presentation of sales-related incentive commissions paid to customer success personnel from Cost of revenues to Selling and marketing. The Company determined that these changes would better reflect industry practice and would provide more meaningful information as well as increased transparency of its operations. To conform the 2014 presentation to the current year presentation, $2.2 million was reclassified from General and administrative, of which $0.2 million was included in Costs of revenues, $1.4 million was included in Selling and marketing, and $0.6 million was included in Research and development. Such reclassifications had no effect on previously reported operating income, net income or retained earnings. To conform the 2013 presentation to the current year presentation, $1.4 million and $0.5 million was reclassified from General and administrative and Cost of revenues, respectively, of which $1.7 million was included in Selling and marketing and $0.2 million was included in Research and development. Such reclassifications had no effect on previously reported operating income, net income or retained earnings. 53

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 3) Significant accounting policies (Continued) Principles of Consolidation The financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Cash and Cash Equivalents The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company invests its excess cash primarily in bank and money market funds of major financial institutions. Accordingly, its cash equivalents are subject to minimal credit and market risk. Fair Value of Financial Instruments The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants. As of December 31, 2015 and 2014, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses and other liabilities approximated fair value due to the short-term nature of these instruments. ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for input into valuation techniques as follows: i. Level 1 input—unadjusted quoted prices in active markets for an identical instrument; ii. Level 2 input—observable market data for the same or similar instrument but not Level 1, including quoted prices for identical or similar assets or liabilities in markets that are active or not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and iii. Level 3 input—unobservable inputs developed using management’s assumptions about the inputs used for pricing the asset or liability. At December 31, 2014, cash equivalents include level 1 investments in U.S. treasury money market funds and treasury bills totaling $32.5 million, which are carried at cost, which approximates fair value. The fair value of money market funds was determined by reference to quoted market prices. Property and Equipment Property and equipment consists of computer and office equipment, leasehold improvements and purchased internal-use computer software. Property and equipment are carried at cost, less accumulated depreciation and amortization and any impairment losses. Depreciation and Amortization Depreciation on property and equipment is computed on a straight line basis at rates adequate to recover the cost of the assets over their estimated useful lives, which range from three to five years. Leasehold improvements are depreciated over their estimated useful lives of the assets or the term of the underlying lease, whichever is shorter. Amortization of acquired intangible assets and purchased 54

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 3) Significant accounting policies (Continued) internal-use computer software is computed on the straight-line method over their estimated useful lives, which range from two to fifteen years. Expenditures for repair and maintenance costs are expensed as incurred. Business Combinations The Company accounts for business combinations using the acquisition method of accounting. The acquisition method of accounting requires that purchase price, including the fair value of contingent consideration, of the acquisition be allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Payments made for contingent consideration recorded as part of an acquisition’s purchase price are reflected as financing activities in the Company’s Consolidated Statements of Cash Flows, if paid more than three months after the acquisition date. If paid within three months of the acquisition date, these payments are reflected as investing activities in the Company’s Consolidated Statements of Cash Flows. Acquisition-related costs, such as legal, accounting and other costs incurred in connection with an acquisition are expensed as incurred. The Company includes the results of acquisitions in its Consolidated Financial Statements from the date of acquisition. Goodwill Goodwill represents the excess of the purchase price of an acquired entity over the fair value of tangible and intangible assets acquired and liabilities assumed. Goodwill is not amortized but instead evaluated for impairment. We perform our annual impairment test of goodwill at the reporting unit level at October 1 each fiscal year or whenever events or circumstances change that would indicate that goodwill may not be recoverable. We have concluded that our operations constitute one operating segment and reporting unit. In conducting the impairment test, we can opt to perform a qualitative assessment to test goodwill for impairment or we can directly perform the two-step impairment test described below. Based on the qualitative assessment, if we determine that the fair value of a reporting unit is more likely than not (a likelihood of more than 50%) to be less than its carrying amount, the two-step impairment test will be performed. In the first step, we compare the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not considered impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. In the second step, if the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we would record an impairment loss equal to the difference. We did not recognize any goodwill impairment charges for the year ended December 31, 2015. Acquired Intangible Assets Acquired intangible assets consist primarily of acquired customer contracts, developed technology and trade names. Acquired intangible assets are carried at cost, less accumulated amortization. Acquired intangible assets are amortized over their estimated period of benefit which approximates a 55

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 3) Significant accounting policies (Continued) straight-line basis over their estimated useful lives. Amortization expense for the year ended December 31, 2015, 2014 and 2013 was $0.2 million, less than $0.1 million and nil, respectively. Impairment of Long-Lived Assets The Company periodically reviews the carrying amounts of its tangible and intangible assets to determine whether events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Measurement of an impairment loss for long-lived assets and identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. An impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Revenue Recognition The Company derives its revenues primarily from subscription fees and installation fees, including training. The Company sells subscriptions to its cloud-based application that are generally one year in length. Its arrangements do not include a general right of return and generally automatically renew unless the Company is notified 30 days prior to the expiration of the initial term. The Company’s subscription agreements do not provide the customer the right to take possession of the software that supports the application. Installation fees consist of the configuration of the Company’s service and training of its customers. Revenue recognition commences when all of the following conditions are met: • There is persuasive evidence of the arrangement; • The service has been made available to the customer; • The fee is fixed or determinable; and • The collectability of the fees is reasonably assured. Pursuant to the authoritative accounting guidance regarding revenue recognition for arrangements with multiple deliverables, for a deliverable to qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis. The Company has determined that the installation fee does not have standalone value, so accordingly, it accounts for its arrangements as a single unit of accounting. Revenue from the Company’s subscription service is recognized on a daily basis over the subscription term as the services are delivered. The service is considered delivered, and hence revenue recognition commences, when the customer has access to Diligent Boards. Revenue is recorded ratably through the end of the contract period, which is generally twelve months from the contract date. Installation fees paid by customers in connection with the subscription service are deferred and are recognized ratably over the expected life of the customer relationships, generally nine years. In estimating the expected customer relationship period, the Company looked to guidance on the determination of the useful life of an intangible asset for the appropriate factors to be considered in 56

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 3) Significant accounting policies (Continued) estimating expected customer life and specifically focused on its customer renewal rate. Diligent’s customer contracts contain a standard ‘‘autorenew’’ feature which provides for one-year renewals unless either party provides written notice of termination. In addition, Diligent’s renewal history with its customers has been and remains at very high rates. As a result, the Company believes that its customers will renew numerous times during their tenure with Diligent. Consequently, Diligent has had a very low annual attrition rate which historically has been less than 5.0%. After considering these factors, the Company determined that a nine year estimated customer life was appropriate as of December 31, 2015. The Company evaluates its estimated customer life on an annual basis. Deferred Revenue Deferred revenue represents installation and subscription fees for which cash has been received, but for which the Company has not yet delivered its services or the criteria for the recognition of revenue have not yet been met. Deferred revenues presented in the consolidated balance sheets do not include amounts receivable (both billed and unbilled) for executed subscription agreements for which the Company has not yet received payment. Accordingly, the deferred revenue balance does not represent the total contract value of annual subscription agreements. Long term deferred revenue consists of installation fees that will be recognized over the estimated life of the customer relationship, generally nine years. Installation fees expected to be recognized within the next 12 months of the balance sheet date are included in the current portion of deferred revenue. Accounts Receivable The Company generally invoices its customers on a quarterly or annual basis. Accounts receivable represents amounts due from Diligent’s customers for which revenue has been recognized. A provision for doubtful accounts is recorded based on management’s assessment of amounts considered uncollectable for specific customers based on the age of the receivable, history of payments and other relevant information. At December 31, 2015 and December 31, 2014, the Company has recorded a provision for doubtful accounts of $0.2 million and $0.1 million, respectively. Research and Development Research and development expenses are incurred as the Company maintains and enhances its software and evaluates and develops other potential applications. Such expenses include compensation and employee benefits of engineering and testing personnel, including share-based compensation, materials, travel and direct costs associated with the design and required testing of the product line. Research and development also includes allocated indirect costs such as facility and related costs that are clearly related to research and development activities. Internal-Use Software Development Costs The Company begins to capitalize costs incurred for computer software developed for internal use when the preliminary development efforts are successfully completed, management has authorized and committed to funding the project, and it is probable that the project will be completed and the 57

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 3) Significant accounting policies (Continued) software will be used as intended. Capitalization ceases when a computer software project is substantially complete and ready for its intended use. Costs incurred prior to meeting these criteria are expensed as incurred and recorded in research and development expense in the Company’s consolidated statements of income. Enhancements that add functionality to previously released software are capitalized and maintenance and relatively minor enhancements are expensed as incurred. Capitalized software development costs are amortized over the estimated useful life of the underlying project on a straight-line basis, generally not exceeding three years and are recorded as a component of cost of sales. Operating Leases The Company records rental costs, including costs related to fixed rent escalation clauses and rent holidays, on a straight-line basis over the lease term. Income Taxes The Company files U.S. federal and state income tax returns. Foreign operations file income tax returns in their respective foreign jurisdictions. The Company accounts for deferred income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is recorded if it is considered more likely than not that some or all of a deferred tax asset may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The tax effects of an uncertain tax position taken or expected be taken in income tax returns are recognized only if it is ‘‘more likely than not’’ to be sustained on examination by the taxing authorities, based on its technical merits as of the reporting date. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company recognizes the benefit of an uncertain tax position in the period when it is effectively settled. Previously recognized tax positions are derecognized in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination. The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense. Foreign Exchange The Company’s wholly-owned foreign subsidiaries generally utilize their local currency as their functional currency. Assets and liabilities of these subsidiaries are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income or loss. The functional currency of the Company’s Singapore subsidiary is the U.S. dollar. 58

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 3) Significant accounting policies (Continued) Transactions in foreign currencies are reported at the rates of exchange at the transaction date. Assets and liabilities are translated at the rates of exchange in effect at the balance sheet date. All differences are recorded in results of operations. Share-Based Compensation The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award. The fair value of restricted stock units and performance stock units is determined using the market price of the Company’s common stock at the date of the grant and compensation expense is recognized for the portion of the award that is expected to vest. The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee. Segment Reporting Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision-maker (‘‘CODM’’), or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. In light of the Company’s current product offerings and the fact that the Company’s CODM, which is the Company’s Chief Executive Officer, monitors and reviews financial information at a consolidated level for assessing operating results and allocation of resources, management has concluded that the Company has one reportable operating segment. Earnings Per Share Basic earnings per share is computed by dividing the net income attributable to common stockholders, after deducting accrued preferred stock dividends, by the weighted average number of common and preferred shares outstanding for the period. The preferred stockholders are entitled to participate on an ‘‘as converted basis’’ in any dividends paid on the Company’s common stock, and as such are considered participating securities to which earnings should be allocated using the two-class method. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, settled or converted into common stock, unless the effect is anti-dilutive. Stock options and employee share awards are included as potential dilutive securities for the applicable periods, except that 1.6 million, 1.8 million and 0.4 million have been excluded in 2015, 2014 and 2013, respectively because their effect is antidilutive. For the year ended December 31, 2015, 2014 and 2013. 1.6 million, 0.3 million and 2.5 million performance share units, respectively, were excluded as potential dilutive securities, as the performance criteria has not been 59

DILIGENT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)
ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**3) Significant accounting policies (Continued)**

met. The computation of shares used in calculating basic and diluted earnings per common share are as follows:

The computation of shares used in calculating basic and diluted earnings per common share is as follows:

| | Year ended December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| | (in thousands) | | |
| Basic weighted average common shares outstanding | 87,386 | 86,627 | 83,760 |
| Basic weighted average preferred shares outstanding | 30,000 | 30,482 | 32,667 |
| Basic weighted average shares outstanding | 117,386 | 117,109 | 116,427 |
| Dilutive effect of stock options | 2,572 | 2,507 | 5,236 |
| Dilutive effect of performance stock units | 1,472 | 1,065 | — |
| Dilutive effect of restricted stock units | 498 | 436 | 66 |
| Dilutive weighted average shares outstanding | 121,928 | 121,117 | 121,729 |

***Recent Accounting Pronouncements***

In February of 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)" ("ASU 2016-02"). Under ASU 2016-2, an entity will be required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 provides specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company plans to adopt this guidance beginning January 1, 2019. The Company is assessing the impact of this update on its consolidated financial statements and the timing of adoption.

In November 2015, the FASB issued ASU No. 2015-17 "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." This ASU simplifies the presentation of deferred income taxes by requiring all deferred income tax assets and liabilities be classified as noncurrent on the balance sheet. This removes the requirement for the entity to determine whether the deferred tax is current or noncurrent for presentation in the balance sheet. ASU No. 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2016. This ASU is not expected to have a significant impact on the Company's consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16, "Business Combinations (Topic 805)— Simplifying the Accounting for Measurement-Period Adjustments." ASU No. 2015-16 eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. ASU No. 2015-16 is effective for annual reporting periods beginning after

60

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 3) Significant accounting policies (Continued) December 15, 2015, including interim periods within that reporting period. This ASU is not expected to have a significant impact on the Company’s consolidated financial statements. In April 2015, the FASB issued ASU No. 2015-05, ‘‘Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.’’ The amendments in this update provide guidance to customers about whether a cloud computing arrangement includes a software license. Under application of this guidance, if a cloud computing arrangement includes a software license, the update specifies that the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. A customer should account for a cloud computing arrangement as a service contract if the arrangement does not include a software license. ASU No. 2015-05 is effective for 2016 and early adoption is allowed. This ASU is not expected to have a significant impact on the Company’s consolidated financial statements. In May 2014, the FASB issued ASU No. 2015-14, ‘‘Revenue from Contracts with Customers (Topic 606),’’ a new standard related to revenue recognition, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The new standard will replace most of the existing revenue recognition standards in U.S. GAAP when it becomes effective. In July 2015, the FASB decided to delay the effective date by one year to January 1, 2018. Early adoption is permitted no earlier than 2017. The new standard can be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of the change recognized at the date of the initial application in retained earnings. The Company is assessing the potential impact of the new standard on its consolidated financial statements and has not yet selected a transition method. 4) Business Combination BoardLink Acquisition On October 19, 2015, the Company acquired all the assets of BoardLink, a SaaS provider of board and leadership team collaboration solutions, from Thomson Reuters. The acquisition of BoardLink strengthens Diligent’s position as one of the world’s leading providers of corporate governance and collaboration SaaS solutions for boards and senior executives. Under the terms of the agreement, Diligent paid $10.0 million in cash at closing for the Thomson Reuters BoardLink business. The net purchase price after a working capital adjustment of $0.2 million was $9.8 million. The Company has recorded a receivable of $0.2 million as of December 31, 2015 for the working capital adjustment, which is included in Prepaid expenses and other current assets on the consolidated balance sheet. The excess of the purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributable to expanded market opportunities. The goodwill recognized in the BoardLink acquisition is expected to be deductible for U.S. income tax purposes. The fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed were based on management’s estimates and assumptions. Acquisition related costs related to BoardLink for the year ended December 31, 2015 were $0.4 million. The Company has included the operating results of BoardLink in its consolidated financial statements since the date of acquisition through December 31, 2015, including revenue of $1.2 million and operating income of $0.3 million. The Company will finalize its assessment of the fair value of the assets and liabilities assumed at 61

DILIGENT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)
ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**4) Business Combination (Continued)**

acquisition date during 2016 and does not expect the completion of its assessment to have a material effect on its consolidated financial statements.

***BoardLink Purchase Price Allocation***

The following summarizes the preliminary fair value of acquired assets and liabilities assumed (in thousands):

| | | Useful Life (in years) |
|---|---|---|
| Current assets | $1,012 | — |
| Deferred revenue | (493) | — |
| Intangible assets: | | |
| Customer contracts | 8,440 | 15 |
| Developed technology | 170 | 2 |
| Transition services agreement | 140 | 2 |
| Tradename | 70 | 5 |
| Goodwill | 498 | — |
| Total purchase consideration | $9,837 | |

The financial information in the table below summarizes the combined results of the operations of the Company and BoardLink, on a pro forma basis, as though the companies had been combined as of January 1, 2014. The pro forma financial information for BoardLink is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2014 or of results that may occur in the future. The pro forma results include adjustments for salaries and other employer related costs for acquired employees, amortization of acquired intangible assets and fees for transition services being performed by Thomson Reuters

The following table presents the unaudited pro forma results of the Company for the years ended December 31, 2015 and 2014 as if the acquisition of BoardLink occurred on January 1, 2014 (in thousands):

| | Year ended December 31, | |
|---|---|---|
| | 2015 | 2014 |
| Pro forma total revenue | $104,617 | $89,536 |
| Pro forma net income | $ 10,462 | $10,407 |
| Pro forma earnings per share—basic | $ 0.09 | $ 0.09 |
| Pro forma earnings per share—diluted | $ 0.08 | $ 0.08 |

62

DILIGENT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)
ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**5) Intangible assets and goodwill**

During the first quarter of 2015, the Company began to capitalize costs related to the development of a new SaaS collaboration tool, ("Diligent Teams" or "Teams"). The initial version of Teams was ready for its intended use and a limited release was made available for customer subscription as of September 30, 2015. The amount of capitalized costs during the year ended December 31, 2015 was $4.9 million and no such costs were capitalized as of December 31, 2014. The Company began to amortize the capitalized costs associated with the development of Teams during the fourth quarter of 2015. Direct development costs related to software enhancements for Boards that add functionality are permitted to be capitalized and amortized over their useful lives, however the Company has not historically maintained sufficient detail records of its development efforts for Boards and has not capitalized such costs.

The gross carrying amount and accumulated amortization of the Company's intangible assets are as follows:

| | December 31, 2015 | | | |
|---|---|---|---|---|
| | Amortization Period | Gross Value | Accumulated Amortization | Net Carrying Value |
| | (in years) | | (in thousands) | |
| Customer contracts | 15 | $ 8,440 | $(112) | $ 8,328 |
| Capitalized internal-use software | 3 | 4,949 | (327) | 4,622 |
| Trademarks | 5 | 345 | (73) | 272 |
| Developed technology | 2 | 170 | (17) | 153 |
| Transition services agreement | 2 | 140 | (14) | 126 |
| | | 14,044 | (543) | 13,501 |

At December 31, 2014, the Company had trademarks with a useful life of 5 years. The gross value, accumulated amortization and net carrying value was equal to $0.3 million, less than $0.1 million and $0.3 million, respectively.

Amortization expense of intangible assets for 2015 and 2014 was $0.5 million and less than $0.1 million, respectively, of which $0.3 million was included in Cost of revenue in 2015. The Company's estimate of future amortization expense for intangible assets that exist at December 31, 2015 is as follows:

| Year ending December 31, | Amount |
|---|---|
| | (in thousands) |
| 2016 | $ 2,436 |
| 2017 | 2,405 |
| 2018 | 1,955 |
| 2019 | 617 |
| 2020 | 574 |
| Thereafter | 5,514 |
| Total | $13,501 |

63

DILIGENT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)

ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**5) Intangible assets and goodwill (Continued)**

The changes in the carrying value of goodwill for the year ended December 31, 2015 is as follows:

| | Carrying Amount |
|---|---|
| Balance, December 31, 2014 | $ — |
| Acquisition of BoardLink | 498 |
| Balance, December 31, 2015 | $498 |

**6) Property and equipment and obligations under capital leases**

Property and equipment is comprised of the following:

| | December 31, | |
|---|---|---|
| | 2015 | 2014 |
| | (in thousands) | |
| Equipment | $ 16,057 | $13,312 |
| Purchased computer software | 4,101 | 3,398 |
| Leasehold improvements | 2,987 | 2,714 |
| | 23,145 | 19,424 |
| Less: Accumulated depreciation and amortization | (10,448) | (7,221) |
| Net property and equipment | $ 12,697 | $12,203 |

Depreciation and amortization expense for the years ended December 31, 2015, 2014 and 2013 were $3.7 million, $2.8 million and $1.6 million, respectively.

Obligations under capital leases consist of various financing arrangements entered into by the Company to acquire computer equipment and software. Leases outstanding at December 31, 2015 bear interest at rates ranging from 3.8% to 5.5% per annum, with monthly payments of less than $0.1 million and mature on February 1, 2016. Each lease is secured by the underlying leased asset. Amortization of assets recorded under capital leases is included in depreciation expense. The assets relating to capital leases, included in property and equipment on the balance sheet, are as follows:

| | December 31, | |
|---|---|---|
| | 2015 | 2014 |
| | (in thousands) | |
| Capital lease assets included in equipment | $ 1,937 | $ 1,937 |
| Capital lease assets included in computer software | 511 | 511 |
| Less: Accumulated depreciation and amortization | (1,658) | (1,137) |
| | $ 790 | $ 1,311 |

Depreciation expense relating to assets acquired under capital leases was $0.5 million, $0.6 million and $0.4 million for the years ended December 31, 2015, 2014 and 2013, respectively.

64

DILIGENT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)

ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**6) Property and equipment and obligations under capital leases (Continued)**

Future minimum lease payments due under capital leases agreements as of December 31, 2015:

| Year ending December 31, | Future Minimum Lease Payments (in thousands) |
|---|---|
| 2016 | $63 |
| Less interest portion of payments | (1) |
| Present value of minimum lease payments | $62 |

**7) Accrued expenses and other current liabilities**

Accrued expenses and other current liabilities are comprised of the following:

| | December 31, | |
|---|---|---|
| | 2015 | 2014 |
| | (in thousands) | |
| Accrued commissions, bonuses, and payroll | $ 5,879 | $ 5,483 |
| Performance cash award | 1,413 | 1,413 |
| Accrued sales taxes | 1,455 | 2,119 |
| Accrued preferred stock dividend | 330 | 335 |
| Other (individually less than 5% of total current liabilities) | 3,414 | 2,118 |
| Total accrued expenses and other liabilities | $12,491 | $11,468 |

**8) Geographic information**

The Company's revenue, by geographic location of the customer, and long-lived assets located outside the Americas are as follows:

| | Year ended December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| | (in thousands) | | |
| Revenues: | | | |
| Americas | $69,412 | $58,810 | $48,723 |
| EMEA | 20,843 | 17,145 | 11,857 |
| Asia Pacific | 9,054 | 7,099 | 4,177 |
| Total | $99,309 | $83,054 | $64,757 |

| | December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| Long-lived assets outside the United States, net | $2,433 | $2,532 | $330 |

65

DILIGENT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)
ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**9) Income taxes**

Income before provision for income taxes is comprised of the following:

| | Year ended December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| | (in thousands) | | |
| Domestic | $10,677 | $ 9,381 | $ 7,080 |
| Foreign | 674 | 5,623 | 2,924 |
| | $11,351 | $15,004 | $10,004 |

Domestic income includes intercompany charges to foreign affiliates for management fees, cost sharing and royalties. Foreign income includes the income from all of the Company's foreign subsidiaries, including the Singapore subsidiary, which is a disregarded entity for U.S. income tax purposes.

The components of income tax expense for the years ended December 31, were as follows:

| | Year ended December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| | (in thousands) | | |
| Income tax expense: | | | |
| Current: | | | |
| Federal | $ 2,839 | $ 5,341 | $ 2,947 |
| State and Local | 651 | 894 | 714 |
| Foreign | 1,609 | 2,698 | 1,361 |
| Total current | $ 5,099 | $ 8,933 | $ 5,022 |
| Deferred: | | | |
| Federal | $ (994) | $(1,689) | $ (680) |
| State and Local | (46) | (24) | (90) |
| Foreign | (812) | (1,142) | (508) |
| Total deferred | (1,852) | (2,855) | (1,278) |
| Total income tax expense: | $ 3,247 | $ 6,078 | $ 3,744 |

66

DILIGENT CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)

ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**9) Income taxes (Continued)**

The income tax provision differs from the amount of tax determined by applying the U.S. federal statutory rate as follows:

| | Year ended December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| | (in thousands) | | |
| Federal income tax statutory rate | 34% | 34% | 34% |
| State and local income taxes, net of federal benefit | 3.2 | 2.9 | 3.8 |
| Tax credits related to research activity | (4.9) | (1.5) | (2.2) |
| Stock-based compensation | 3.3 | 1.9 | 0.9 |
| Other permanent differences | (2.1) | 0.5 | 0.3 |
| Effect of non-U.S. operations | (1.5) | (4.3) | (1.2) |
| Return to provision adjustments | (4.8) | 3.7 | 1.9 |
| Change in unrecognized tax positions | 0.8 | 2.2 | — |
| Other | 0.6 | 1.0 | (0.1) |
| Income tax expense | 28.6% | 40.4% | 37.4% |

The following is a summary of the Company's deferred tax assets and liabilities:

| | December 31, | |
|---|---|---|
| | 2015 | 2014 |
| | (in thousands) | |
| Deferred tax assets (liabilities) | | |
| Net operating loss and tax credit carryforwards | $ 2,478 | $ 1,953 |
| Deferred revenue | 5,955 | 4,272 |
| Stock-based compensation | 3,319 | 2,235 |
| Deferred compensation | 114 | 1,242 |
| Accruals and reserves | 1,180 | 1,583 |
| Other | 379 | 80 |
| Fixed assets | (1,997) | (1,793) |
| Net deferred tax asset | $11,428 | $ 9,572 |

At December 31, 2015, the Company had federal and state income tax net operating loss carryforwards of $4.9 million, which expire at various dates from 2028 through 2029.

Beginning in 2013, the Company's annual net operating loss carryforward became subject to a limitation of approximately $0.4 million to offset expected taxable income until expiration of the carryforwards. Based on this limitation, the Company expects that approximately $4.9 million of its total net operating loss carryforwards will expire unutilized in 2029. A full valuation allowance had previously been provided on the related deferred tax asset, and therefore the deferred tax asset and valuation allowance relating to the net operating loss carryforwards expected to expire unutilized were written off.

67

DILIGENT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)
ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**9) Income taxes (Continued)**

The amounts recorded as net deferred tax assets represent the amount of tax benefits of existing deductible temporary differences and loss carryforwards that are more likely than not to be realized through the generation of sufficient future taxable income within the carryforward period. Significant management judgment is required in determining any valuation allowance recorded against deferred tax assets.

We have established a liability for unrecognized tax benefits that management believes to be adequate. Once established, unrecognized tax benefits are adjusted if more accurate information becomes available, or a change in circumstance or an event occurs necessitating a change to the liability. Given the inherent complexities of the business and that we are subject to taxation in a substantial number of jurisdictions, we routinely assess the likelihood of additional assessment in each of the taxing jurisdictions.

The following is a reconciliation of unrecognized tax benefits:

| | Year ended December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| | (in thousands) | | |
| Beginning balance | $763 | $ 439 | $175 |
| Additions for tax positions of prior years | — | — | — |
| Reductions for tax positions of prior years | — | — | — |
| Additions for tax positions of current year | 93 | 524 | 264 |
| Reductions for tax positions of current year | — | — | — |
| Reductions due to settlements | — | (200) | — |
| Reductions due to lapse of statute of limitaitons | — | — | — |
| Ending balance | $856 | $ 763 | $439 |

The total amount of unrecognized benefits that, if recognized, would affect our effective tax rate was $0.9 million, $0.8 million and $0.4 million at December 31, 2015, 2014 and 2013, respectively. The Company does not anticipate any significant changes in its reserves for uncertain tax benefits within the next 12 months.

The Company classifies interest and penalties on uncertain tax positions in income tax expense. The amount of interest and penalties related to uncertain tax positions was not significant in 2015, 2014 or 2013.

As of December 31, 2015, 2014 and 2013, the undistributed earnings in our international subsidiaries were $9.0 million, $8.1 million and $2.9 million, respectively. Undistributed earnings of the Company's foreign operations are intended to remain indefinitely invested, and accordingly, no U.S. income taxes have been provided on these earnings. If at some future date these earnings cease to be indefinitely invested, the Company may be subject to U.S. income taxes and foreign withholding and other taxes on such amounts. Because the time and manner of repatriation is uncertain, we cannot reasonably estimate the amount of the deferred income tax liability relating to unrepatriated earnings at this time.

68

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 9) Income taxes (Continued) The Company and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. The Company’s U.S. federal and state income tax returns for the tax years 2012 and forward are open for examination by the taxing jurisdictions. The Company’s foreign income tax returns are open for examination by the local taxing jurisdictions for the following years: New Zealand—2010 and forward; U.K.—2012 and forward; Australia—2012 and forward. 10) Redeemable Preferred Stock In March 2009, the Company issued 30 million shares of Series A Preferred Stock for $0.10 per share in a private offering, providing aggregate gross proceeds of $3 million. Expenses relating to the share issuance were $0.1 million. The principal terms of the Preferred Shares are as follows: Dividend rights—The Preferred Shares carry a fixed, cumulative, dividend of 11% per annum (adjusted for stock splits, consolidation, and other factors). The dividend, which is due on the first business day of each calendar year for the prior year, may (at the Company’s option) be paid either in cash or in kind by the issuance of additional Preferred Shares (PIK Shares), to be issued at the same issue price as the Series A. Preferred Stock of $0.10 per share—The 11% annual dividend on the Preferred Shares will have preference over the declaration or payment of any dividends on the Company’s common stock. In addition to the 11% preferred dividend, the holders of the Preferred Shares are also entitled to participate pro rata in any dividend paid on the Company’s common stock. Conversion rights—The Preferred Shares are convertible at any time at the option of the holders into the Company’s common stock on a one-for-one basis. In addition, Preferred Shares will automatically be converted into common stock upon the closing of an underwritten share offering by the Company on a registered stock exchange which realizes at least $40 million of gross proceeds. Redemption rights—The holders of the Preferred Shares have the option to require the Preferred Shares (including any PIK shares) to be redeemed in cash, at $0.10 per share plus accrued and unpaid dividends, at any time after 60 months from the date of issue of the Preferred Shares. Any redeemed amounts will be paid in four equal quarterly installments commencing 60 days after the redemption request. Anti-Dilution Provision—In the event of a future offering of the Company’s stock at a price per common share which is less than the Preferred Share conversion rate immediately before such offering, the conversion price for the Preferred Shares is adjusted according to a weighted average formula. Liquidation preference—In the event of any voluntary or involuntary liquidation of the Company, the holders of Preferred shares are entitled to an amount per Preferred Share equal to 1.5 times the original issue price of $0.10 plus any accrued but unpaid dividends. In addition, the holders of preferred shares participate on a pro rata, as converted basis, in the distribution of any remaining assets after payment of the liquidation preference. A merger or acquisition of the Company is considered a deemed liquidation event. 69

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 10) Redeemable Preferred Stock (Continued) Voting rights—Preferred Shares have equal voting rights (one vote per share) to common stock, except that Preferred Shares do not vote in the general election of directors. Other provisions—For as long as not less than 15 million Preferred Shares are outstanding, the holders of the Preferred Shares have the right between them to appoint one director, and the Company may not take action relating to certain major transactions, including a merger or acquisition, without obtaining the consent of not less than 60% of the Preferred Shares or without obtaining the approval of the director appointed by the holder of the Preferred Shares (for matters requiring Board of Directors approval). Accounting for Preferred Shares—If certain criteria are met, companies must bifurcate conversion options from their host instruments and account for them as free standing derivative instruments. The Company has evaluated the redemption, conversion and contingent conversion features of the Preferred Shares and determined that the embedded conversion option is not required to be bifurcated. Additionally, the Company analyzed the conversion feature and determined that the effective conversion price was higher than the market price at date of issuance; therefore no beneficial conversion feature was recorded. However, if the Company were to pay Preferred Stock dividends by issuing PIK shares, the issuance of such PIK shares would result in a beneficial conversion feature if the fair value of the Company’s common stock at the dividend declaration date exceeds the per share conversion price of the Preferred Shares. The Company has classified the Preferred Shares as temporary equity because they are redeemable upon the occurrence of an event that is not solely within the control of the issuer. As noted above, the holders of the Preferred Shares may demand redemption at any time after 60 months from the date of issue. The carrying value of the securities, which were initially recorded at their face value net of issuance costs, is increased to the redemption value over the period from the date of issuance to the earliest potential date of redemption. In March 2014, Carroll Capital Holdings and Spring Street Partners, L.P. converted 889,219 and 1,777,904 shares of Series A Preferred Stock, respectively, to an equivalent number of shares of common stock. 11) Stockholders’ equity The Company has reserved 47.4 million shares to be issued upon conversion of its Series A Preferred Stock, outstanding stock options, restricted stock units, preferred stock units and shares available for future issuance under its existing Stock Option and Incentive Plans. Spring Street Partners, L.P., a holder of the Series A Preferred Stock, waived its right to the preferred stock dividend payable on January 3, 2013 in the amount of $0.2 million. This was recorded as a non-cash capital contribution in 2013. The founder and managing partner of Spring Street Partners, L.P. is also the Chairman of the Board of Directors of the Company. 12) Stock option and incentive plans In November 2007, the Company adopted the 2007 Stock Option and Incentive Plan (the ‘‘2007 Plan’’) authorizing the issuance of up to 10 million shares of the Company’s common stock as awards 70

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 12) Stock option and incentive plans (Continued) to selected employees, directors and consultants of the Company and its affiliates, in the form of incentive stock options, non-qualified stock options, and restricted shares of common stock. In June 2010, the Company adopted the 2010 Stock Option and Incentive Plan (the ‘‘2010 Plan’’) authorizing the issuance of up to 5 million shares of the Company’s common stock to employees, directors and consultants of the Company and its affiliates, as incentive stock options and non-qualified stock options. The 2010 Plan was amended in April 2012 to authorize the issuance of an additional 2.5 million shares. The Company’s Board of Directors or the Compensation Committee determined the number of shares, the term, the frequency and date, the type, the vesting periods, and any performance criteria pursuant to which stock option awards may be granted and the restrictions and other terms and conditions of each grant of restricted shares in accordance with the terms of the 2007 and 2010 Plans. On May 3, 2013, the Board adopted the Diligent Corporation 2013 Incentive Plan (the ‘‘Plan’’), which was approved by the Company’s stockholders in June 2013. An aggregate of 15.5 million shares of the Company’s common stock may be issued pursuant to the Plan to employees, directors and consultants of the Company and its affiliates as of December 31, 2015. The Company has reserved 4.1 million shares for issuance in connection with the replacement incentive awards issued in accordance with the former CEO Substitute Remuneration Package as discussed below. In April 2015, the shareholders’ approved an increase in the shares reserved for issuance under the Plan of 7.0 million. As of December 31, 2015, 4.4 million shares were available for future issuances of awards under the Plan. As of the date of approval of the 2013 Plan, 46 thousand and 2.6 million shares remained available for issuance under the 2007 and 2010 Plans, respectively. Upon approval of the 2013 Plan, the Company discontinued use of the 2007 and 2010 Plans and no shares remain available for future issuance under these plans. Awards under the Plan may be made in the form of stock options (which may constitute incentive stock options or nonqualified stock options), share appreciation rights, restricted shares, restricted share units, performance awards, bonus shares and other awards. In addition, certain awards under the Plan may be denominated or settled in cash, including performance awards. The Company’s standard remuneration package for non-executive directors consists of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component. The total value of the standard remuneration package is $0.1 million per annum, of which 38% is payable in cash and the remainder in common stock In December 2012, the Company’s Board of Directors authorized a Special Committee of independent directors to conduct a review of the Company’s past stock issuances and stock option grants to determine whether they were in accordance with the relevant incentive plans. The Special Committee found that three option awards—one under the 2007 Stock Option and Incentive Plan (‘‘2007 Plan’’), and two under the 2010 Stock Option and Incentive Plan (‘‘2010 Plan’’)—exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. Specifically, a 2009 award to the former Chief Executive Officer (CEO) exceeded the cap in the 2007 Plan by 1.6 million shares, a 2011 award to the former CEO exceeded the cap in the 2010 Plan by 2.5 million shares, and a 2011 award to another officer exceeded the cap in the 2010 Plan by 250,000 shares. 71

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 12) Stock option and incentive plans (Continued) In May 2013, the Company and the Company’s former CEO entered into a Replacement Grant Agreement providing for the cancellation of the affected stock options and the issuance of a replacement award, which was to become effective upon the occurrence of certain future events. In June 2013, the Company entered into an agreement with respect to the options issued to the other officer in excess of the applicable plan cap, under which 250,000 options were cancelled, the vesting schedule for the remaining nonvested options were extended over a four and a half year period, and replaced with 150,000 restricted stock units, with graded vesting over four and a half years. The modification of this award resulted in less than $0.1 million of additional compensation expense. In December 2013, the Company and the former CEO entered into an Amendment to Replacement Grant Agreement which finalized the terms of the incentive compensation package to be provided to the Company’s former CEO in substitution for certain awards that exceeded the applicable plan caps. Under the terms of the Amendment to Replacement Grant Agreement, on December 23, 2013 (the ‘‘Grant Date’’), the former CEO’s fully vested option to purchase 2.4 million shares of the Company’s common stock for an exercise price of U.S. $0.14 per share was cancelled to the extent it was in excess of the applicable plan cap, consisting of 1.6 million of such shares. In exchange for the cancellation of the relevant portion of the award, the former CEO received: • An option to purchase 1.6 million shares of common stock having an exercise price of U.S. $2.79, which was the Company’s closing price per share expressed in U.S. dollars on the last trading day on the NZX Main Board immediately prior to the Grant Date (the ‘‘Exercise Price’’) of December 23, 2013. The option vested on December 31, 2013, and has a term of ten years from the Grant Date. • A performance cash award of U.S. $4.2 million, determined based on 1.6 million multiplied by the excess of the Exercise Price of U.S. $2.79 over U.S. $0.14. The former CEO’s right to receive such cash award was contingent on the Company achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014 and his continued employment through such date. This revenue target was achieved and the cash award was to be paid in three equal annual installments. The first installment in the amount of $1.4 million was paid in the third quarter of 2014, the second installment was paid in the first quarter of 2015 and the final installment will be paid in the first quarter of 2016, or, if earlier, upon a change in control of the Company or the former CEO’s separation from service. Effective March 31, 2015, the former CEO became the Company’s Chief Product Strategy Officer. Any payment due on any installment date will be proportionally reduced if the sum of the Company’s stock price plus dividends for a measurement period prior to each payment date falls below 75% of the Exercise Price. The remaining liability for the performance cash award of $1.4 million is recorded in accrued expenses and other current liabilities on the consolidated balance sheet as of December 31, 2015. In addition, the former CEO held an option to purchase 3.0 million shares of the Company’s common stock for an exercise price of U.S. $0.82 per share, which remained subject to vesting. Under 72

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 12) Stock option and incentive plans (Continued) the terms of the Amendment to Replacement Grant Agreement, the Company cancelled the portion of such option in excess of the applicable plan cap, consisting of 2.5 million of such shares. In exchange for the cancellation of the relevant portion of the award, the former CEO received: • Performance share units (‘‘PSUs’’) for 2.25 million shares of common stock issuable contingent on Diligent achieving revenue growth of at least 7% during the twelve month period ended June 30, 2014. Effective June 30, 2014, the Company’s revenues met the performance requirement of at least seven percent (7%) growth over the performance period as compared to the period from July 1, 2012 through June 30, 2013. The PSUs were determined to be earned and the award will vest in four equal installments based on continued employment, commencing June 30, 2015, with full vesting occurring on June 30, 2018. The delivery dates for the vested performance shares will be 50% in 2018 and 50% in 2019 or, if earlier, upon a change in control of the Company or the former CEO’s separation from service. • PSUs for up to 250,000 shares of common stock contingent on Diligent achieving either at least 15% fully diluted EPS growth (adjusted to exclude stock-based compensation expense and extraordinary items) or 15% total stockholder return (‘‘TSR’’) growth in four one-year measurement periods beginning April 1, 2013 (the ‘‘Level 2 PSU Agreement’’). TSR growth is measured based on Diligent’s stock price performance during the 20 trading days prior to the relevant measurement date. The Level 2 PSU Agreement provides that 62,500 shares of common stock (the ‘‘Level 2 Performance Shares’’) will be earned in each year for which the applicable target is met, with the additional opportunity to earn such shares at the end of the four year performance period if the cumulative fully diluted EPS growth or TSR growth meet the cumulative performance target. The delivery dates for the vested performance shares will be in 2018 or, if earlier, upon a change in control of the Company or the former CEO’s separation from service. The vesting of the options, performance cash award and performance stock units described above will be subject to certain acceleration provisions in the event of a change in control of the Company, upon death or disability or if the CEO is terminated without cause or resigns for good reason. The Company recorded compensation expense of $1.0 million, $3.1 million and $2.9 million during the years ended December 31, 2015, 2014 and 2013, respectively, relating to the replacement awards. The performance stock units are expected to result in compensation cost of $0.4 million in 2016, $0.2 million in 2017 and $0.1 million in 2018. On March 31, 2015, the Company and the former CEO entered into a Deferred Share Award Agreement (the ‘‘Deferred Share Award Agreement’’) to give effect to the Company’s agreement that the former CEO would have been eligible to receive the first tranche of the Level 2 Performance Shares pursuant to the Level 2 PSU Agreement, after giving effect to the restatement of the Company’s financial statements. The Company calculated a new baseline EPS for the period beginning April 1, 2013 through March 31, 2014 using post-restatement amounts (the ‘‘New Baseline EPS’’) and concluded that the former CEO earned the first tranche of 62,500 shares of common stock, based on the achievement of 15% growth of fully diluted EPS during the period from April 1, 2013 through March 31, 2014. 73

DILIGENT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)
ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**12) Stock option and incentive plans (Continued)**

The agreement to utilize the New Baseline EPS is considered an award modification and triggers a revaluation of the Level 2 Performance Shares on the modification date, which in this instance was March 31, 2015. Consequently, the Company revalued the Level 2 Performance Shares and is expensing the Level 2 Performance Shares based on the grant date fair value of the original award plus the incremental fair value of the modified award. The incremental expense associated with the revaluation of the Level 2 Performance Shares resulted in an additional expense of $0.3 million to be recognized over their original expected vesting dates.

***Stock Options***

The exercise price of each option is the market price of the Company's stock for the last sale prior to the grant date, converted to U.S. dollars using the exchange rate in effect on the grant date. The options generally expire after a period not to exceed ten years, except in the event of termination, whereupon vested options must be exercised generally within three months, or upon death or disability, in which cases the vested options must be exercised within twelve months, but in all cases the exercise date may not exceed the expiration date.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The resulting fair value is recognized as share-based compensation expense on either a straight line basis for options that are subject to cliff vesting or a graded basis for options that vest in annual installments, over the option vesting period. Stock options generally vest over four years but vesting periods range from two to six years. The fair value of options granted to nonemployees is initially measured at grant date and remeasured each quarter until the vesting date, which is the measurement date for share-based compensation issued to nonemployees.

The fair values were estimated using the following range of assumptions:

| | Year Ended December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| Expected volatility(1) | 53.82 - 59.17% | 50.56 - 50.94% | 58.06 - 59.20% |
| Expected term(2) | 6.25 years | 6.25 years | 5.0 - 6.3 years |
| Risk-free interest rate(3) | 1.73 - 1.88% | 1.98 - 2.26% | 1.08 - 1.68% |
| Dividend yield | — | — | — |

(1) The expected volatility was determined using historical volatility data for comparable companies in 2014 and 2013 because the period of active trading history of the Company's common stock was less than the expected term of the options.

(2) The expected term of the options has been estimated using the simplified method which calculates the average of the vesting period and the contractual term of the options, because the Company's limited historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term.

(3) The risk free interest rate is based on the U.S. Treasury constant maturity nominal yield with a term approximately equal to the expected terms of the options.

74

DILIGENT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)
ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**12) Stock option and incentive plans (Continued)**

A summary of stock option activity for the year ended December 31, 2015 is as follows:

| | Options (in thousands) | Weighted Average Exercise Price |
|---|---|---|
| Outstanding at January 1, 2015 | 6,553 | $2.31 |
| Granted | 720 | 3.42 |
| Exercised | (128) | 0.82 |
| Forfeited | (100) | 3.85 |
| Outstanding at December 31, 2015 | 7,045 | $2.42 |
| Exercisable at December 31, 2015 | 5,350 | $2.01 |
| Options vested and expected to vest | 7,009 | |

The aggregate intrinsic value of the stock options exercisable at December 31, 2015, 2014 and 2013 was $11.7 million, $9.8 million and $6.5 million, respectively. The aggregate intrinsic value of options exercised during 2015, 2014 and 2013 $0.4 million, $0.4 million and $0.8 million, respectively. The aggregate intrinsic value of options expected to vest at December 31, 2015 was $0.8 million.

***Performance Stock Units***

In connection with the entry into an employment agreement with the Company's new CEO, and an amendment to the employment agreement of its former CEO, now its Founder and Chief Product Strategy Officer, on March 31, 2015, the Company granted PSUs providing for the issuance of up to an aggregate of 675,000 shares of common stock, with a grant date fair value of $2.7 million, to the new CEO and the Chief Product Strategy Officer. The shares of common stock underlying the PSUs are issuable contingent on the Company achieving revenue thresholds based on reported revenue over a trailing 12 month period measured at each quarter end date beginning on March 31, 2015 and ending on March 31, 2021. There are four performance thresholds and the performance share units will vest 25% upon the achievement of each performance threshold. The Company has determined that all four of the performance measures are probable to be met within the next four years and has begun recording compensation expense for each tranche on a graded basis from the grant date through the date each threshold is expected to be achieved. Vesting periods for the above mentioned PSUs range from one year to approximately four years.

The Company issued PSUs providing for the issuance of up to an aggregate of 705,000 shares of common stock to certain executives in 2015. The grant date fair value of these shares is equal to $2.5 million. The shares of common stock underlying the PSUs are issuable contingent on the Company achieving revenue thresholds based on reported revenue over a trailing 12 month period measured at each quarter end date beginning on September 30, 2015 and ending on December 31, 2021. There are four performance thresholds and the performance share units will vest 25% upon the achievement of each performance threshold. The Company has determined that all four of the performance measures are probable to be met within the next four years and has begun recording compensation expense for each tranche on a graded basis from the grant date through the date each threshold is expected to be achieved. Vesting periods for the above mentioned PSUs range from one year to approximately four years.

75

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 12) Stock option and incentive plans (Continued) A summary of PSU activity for the year ended December 31, 2015 is as follows: Weighted Average Grant Date Fair Value Per Share Performance Stock Units (in thousands) 2,500 1,380 (625) — Nonvested at January 1, 2015 . . . . . . . . . . . . . . . . . . Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Vested . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Forfeited . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Nonvested at December 31, 2015 . . . . . . . . . . . . . . . $2.79 3.79 2.92 — $3.28 3,255 The Company estimates the fair value of the PSU’s as of the grant date utilizing the closing price of its common stock on that date. Restricted Stock Units RSUs granted to employees vest on a graded vesting schedule over a period of two to four years, as long as such employee remains in the employ of the Company on each vesting date. The grant date fair value is equal to the market price of the Company’s stock on the date of grant, converted to U.S. dollars using the prior day’s exchange rate. A summary of RSU activity for the year ended December 31, 2015 is as follows: Restricted Stock Units Weighted Average Grant Date Fair Value Per Share (in thousands) 1,055 2,086 (407) (75) Nonvested at January 1, 2015 . . . . . . . . . . . . . . . . . . Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Vested . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Forfeited . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Nonvested at December 31, 2015 . . . . . . . . . . . . . . . $4.17 3.90 3.88 3.85 $3.89 2,659 The Company estimates the fair value of the RSUs as of the grant date utilizing the closing price of its common stock on that date. The vesting of the options, performance cash award, PSUs and RSUs described above will be subject to certain acceleration provisions in the event of a change in control of the Company, upon death or disability or termination without cause or resignation for good reason. 76

DILIGENT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)
ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**12) Stock option and incentive plans (Continued)**

A summary of share-based compensation (excluding shares issued to the board of directors) for the year ended December 31, 2015, 2014 and 2013 is as follows:

| | Year Ended December 31, | | |
|---|---|---|---|
| | 2015 | 2014 | 2013 |
| | (in thousands) | | |
| Stock options | $1,711 | $1,091 | $2,329 |
| Performance stock units | 2,443 | 1,009 | — |
| Restricted stock units | 3,364 | 933 | 252 |
| Total | $7,518 | $3,033 | $2,581 |

The total income tax benefit recognized in the income statement for share-based compensation costs was $0.1 million $0.2 million and $0.8 million for 2015, 2014 and 2013, respectively. At December 31, 2015 there was $13.5 million of unrecognized share-based compensation expense, which includes $1.9 million for stock options, $7.1 million for RSUs and $4.5 million for PSUs. The weighted average period for this cost to be recognized is 1.2 years.

For awards that are expected to result in a tax deduction, a deferred tax asset is recorded in the period in which share-based compensation is recognized. Any corporate income tax benefit realized upon exercise of a stock option award in excess of that previously recognized in earnings (referred to as an excess tax benefit) is presented in the consolidated statements of cash flows as a financing cash flow. Realized excess tax benefits are credited to additional paid-in-capital in the consolidated balance sheet and statement of changes in stockholders' equity. Realized shortfall tax benefits (amounts which are less than that previously recognized in earnings) are first offset against the cumulative balance of excess tax benefits, if any, and then charged directly to income tax expense.

The Company sponsors a defined contribution 401(k) plan, which covers all U.S. employees. The Company's matching contribution to the plan was $0.7 million $0.5 million and $0.4 million in 2015, 2014 and 2013, respectively.

**13) Commitments**

***Operating leases***

The Company has non-cancelable operating lease agreements for office space in the United States and certain foreign locations which expire at various dates through 2024. Rent expense for leases with rent escalations is recognized on a straight-line basis over the term of the lease. Rent expense under operating leases for the years ended December 31, 2015, 2014 and 2013 was $2.0 million, $1.8 million and $1.3 million, respectively.

The lease agreements require security deposits in the amount of $0.8 million at December 31, 2015 and 2014, which is recorded in the consolidated balance sheet.

The Company entered into a sub-lease that commenced in February 2015 and will terminate in February 2018. The Company will receive rental income of $0.5 million and have operating rent expense of $0.3 million from the commencement date through the end of the lease.

77

DILIGENT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)
ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**13) Commitments (Continued)**

The Company entered into a sub-lease that commenced in May 2014 and will terminate in February 2018. The Company will receive rental income of $0.4 million and have operating rent expense of $0.4 million from the commencement date through the end of the lease.

The Company entered into a sub-lease that commenced in December 2013 and will terminate in February 2018. The Company will receive rental income of $0.8 million and have operating rent expense of $0.9 million from the commencement date through the end of the lease. During the year ended December 31, 2013, the Company recorded a loss of $0.1 million related to the sublease that has been charged to rent expense.

Future minimum lease payments and sublease income for leases that have initial or non-cancelable lease terms in excess of one year at December 31, 2015 are as follows:

| Year ending December 31, | Minimum Lease Commitments | Subleases | Minimum Net Rentals |
|---|---|---|---|
| | | (in thousands) | |
| 2016 | $ 2,440 | $ (494) | $ 1,946 |
| 2017 | 2,350 | (509) | 1,841 |
| 2018 | 1,956 | (86) | 1,870 |
| 2019 | 1,867 | | 1,867 |
| 2020 | 1,473 | | 1,473 |
| Thereafter | 4,716 | | 4,716 |
| | $14,802 | $(1,089) | $13,713 |

***Warranties and indemnification***

The Company's service is warranted to perform in a manner materially consistent with its marketing and training materials, specifications and technical information provided to users. The Company's arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party's intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations.

The Company has also agreed to indemnify its directors and officers to the fullest extent allowed under applicable law for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's services as a director or officer of the Company, or arising as a result of that person serving at the request of the Company as a director, officer, employee or agent of another enterprise. The Company maintains director and officer insurance coverage that should enable the Company to recover a portion of any future amounts paid.

78

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 14) Contingencies Sales tax States and certain local taxing jurisdictions have differing rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of sales taxes to our subscription services in various jurisdictions is unclear. We have recorded sales tax provisions of $1.5 million and $2.1 million as of December 31, 2015 and 2014, respectively, with respect to sales and use tax liabilities in various states and local jurisdictions. It is possible that we could face sales tax audits and that our liability for these taxes could exceed our estimates as state tax authorities could assert that we are obligated to collect additional amounts as taxes from our customers and remit such taxes to those authorities. We could also be subject to audits with respect to states and international jurisdictions for which we have not accrued tax liabilities. A successful assertion that we should be collecting additional sales or other taxes on our services in jurisdictions where we have not historically done so and do not accrue for sales taxes could result in substantial tax liabilities for past sales, discourage customers from purchasing our application or otherwise harm our business and operating results. Litigation and claims In the ordinary course of business, Diligent is a party to pending legal proceedings and claims. Although the outcome of such items cannot be determined with certainty, Diligent’s General Counsel and management are of the opinion that the final outcome will not have a material effect on the Company’s financial position, results of operations or cash flows. NZX Listing Rules In June 2014, New Zealand time, the Company received notification from the NZX Limited (‘‘NZX’’) in respect to alleged breaches of the NZX Listing Rules for the delayed release of the 2013 annual report, the 2013 full year preliminary announcement and the 2013 interim report. The notification informed the Company that the NZX has determined to refer the Company’s alleged breaches to the NZ Markets Disciplinary Tribunal. Any actions by the NZX Limited, and any action taken by the NZ Markets Disciplinary Tribunal, does not foreclose the risk of litigation or other regulatory actions relating to the historical instances of non-compliance identified. Due to the instances of non-compliance, the Company may be subject to an increased risk of regulatory actions, claims or litigation, the defense of which would require the Company’s management to devote significant attention and to incur significant legal expense and which could require us to pay substantial judgments, settlements, fines or other penalties. In September 2014, the NZ Markets Disciplinary Tribunal approved a settlement reached by the Company and the NZX regarding the breaches of the NZX Listing Rules by the Company relating to the delayed reports described above. The settlement provided for the payment of fines and costs by the Company, consisting of less than $0.1 million as a penalty to the NZX Discipline Fund and less than $0.1 million towards the cost of NZXR. In June 2015, the NZ Markets Disciplinary Tribunal approved a settlement reached by the Company and the NZX regarding the breaches of the NZX Listing Rules by the Company, relating to 79

DILIGENT CORPORATION NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued) ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED 14) Contingencies (Continued) the Company not having the required minimum of two New Zealand resident directors from the period of April 9, 2015 to April 29, 2015. The settlement provided for the payment of less than $0.1 million towards the costs of NZXR and was paid as of December 31, 2015. 15) Risks and uncertainties Concentrations of credit and other risks Financial instruments which potentially subject the Company to concentrations of credit risk consist of trade accounts receivable, cash and money market funds. The Company sells its service to a diverse number of customers and performs ongoing credit evaluations of its customers’ financial condition as part of its accounts receivable monitoring procedures. No single customer accounted for more than 10% of the accounts receivable balance at December 31, 2015 and 2014. No single customer generated more than 10% of revenue in 2015, 2014 or 2013. Our cash and money market funds which are classified as cash and cash equivalents, are maintained with high credit quality banking institutions in the United States, New Zealand and Great Britain. At times the cash balances may be in excess of the insurance limits at a particular bank. 16) Subsequent events On February 12, 2016, Diligent entered into a Merger Agreement with entities formed by funds managed by Insight. Under the terms of the Merger Agreement, Diligent stockholders will have a right to receive $US 4.90 in cash for each share of Diligent common stock and $US 5.05 in cash for each share of Diligent preferred stock, plus accrued and unpaid dividends thereon. The transaction is subject to the approval of a majority of the outstanding shares of Diligent common stock and preferred stock, voting as one class; the approval of at least 60% of the outstanding Diligent preferred stock, voting separately; regulatory approvals and other customary closing conditions, including that the Company’s existing directors will resign upon closing. The holders of Diligent’s preferred stock, including Spring Street Partners, L.P., Diligent’s largest shareholder, have entered into voting agreements covering both their preferred and common shares in support of the transaction. The Merger Agreement contains certain termination rights for both the Company and the Insight entities, including, among others, if the transactions contemplated by the Merger Agreement are not consummated on or before June 13, 2016, or if the Company terminates the Merger Agreement in accordance with its terms in order to accept a superior proposal. If the Merger Agreement is terminated by Insight as a result of a breach by the Company of its representations, warranties, covenants or agreements such that the closing conditions would not be satisfied, or terminated by either Insight or the Company because the stockholders of the Company fail to adopt the Merger Agreement, the Company will be required to pay the reasonable out of pocket expenses of Insight up to US$7,500,000 and up to US$5,000,000, respectively (which payment shall reduce any termination fee payable by the Company). The Company has agreed to pay Insight a termination fee of US$19,463,000 (less any expenses previously paid to Insight) if the Merger Agreement is terminated under specified circumstances. 80

DILIGENT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)
ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**16) Subsequent events (Continued)**

Insight has agreed to pay the Company a termination fee of US$33,365,000 if the Merger Agreement is terminated because Insight fails to consummate the merger or breaches its representations, warranties, covenants and agreements.

Insight and the Company have made customary representations, warranties and covenants in the Merger Agreement. The Company has agreed, among other things, to covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the consummation of the Merger. The Company is subject to certain restrictions on the conduct of its business, including the ability in certain cases to enter into contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures, until the proposed merger closes or the merger agreement terminates. The Merger Agreement also includes covenants requiring the Company not to solicit competing takeover proposals, or provide information to, or engage in discussions with, third parties, subject to customary exceptions that permit the Board to take certain actions in response to unsolicited proposals that constitute or could reasonably be expected to result in a superior proposal, if the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable law.

If approved by the Company's stockholders, it is expected that the Merger will close in the second quarter of 2016. The merger related costs for the year ended December 31, 2015 were $0.4 million and are included in General and administrative expenses in the consolidated statements of income.

**17) Selected quarterly financial data (unaudited)**

The following table sets forth certain unaudited quarterly financial information for fiscal 2015 and 2014. The Company has prepared the unaudited information on a basis consistent with its audited financial statements and has included all adjustments of a normal and recurring nature, which, in the opinion of management, are considered necessary to fairly present the Company's revenue and operating expenses for the quarters presented.

| | 1st Quarter | 2nd Quarter | 3rd Quarter | 4th Quarter | Fiscal Year |
|---|---|---|---|---|---|
| | (in thousands, except per share amounts) | | | | |
| **Fiscal 2015** | | | | | |
| Revenues | $22,827 | $24,103 | $24,920 | $27,459 | $99,309 |
| Cost of revenues (excluding depreciation and amortization) | 4,396 | 4,936 | 5,101 | 6,966 | 21,399 |
| **Gross profit** | 18,431 | 19,167 | 19,819 | 20,493 | 77,910 |
| **Total operating expenses** | 13,503 | 15,935 | 17,746 | 19,176 | 66,360 |
| Operating income | 4,928 | 3,232 | 2,073 | 1,317 | 11,550 |
| Net income | 3,094 | 1,833 | 1,696 | 1,481 | 8,104 |
| Accrued preferred stock dividends | (83) | (82) | (83) | (82) | (330) |
| Net income attributable to common stockholders | 3,011 | 1,751 | 1,613 | 1,399 | 7,774 |
| Basic net income per share | $ 0.03 | $ 0.01 | $ 0.01 | $ 0.02 | $ 0.07 |
| Diluted net income per share | $ 0.02 | $ 0.02 | $ 0.01 | $ 0.01 | $ 0.06 |

81

DILIGENT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS:
YEARS ENDED DECEMBER 31, 2015, 2014 & 2013 (Continued)
ALL AMOUNTS IN US$ UNLESS OTHERWISE NOTED

**17) Selected quarterly financial data (unaudited) (Continued)**

| | 1st Quarter | 2nd Quarter | 3rd Quarter | 4th Quarter | Fiscal Year |
|---|---|---|---|---|---|
| | (in thousands, except per share amounts) | | | | |
| **Fiscal 2014** | | | | | |
| Revenues | $19,126 | $20,344 | $21,423 | $22,161 | $83,054 |
| Cost of revenues (excluding depreciation and amortization) | 3,780 | 4,399 | 4,668 | 4,794 | 17,641 |
| **Gross profit** | 15,346 | 15,945 | 16,755 | 17,367 | 65,413 |
| **Total operating expenses** | 12,159 | 12,240 | 11,879 | 14,011 | 50,289 |
| Operating income | 3,187 | 3,705 | 4,876 | 3,356 | 15,124 |
| Net income | 1,944 | 2,505 | 2,702 | 1,775 | 8,926 |
| Accrued preferred stock dividends | (88) | (82) | (83) | (82) | (335) |
| Net income attributable to common stockholders | 1,856 | 2,423 | 2,619 | 1,693 | 8,591 |
| Basic net income per share | $ 0.02 | $ 0.02 | $ 0.02 | $ 0.01 | $ 0.07 |
| Diluted net income per share | $ 0.02 | $ 0.02 | $ 0.02 | $ 0.01 | $ 0.07 |

82

ITEM 9.CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE None. ITEM 9A.CONTROLS AND PROCEDURES BACKGROUND Our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’)) are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission and to ensure that information required to be disclosed is accumulated and communicated to management, including our principal executive and financial officers, to allow timely decisions regarding disclosure. The Chief Executive Officer and the Chief Financial Officer, with assistance from other members of management, have reviewed the effectiveness of our disclosure controls and procedures as of December 31, 2015 and, based on their evaluation, have concluded that the disclosure controls and procedures were effective as of such date. MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING Management is responsible for establishing and maintaining adequate ‘‘internal control over financial reporting’’ for the Company, as that term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external reporting purposes in accordance with GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect every misstatement. Any evaluation of effectiveness is subject to the risk that the controls may subsequently become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may decrease over time. The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized use, acquisition, or disposition of the Company’s assets that could have a material effect on the financial statements. A ‘‘material weakness’’ is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or financial statements will not be prevented or detected on a timely basis. In connection with the preparation of this Annual Report, management, with the participation of our Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015. Management completed its assessment using the criteria set forth in ‘‘Internal Control—Integrated Framework (2013)’’ by COSO, an integrated framework for evaluation of internal controls issued to identify the risks and control objectives related to the evaluation of the control environment. The COSO framework summarizes each of the components of a company’s internal control system, including (1) the control environment, (2) risk assessment, (3) control activities, (4) information and communication, and (5) monitoring. Management concluded that our internal controls over financial reporting were effective as of December 31, 2015. 83

REMEDIATION OF MATERIAL WEAKNESSES IN INTERNAL CONTROL OVER FINANCIAL REPORTING As disclosed in Item 9A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the ‘‘2014 10-K), we determined that the material weaknesses in existence at December 31, 2013 relating to the Company’s accounting and financial reporting control environment, ineffective control activities relating to the use of spreadsheets, and the design and maintenance of controls surrounding taxes, were not fully remediated as of December 31, 2014. In response, the Company developed remediation plans and has been undertaking significant efforts to remediate the material weaknesses in internal controls identified in the 2014 10-K. Substantial progress toward remediating the material weaknesses was made by the third quarter ended September 30, 2015 and improvements continued to be implemented by the Company through the fourth quarter of 2015. The Company has implemented the following remediation actions during 2015: Accounting and Financial Reporting Control Environment. • The Company hired a Corporate Controller and Chief Financial Officer with significant financial reporting and corporate management experience. • The Company increased the quality of documentation around accounting transactions. • The Company concluded its effort to document the control environment and its processes governing financial reporting, revenue recognition, equity, procure to pay, fixed assets, taxes and payroll. Ineffective Control Activities Relating to Use of Spreadsheets. • The Company completed the implementation of an enterprise resource planning (‘‘ERP’’) system, which automates important bookkeeping functions, including those involved in the calculation of revenue, deferred revenue and applicable sales tax. • The Company performed the year-end consolidation of its financial statements within its ERP system as of December 31, 2015. Design and Maintenance of Controls Surrounding Taxes. • The Company clearly defined and communicated roles and responsibilities for income tax accounting and implemented more robust internal controls surrounding the review of the components of the income tax provision by the Corporate Controller and Chief Accounting Officer. • The Company worked with outside legal and accounting advisors to determine where sales tax may be due based on the jurisdictions in which the Company currently sells its products. • The Company has filed voluntary disclosure agreements with the identified states, and has accrued for potential tax and interest exposure as of December 31, 2015 and 2014. • The Company has completed the implementation of its ERP system which automates the calculation of sales taxes. Based on the remedial measures taken and implemented, our management has tested the applicable controls and determined that they are designed and operating effectively. As a result, our management has concluded that all of the material weaknesses previously identified have been remediated as of December 31, 2015. 84

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING As described above, the Company continued to implement and completed its remediation efforts during the quarter ended December 31, 2015. As a result of the completed remediation efforts noted above, there were improvements in internal control over financial reporting during the quarter ended December 31, 2015 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. There were no other changes in internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. ITEM 9B.OTHER INFORMATION Not applicable 85

PART III ITEM 15.EXHIBITS, FINANCIAL STATEMENT SCHEDULES The following documents are filed as a part of this Report: 1) Financial Statements: The information concerning our financial statements, and Report of Independent Registered Public Accounting Firm required by this Item is incorporated by reference herein to the section of this Report in Item 8, entitled ‘‘Financial Statements and Supplementary Data.’’ Exhibits:The exhibits listed in the exhibit index of this Form 10-K are filed with, or incorporated by reference in, this report. 2) 86

SIGNATURES Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized. Dated: March 14, 2016 DILIGENT CORPORATION By: /s/ MICHAEL STANTON Michael Stanton, Chief Financial Officer (Principal Financial Officer) POWER OF ATTORNEY KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Stafford, Michael Stanton and Thomas N. Tartaro, and each of them, as his true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all Annual Reports of the Registrant on Form 10-K and to sign any and all amendments to such reports and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities & Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities indicated on the dates indicated. Name Title Date /s/ BRIAN STAFFORD Chief Executive Officer (Principal Executive Officer) March 14, 2016 Brian Stafford /s/ MICHAEL STANTON Chief Financial Officer (Principal Financial Officer) March 14, 2016 Michael Stanton /s/ ALEXANDER SANCHEZ Chief Accounting Officer (Principal Accounting Officer) March 14, 2016 Alexander Sanchez /s/ DAVID LIPTAK Director and Chairman March 14, 2016 David Liptak 87

Name Title Date /s/ A. LAURENCE JONES Director March 14, 2016 A. Laurence Jones /s/ HANS KOBLER Director March 14, 2016 Hans Kobler /s/ GREG PETERSEN Director March 14, 2016 Greg Petersen /s/ MARK RUSSELL Director March 14, 2016 Mark Russell /s/ ABBY FOOTE Director March 14, 2016 Abby Foote /s/ ALESSANDRO SODI Director and Chief Product Strategy Officer March 14, 2016 Alessandro Sodi 88

## INDEX TO EXHIBITS

| Exhibit Numbers | Exhibits |
|---|---|
| 2.1 | Agreement and Plan of Merger, dated as of February 12, 2016, by and among Diligent Corporation, Diamond Parent Holdings, Corp., Diamond Merger Sub I, Corp. and Diamond Merger Sub II, Corp. (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on February 16, 2016). |
| 3.1 | Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on April 20, 2012). |
| 3.2 | Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on May 1, 2015). |
| 3.3 | Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on June 3, 2015). |
| 3.4 | Amended and Restated Bylaws, as amended (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on June 3, 2015). |
| 3.5 | Amendment to the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on February 16, 2016). |
| 3.6 | Form of common stock certificate (incorporated herein by reference to Exhibit 4.7 to the Company's Original Form 10 filed with the SEC on April 30, 2008). |
| 4.1 | Contribution Agreement, dated October 1, 2007, between Diligent Board Member Services, LLC and Diligent Corporation (incorporated herein by reference to Exhibit 10.1 to the Company's Original Form 10 filed with the SEC on April 30, 2008). |
| 10.1 | Diligent Board Member Services, Inc. 2007 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Company's Original Form 10 filed with the SEC on April 30, 2008). |
| 10.2 | Form of Restricted Stock Award Agreement for restricted stock awards under the Diligent Board Member Services, Inc. 2007 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the Company's Original Form 10 filed with the SEC on April 30, 2008). |
| 10.3 | Diligent Board Member Services, Inc. 2010 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.6.1 to the Company's Annual Report on Form 10-K filed with the SEC on March 22, 2011). |
| 10.4 | Amendment to Diligent Board Member Services, Inc. 2010 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.6.2 to the Company's Quarterly Report on Form 10-Q filed with the SEC on May 15, 2012). |
| 10.5 | Investor Rights Agreement, dated March 9, 2009, among Diligent Board Member Services, Inc., Spring Street Partners, L.P. and Carroll Capital Holdings, LLC (incorporated herein by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K filed with the SEC on March 13, 2009). |

89

| Exhibit Numbers | Exhibits |
|---|---|
| 10.6 | Diligent Board Member Services, Inc. 2013 Incentive Plan (incorporated herein by reference to Annex A to the Company's Definitive Proxy Statement filed with the SEC on June 4, 2013). |
| 10.7 | Amendment No. 1 to the Diligent Board Member Services, Inc. 2013 Incentive Plan (incorporated herein by reference to Annex A to the Company's Definitive Proxy Statements on Schedule 14A filed with the SEC on March 19, 2015). |
| 10.8 | Form of Award Agreement (Option Award) under the Diligent Board Member Services, Inc. 2013 Incentive Plan (incorporated herein by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K filed with the SEC on May 19, 2014). |
| 10.9 | Form of Award Agreement (Restricted Stock Unit Award) under the Diligent Board Member Services, Inc. 2013 Incentive Plan (incorporated herein by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-K filed with the SEC on March 16, 2015). |
| 10.10 | Replacement Grant Agreement, dated May 3, 2013, between Alessandro Sodi and Diligent Board Member Services, Inc. (incorporated herein by reference to Annex B of the Company's Definitive Proxy Statement filed with the SEC on June 4, 2013). |
| 10.11 | Amendment to Replacement Grant Agreement, dated December 23, 2013, between Alessandro Sodi and Diligent Board Member Services, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on December 24, 2013). |
| 10.12 | Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on August 1, 2013). |
| 10.13 | Employment Agreement, dated June 17, 2013, between Diligent Board Member Services, Inc. and Thomas N. Tartaro (incorporated herein by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K filed with the SEC on May 19, 2014). |
| 10.14 | Employment Agreement, dated June 20, 2014, between Diligent Board Member Services, Inc. and Alessandro Sodi (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on June 23, 2014). |
| 10.15 | Amendment to Employment Agreement, dated March 31, 2015, by and between Diligent Board Member Services, Inc. and Alessandro Sodi (incorporated herein by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on March 31, 2015). |
| 10.16 | Settlement Agreement, dated September 5, 2014, between Diligent Board Member Services, Inc. and NZX Limited (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on September 10, 2014). |
| 10.17 | Employment Agreement, dated September 15, 2014, between Diligent Board Member Services, Inc. and Greg B. Petersen (incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the SEC on November 6, 2014). |
| 10.18 | Employment Agreement, dated March 31, 2015, by and between Diligent Board Member Services, Inc. and Brian Stafford (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on March 31, 2015). |

90

Exhibit Numbers Exhibits 10.19 Employment Agreement, dated September 8, 2015, by and between Diligent Corporation and Michael Stanton (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2015). Subsidiaries of Diligent Corporation* Consent of Deloitte & Touche LLP* Powers of Attorney executed by all officers and directors of the Company who have signed this report on Form 10-K (included on the Signatures page of this Annual Report on Form 10-K).* CEO Certification pursuant to Section 302 of the Sarbanes Oxley Act of 2002.* CFO Certification pursuant to Section 302 of the Sarbanes Oxley Act of 2002.* CEO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.* CFO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.* XBRL Calculation Linkbase Document XBRL Definition Linkbase Document XBRL Instance Document XBRL Labels Linkbase Document XBRL Presentation Linkbase Document XBRL Schema Document 21 23.1 24 31.1 31.2 32.1 32.2 101.CAL 101.DEF 101.INS 101.LAB 101.PRE 101.SCH * Filed herewith 91

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Exhibit 21 Diligent Board Member Services NZ Ltd Diligent Boardbooks Limited Diligent APAC Board Services Pte Ltd Diligent Board Services Australia Pty Ltd Diligent APAC Limited Diligent Boardbooks GmbH

Exhibit 23.1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in Registration Statement Nos. 333-197587 and 333-204283 on Form S-8 of our report dated March 14, 2016, relating to the consolidated financial statements of Diligent Corporation appearing in this Annual Report on Form 10-K of Diligent Corporation for the year ended December 31, 2015. /s/ Deloitte & Touche LLP New York, New York March 14, 2016

Exhibit 31.1 CERTIFICATION I, Brian Stafford, certify that: 1. 2. I have reviewed this annual report on Form 10-K of Diligent Corporation; Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; 3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report; 4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have: (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared; (b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; (c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and (d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and 5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions): (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting. Date: March 14, 2016 /s/ BRIAN STAFFORD Brian Stafford President and Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2 CERTIFICATION I, Michael Stanton, certify that: 1. 2. I have reviewed this annual report on Form 10-K of Diligent Corporation; Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; 3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report; 4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have: (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared; (b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; (c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and (d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and 5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions): (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting. Date: March 14, 2016 /s/ MICHAEL STANTON Michael Stanton Chief Financial Officer (Principal Financial Officer)

Exhibit 32.1 CERTIFICATION OF PERIODIC REPORT I, Brian Stafford, the Chief Executive Officer of Diligent Corporation, certify, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that to my knowledge: (1) the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2015 (the ‘‘Report’’) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company. Dated: March 14, 2016 /s/ BRIAN STAFFORD Brian Stafford President and Chief Executive Officer (Principal Executive Officer) [A signed original of this written statement required by Section 906 has been provided to Diligent Corporation and will be retained by Diligent Corporation and furnished to the Securities and Exchange Commission or its staff upon request.]

Exhibit 32.2 CERTIFICATION OF PERIODIC REPORT I, Michael Stanton, the Chief Financial Officer of Diligent Corporation, certify, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that to my knowledge: (1) the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2015 (the ‘‘Report’’) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company. Dated: March 14, 2016 /s/ MICHAEL STANTON Michael Stanton Chief Financial Officer (Principal Financial Officer) [A signed original of this written statement required by Section 906 has been provided to Diligent Corporation and will be retained by Diligent Corporation and furnished to the Securities and Exchange Commission or its staff upon request.]

8 DILIGENT CORPORATIONANNUAL REPORT • 2015 CORPORATE GOVERNANCE Compliance with NZX Best Practice Code and Other Guidelines The NZX Listing Rules require listed companies to disclose in their annual report whether and to what extent their corporate governance principles materially differ from the NZX Corporate Governance Best Practice Code. The directors do not consider that there is any such material difference. For the purposes of clause 30 of Schedule 4 of the Financial Markets Conduct Act 2013 (FMCA), the Company informs its shareholders that if the proposed merger with affiliates of Insight Venture Partners LLC does not proceed, on and from 1 December 2016, the requirements of the FMCA will apply to the Company. The only exception to this is that Part 7 of the FMCA (Financial Reporting) will apply to the Company for the financial year ending 31 December 2015 (and future years, provided that the proposed merger with affiliates of Insight Venture Partners LLC does not proceed). Therefore, the Company’s financial statements for this period have been prepared in accordance with the require-ments under Part 7 of the FMCA (subject to any exemption granted by the Financial Markets Authority). The Company’s address is 1385 Broadway, 19th Floor, New York, NY 10018, United States of America. Role of the Board Except for Mr. Liptak, the Board is elected by the holders of the Company’s common stock. Mr. Liptak is appointed a director by the holders of the Company’s Series A pre-ferred stock pursuant to the Certificate of Incorporation and Listing Rule 3.3.8. The Board is responsible for the governance of Diligent, and the final body responsible for decision-making within Diligent. Corporate governance encompasses the requirement for the Board to discharge such responsibilities, to be accountable to the shareholders and other stakeholders for the performance of Diligent, to maintain ethical business practices and to ensure that Diligent is compliant with laws and standards. The Board has delegated com-ponents of its powers to committees of the Board, and the day to day management of Diligent to the Chief Executive Officer. The ambit of these delegations is documented in Diligent’s Committee charters and by relevant minuted resolutions of the Board. The Chief Executive Officer delegates certain authorities to staff that report to him.

2015 • DILIGENT CORPORATIONANNUAL REPORT 9 CORPORATE GOVERNANCE CONTINUED Board Composition and Membership As of December 31, 2015, the Board was composed of eight directors: a non-executive director Chairman, one non-executive director, two executive directors, and four inde-pendent directors. Collectively, the Board has a broad base of knowledge and experi-ence in software development and commercialization, corporate governance, financial management, legal compliance and other expertise to meet Diligent’s objectives. The details, background and place of residence of the directors are detailed elsewhere in this report. The Chairman is elected by the Board and it is his role to manage the Board and to provide a conduit between the Board and the Chief Executive Officer. Operation of the Board The Board meets regularly on a formal, scheduled basis. In addition to these regular meetings the Board meets to address issues requiring the input of the Board on a peri-odic basis. The Board met thirteen times in 2015. Chief Executive Officer Each year, the Compensation Committee reviews the performance of the Chief Executive Officer in connection with the approval of the Chief Executive Officer’s compensation. Based upon this evaluation, the Compensation Committee determines and approves the Chief Executive Officer’s compensation level, including salary level, annual cash bonus and equity based compensation. Independence of Directors To be “independent,” pursuant to the rules of the NZX Main Board, a director must not be an executive officer and must not have a disqualifying relationship, which comprises any direct or indirect interest or relationship that could reasonably influence, in a material way, the director’s decision making in relation to the Company. It has been determined by the Board that there are two executive directors, two non-executive director and four independent directors. All directors are required to immediately advise if any new rela-tionships would interfere with such independence and so enable the Board to consider and determine the materiality of the relationship. Additionally, the Board annually assess-es the independence of its directors. In this regard, Mr. Liptak has a disqualifying relation-ship because he is the designee of the holders of Series A preferred stock on the Board and was a substantial product holder himself during the financial year. Mr. Petersen has a disqualifying relationship as he served as the Company’s Executive Vice Chairman dur-ing the financial year ending 31 December 2015.

10 DILIGENT CORPORATIONANNUAL REPORT • 2015 CORPORATE GOVERNANCE CONTINUED Rotation of Directors Prior to the 2015 Annual Meeting, the Board (other than Mr. Liptak, who was elected by the holders of the Series A Preferred) was divided into three classes of directors. At the 2015 Annual Meeting there was a proposal for the Certificate of Incorporation to be amended so that all the directors were in the same class, which was approved by the shareholders. All directors who are elected by the common stockholders will stand for election every year beginning at the 2016 Annual Meeting if the proposed merger with affiliates of Insight Venture Partners LLC does not proceed. Mr. Liptak, not being appoint-ed by the common stockholders will not stand for election every year or be subject to rotation further to Listing Rule 3.3.12(a). Board Committees The Board maintains three formally constituted standing Board Committees: the Audit and Compliance Committee, the Compensation Committee, and the Nominations Committee. The three Board Committees and their memberships as of December 31, 2015 are set out in the following chart: COMPENSATION TIONS AUDIT AND COMPLIANCE NOMINA Member A. Foote A. L. Jones H. Kobler D. Liptak G. Petersen M. Russell A. Sodi B. Stafford Independent Director Independent Director Independent Director Non-Executive Director Non-Executive Director Independent Director Executive Director Executive Director — — Chairman — Member Member Member — — Member — — Chairman — — — — Member Chairman — Member — —

2015 • DILIGENT CORPORATIONANNUAL REPORT 11 CORPORATE GOVERNANCE CONTINUED Audit and Compliance Committee The Audit and Compliance Committee is responsible for monitoring the ongoing effec-tiveness and implementation of compliance activities. The Audit and Compliance Committee’s responsibilities are set out in full in its charter which is available on our website: http://s2.q4cdn.com/359627974/files/doc_downloads/govdoc/Audit-and-Compliance-Committee-Charter-(2014)-(00015150-2xD3B15).pdf. Membership of the Committee is restricted to at least three directors, a majority of whom shall meet inde-pendence and experience requirements in accordance with the U.S. Securities and Exchange Act of 1934 (the “Act”) and the regulations thereto, the applicable listing stan-dards of the NASDAQ Stock Market and the NZX Listing Rules. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined in the Act and its regulations, being the same member that has an accounting or financial back-ground as required by the NZX Listing Rules. The main responsibilities of the Audit and Compliance Committee are as follows: • Oversight of Financial Disclosures • Review and discuss with management and the independent auditors the Company’s accounting policies and practices used by the Company, the accounting treatment to be applied in respect of significant new transactions or other significant events not in the ordinary course of the Company’s business and any significant changes in management’s selection or application of accounting principles; Review and, as pertinent, discuss with management and the independent audi-tor the matters required to be discussed by PCAOB Auditing Standard No. 16—Communications with Audit Committees, relating to the conduct of the audit; Oversee the Company’s financial reports; Review and discuss with management and the independent auditor any materi-al off-balance sheet financing and any other material financial arrangement that does not appear in the financial statements of the Company; and Discuss with management the Company’s earnings press releases and review financial information and earnings guidance provided to analysts and to rating agencies. • • • •

12 DILIGENT CORPORATIONANNUAL REPORT • 2015 CORPORATE GOVERNANCE CONTINUED Audit and Compliance Committee (continued) • Oversight of the Independent Auditor • Appoint, evaluate, compensate, oversee the work of, and if appropriate termi-nate the appointment of, the independent auditor, who shall report directly to the Committee; Discuss with management and the independent auditor, the responsibility of the auditor under the auditing standards of the Public Company Accounting Oversight Board (United States) with respect to the Company’s financial statements; On an annual basis, review a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company and discuss with the independent auditor any relationships or servic-es that may impact the objectivity and independence of the independent auditor; and At least annually, review of the required communications by the independent auditor including internal control over financial reporting related matters. • • • • Oversee Attestation Engagements of Other Registered Public Accounting Firms • Appoint, evaluate, compensate, oversee the work of, and if appropriate termi-nate the appointment of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. • Oversight of Internal Control and Risk Management • Review and advise the Chief Executive Officer and the Board with respect to the appointment, dismissal and replacement of the Chief Financial Officer and Chief Accounting Officer and consult with the Chief Executive Officer and the Compensation Committee about the performance evaluation and compensa-tion of each; Establish and oversee procedures for the treatment of complaints regarding financial reporting and the confidential, anonymous submission by employees of concerns relating thereto; Oversee management’s design and maintenance of the Company’s internal control over financial reporting and disclosure controls and procedures; and Review and discuss with management and the independent auditor the Company’s financial risk exposures and assess the policies and processes management has implemented to monitor and control such exposures. • • •

2015 • DILIGENT CORPORATIONANNUAL REPORT 13 CORPORATE GOVERNANCE CONTINUED Audit and Compliance Committee (continued) • Oversee Legal and Ethical Compliance • Obtain reports from management that the Company and its subsidiaries are in conformity with applicable legal requirements and the Company’s code(s) of business conduct and ethics; Review material legal issues periodically with a member of management; Review and approve, if appropriate, transactions with interested or related parties; and Review at least annually with management, compliance with the Company’s code(s) of business conduct and ethics. • • • • Report and Self-Evaluate • Oversee the preparation of and approve all reports required or appropriate in the conduct of the Committee’s responsibilities; Report regularly and in a timely manner to the Board on Committee findings and recommendations; and Maintain open lines of communication among the Board, the independent auditor and management. • • Compensation Committee The Compensation Committee oversees the compensation of Diligent’s executive offi-cers, reviews and approves the equity compensation programs and administers those programs. The Compensation Committee’s responsibilities are set out in full in its charter which is available on our website. The Compensation Committee must consist of two or more members of the Board, a majority of whom must meet the independence require-ments of the listing standards of the NASDAQ Stock Market. A majority must also be “out-side directors” under § 162(m) of the US Internal Revenue Code and be “non-employee directors” under Rule 16b-3 of the Act. A majority of the members of the Compensation Committee are independent directors as defined by the NZX Listing Rules and also qual-ify as “outside” directors within the meaning of the U.S. Internal Revenue Code § 162(m). The main responsibilities of the Compensation Committee are as follows: • Review and approve, or recommend for approval by the Board, the compensa-tion of the Company’s Chief Executive Officer and the Company’s other executive officers; Evaluate the Chief Executive Officer and oversee the evaluation of the Company’s other executive officers and other members of senior management; •

14 DILIGENT CORPORATIONANNUAL REPORT • 2015 CORPORATE GOVERNANCE CONTINUED Compensation Committee (continued) • Periodically review and make recommendations to the Board with respect to incentive-compensation and equity-based plans that are subject to approval by the Board; Exercise all rights, authority and functions of the Board under all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans; When applicable, review and discuss annually with management the Company’s “Compensation Discussion and Analysis;” When applicable, review and make a recommendation to the Board for approval of the frequency with which the Company will conduct a stockholder advisory vote on executive compensation; Review and submit the annual Compensation Committee Report required by Item 407(e)(5) of Regulation S-K; Retain or obtain, in its sole discretion, the advice of compensation consultants, legal counsel or other advisors; Make reports to the Board as necessary in furtherance of the fulfilment of its duties; and Other such duties as may be delegated from time to time by the Board. • • • • • • • Nominations Committee The Nominations Committee’s responsibilities are delegated by the Board and relate to the Director nomination process and recommending Director remuneration to the Board. The Nominations Committee’s standing responsibilities and the nature of responsibilities it may be delegated are set out in its charter. This is available on our website. A majority of the members of the Nominations Committee are independent directors as defined by the NZX Listing Rules and each must be an independent director by the listing standards of the NASDAQ Stock Market. Details of directors’ compensation are set out under the section heading “Directors Compensation.” The main responsibilities of the Nominations Committee are to: • Oversee the Company’s policies for identifying and nominating qualified candi-dates for the Board; Identify, screen and review individuals qualified to serve as directors, consis-tent with qualifications or criteria approved by the Board; Review annually with the Board the composition of the Board as a whole; • •

2015 • DILIGENT CORPORATIONANNUAL REPORT 15 CORPORATE GOVERNANCE CONTINUED Nominations Committee (continued) • Review annually the relationships between directors, the Company and mem-bers of management and recommend to the Board whether each director qual-ifies as “independent” under the Board’s definition of “independence” and the NASDAQ Rules and the NZX Listing Rules; Review periodically the size of the Board and recommend to the Board any appropriate changes; Develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees and oversee the conduct of this annual evaluation; Review the Board’s committee structure and composition and make recom-mendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen annually; Review and recommend to the Board for approval any changes in the compen-sation of directors; Review and discuss with management the disclosure regarding the operations of the Committee and director independence, and to recommend that this dis-closure be, included in the Company’s proxy statement or annual report on Form 10-K, as applicable; Develop and oversee a Company orientation program for new directors and a continuing education program for current directors; and Make reports to the Board as necessary in furtherance of the fulfilment of its duties. • • • • • • • Attendance of Meetings Board • • • Abigail Foote was appointed as a Director on April 28, 2015. Brian K. Stafford was appointed as an Executive Director on April 28, 2015. Mark Weldon resigned as a Director on April 9, 2015. Foote Jones Kobler Liptak Petersen Russell Sodi Stafford Weldon

16 • DILIGENT CORPORATION ANNUAL REPORT 2015 CORPORATE GOVERNANCE CONTINUED Attendance of Meetings (continued) Audit Foote Jones Kobler Liptak Petersen • Abigail Foote was appointed as a member of the Audit Committee on May 18, 2015. David Liptak resigned from the Audit Committee on May 18, 2015. Hans Kobler resigned from the Audit Committee on October 1 2015. Greg Petersen was appointed as a member of the Audit Committee and Chairman of the Audit Committee on October 1, 2015. • • • Compensation Jones Liptak Petersen Russell • David Liptak was appointed to the Compensation Committee on October 27, 2015. Nominations Kobler Liptak Russell

2015 • DILIGENT CORPORATION ANNUAL REPORT 17

## CORPORATE GOVERNANCE CONTINUED

### Gender Diversity

The following table represents the gender diversity of the Board of Directors and Officers of Diligent as of December 31, 2015 and December 31, 2014.

| | AS OF DECEMBER 31, 2015 | | AS OF DECEMBER 31, 2014 | |
|---|---|---|---|---|
| DIRECTORS | NUMBER | % | NUMBER | % |
| Female | 1 | 12.5% | 0 | 0% |
| Male | 7 | 87.5% | 7 | 100% |
| *Subtotal* | 8 | 100% | 7 | 100% |
| **Officers** | | | | |
| Female | 0 | 0% | 0 | 0% |
| Male | 6 | 100% | 6 | 100% |
| *Subtotal* | 6 | 100% | 6 | 100% |
| **Directors & Officers** | | | | |
| Female | 1 | 7.1% | 0 | 0% |
| Male | 13 | 92.9% | 13 | 100% |
| *Total* | 14 | 100% | 13 | 100% |

### Code of Ethics

Diligent expects all its employees and directors to maintain the highest ethical standards as set out in our Code of Conduct, available on our website: http://s2.q4cdn.com/359627974/files/doc_downloads/govdoc/Diligent-Code-of-Business-Conduct-Policy-UPDATED-12.7.2015.pdf. The directors support the principles set out in the "Codes of Practice for Directors" issued by the Institute of Directors in New Zealand. Whilst recognizing that the Code expresses principles and does not purport to determine the detailed course of conduct by directors on any particular matter, the directors are committed to the highest standards of behavior and accountability.

### Conflicts of Interest

The directors support the principles set out in the "Codes of Practice for Directors" issued by the Institute of Directors in New Zealand. Whilst recognizing that the Code expresses principles and does not purport to determine the detailed course of conduct by directors on any particular matter, the directors are committed to the highest standards of behavior and accountability. Diligent's Code of Conduct sets out our conflicts policy.

18 DILIGENT CORPORATIONANNUAL REPORT • 2015 CORPORATE GOVERNANCE CONTINUED Whistleblower Policy The Company has adopted a whistleblower policy and hotline, through which employees at all levels can anonymously submit information or express concerns regarding account-ing, financial reporting or other matters regarding compliance. Securities Trading Policy The Company has adopted a formal Securities Trading Policy (Policy) to assist with com-pliance in relation to insider trading prohibitions under New Zealand and United States insider trading laws. The Policy restricts employees and directors and their family mem-bers or other related parties trading in a number of ways including as set out below: • Transactions in the Company’s securities are not permitted during the time period beginning two weeks prior to the end of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter, so long as the General Counsel or Associate General Counsel has determined that all material non-public information relating to the Company’s finan-cial results has been disclosed in such reports and no other material non-public information exists at such time. Further, even during this period, pre-clearance of a trade is required from the General Counsel or Associate General Counsel. All other time periods are ‘black out’ periods. If a director or employee (or their related parties) wishes to trade securities that per-son must first apply in writing, and obtain in writing, consent from the General Counsel or Associate General Counsel. Unless prior written approval is obtained from the General Counsel or Associate General Counsel no director or employee (or their related parties) may engage in short term trading, short sales, options trading, trading on margin or hedging. The Policy also sets out how participants in the Company’s Incentive Plan may exer-cise their rights under those plans e.g. exercise of options, consistently with the Policy. Adherence to the Policy is reinforced through requiring each director and employee to sign an acknowledgement and certification that they agree to be governed by the Policy at all times in connection with the purchase and sale of securities. • • • •

2015 • DILIGENT CORPORATIONANNUAL REPORT 19 CORPORATE GOVERNANCE CONTINUED Audit Governance and Independence • In 2008 the Company’s registration with the US Securities and Exchange Commission became effective and the Company’s reporting requirements include an audit by a Public Company Accounting Oversight Board (PCAOB) registered independent public accounting firm. In order to meet these requirements, the Board approved the appointment of Deloitte & Touche LLP. The Audit and Compliance Committee of the Board has set the remuneration of the auditors. The work of the auditors is limited to audit and audit related work, and permissible tax services only and Diligent is committed to auditor independence. The Board, through the Audit and Compliance Committee, annually reviews the independence and objectivity of the auditors. No partners, directors or managers of the auditor hold shares in Diligent. In addition, the lead audit partner must rotate after a maximum of five years, and the auditor must confirm annually its commitment to strict procedures to ensure independence. Representatives of Diligent’s auditors are invited to the Annual Meeting. Reporting and Disclosure • Annual and Interim Reports are prepared in accordance with the requirements of the NZX Listing Rules subject to any waivers received from NZX and, as applicable, the Financial Markets Conduct Act 2013. The annual report is available online at the website http://investor.diligent.com/financial-performance/annual-and-proxy-reports Treasury Policy • Diligent’s Treasury policies conservatively manage interest rate, foreign exchange and counterparty risk. Investment activities that are purely speculative are prohibited. In order to minimize credit and market risk, we have historically invested our cash in short-term U.S. treasury instruments, through the direct purchase of treasury bills and through a U.S. treasury money market fund. Our cash is held in various financial institutions by the parent company and its subsidiaries based on our projected cash needs. To minimize our foreign currency exposure, we maintain funds in foreign cur-rency bank accounts, based on projected foreign currency expenditures and the Company’s growth initiatives.

20 DILIGENT CORPORATION ANNUAL REPORT • 2015

## STATUTORY INFORMATION

**Directors' relevant interest**

Directors' relevant interest in Diligent common shares as of December 31, 2015 were as follows.

| | SHARES | SHAREHOLDING AS A % OF TOTAL SHARES |
|---|---|---|
| A. Foote | 13,712 | 0.02 |
| A.L. Jones | 66,595 | 0.08 |
| H. Kobler | 134,376 | 0.15 |
| D. Liptak (1) | 5,896,973 | 6.74 |
| G. Petersen (2) | 119,323 | 0.14 |
| M. Russell | 106,623 | 0.12 |
| A. Sodi (3) | 1,656,343 | 1.89 |
| B. Stafford (4) | 112,500 | 0.13 |
| M. Weldon (5) | 121,084 | 0.14 |

Based on 87,457,954 shares

(1) In addition to the common shares listed above, D. Liptak has a relevant interest in 20,000,000 redeemable preference shares as of December 31, 2015.

(2) In addition to the common shares listed above, G. Petersen has a relevant interest in 125,000 shares subject to options, which are yet to vest and an interest in 125,000 shares subject to options currently exercisable. G Petersen also has 62,500 restricted share units which are yet to vest.

(3) In addition to the common shares listed above, A. Sodi has a relevant interest in 1,322,000 shares subject to options currently exercisable (400,000 shares subject to options exercisable as of August 20, 2010; 800,000 shares subject to options exercisable as of December 31, 2013; 61,024 shares subject to options exercisable as of June 28, 2013; and 60,976 shares subject to options exercisable as of January 1, 2014). A. Sodi has a relevant interest in 225,000 restricted share units which are yet to vest. A. Sodi has 2,312,500 shares of common stock underlying PSUs for which performance targets have been satisfied but have not vested and become deliverable prior to 2018 or earlier upon a change in control of the Company and (ii) 412,500 shares of common stock underlying PSUs for which performance targets have not been determined to be satisfied.

(4) In addition to the common shares listed above, B. Stafford has a relevant interest in 337,500 restricted share units which are yet to vest and 450,000 shares of common stock underlying PSUs for which performance targets have not been determined to be satisfied.

(5) M. Weldon resigned effective April 9, 2015

2015 • DILIGENT CORPORATION ANNUAL REPORT 21

## STATUTORY INFORMATION CONTINUED

**Directors' dealings in shares**

The following table summarizes the directors' share dealings (whether by a direct or indirect relevant interest in those shares) in Diligent for the year ended December 31, 2015.

| | SHARES HELD 31 DEC 2014 | SHARES ACQUIRED | SHARES DISPOSED | DATE OF TRANSACTION (NZT) | CONSIDERATION (US$ UNLESS OTHERWISE STATED) (2) | SHARES HELD 31 DEC 2015 |
|---|---|---|---|---|---|---|
| A. Foote | 4,350 | 5,645 | – | 12-Oct-15 | 0 | 13,712 |
| | | 3,717 | – | 13-Jul-15 | 0 | |
| A.L. Jones | 45,929 | 5,645 | – | 12-Oct-15 | 0 | 66,595 |
| | | 5,397 | – | 13-Jul-15 | 0 | |
| | | 4,690 | – | 14-Apr-15 | 0 | |
| | | 4,934 | – | 13-Jan-15 | 0 | |
| H. Kobler | 139,710 | 5,645 | – | 12-Oct-15 | 0 | 134,376 |
| | | 5,397 | – | 13-Jul-15 | 0 | |
| | | – | 26,000 | 16-Jun-15 | $95,862.93 | |
| | | 4,690 | – | 14-Apr-15 | 0 | |
| | | 4,934 | – | 13-Jan-15 | 0 | |
| D. Liptak | 5,896,973 | – | – | – | – | 5,896,973 |
| G. Petersen | 56,823 | 62,500 | – | 15-Sept-15 | 0(3) | 119,323 |
| M. Russell | 121,998 | 5,645 | – | 12-Oct-15 | 0 | 106,623 |
| | | 5,397 | – | 13-Jul-15 | 0 | |
| | | – | 36,041 | 14-May-15 | NZ$195,566.74 | |
| | | 4,690 | – | 14-Apr-15 | 0 | |
| | | 4,934 | – | 13-Jan-15 | 0 | |
| A. Sodi | 2,167,915 | 128,000 | – | 31-Dec-15 | $104,960(4) | |
| | | – | 639,572 | 18-May-15 | 0(5) | 1,656,343 |
| B. Stafford | 0 | 112,500 | – | 31-Dec-15 | 0(3) | 112,500 |
| M. Weldon (1) | 111,041 | 419 | – | 13-Jul-15 | 0 | 121,084 |
| | | 4,690 | – | 14-Apr-15 | 0 | |
| | | 4,934 | – | 13-Jan-15 | 0 | |

Based on 87,457,954 shares

(1) M. Weldon resigned effective April 9, 2015

(2) Unless otherwise indicated, all shares otherwise referred to were acquired by directors as part of their equity compensation for service as directors, further details of which are provided under 'Directors' Compensation' below. Consequently, no cash consideration was paid by the directors for those shares.

(3) Issue of ordinary shares on the vesting of Restricted Share Units under Diligent's 2013 Incentive Plan.

(4) Issue of ordinary shares on the exercise of unlisted options issued under Diligent's 2010 Incentive Plan.

(5) Off-market transfer of shares pursuant to separation agreement.

22 DILIGENT CORPORATION ANNUAL REPORT • 2015

## STATUTORY INFORMATION CONTINUED

**Directors' indemnity and insurance**

Diligent has directors' and officers' liability insurance cover to the sum of $30,000,000 in the aggregate. The cover includes employment practices and securities liability. The Company has granted indemnities, to the maximum extent permitted by law, to its directors and the directors of its subsidiaries in relation to potential liabilities and costs they may incur under any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director of the Company or a director of its subsidiaries.

**Subsidiary Companies**

Diligent Corporation had seven subsidiary companies operational in the financial year to December, 31 2015.

Other than Lek Peng Yong, who received SGD 3,000 in FY15 in his capacity as a Director of Diligent Board Services Australia Pty. Ltd., no Director of any of Diligent subsidiaries received additional remuneration or benefits in their directorships.

Alastair Percival is an employee of Diligent and is a director of Diligent Board Services Australia Pty. Ltd. In his capacity as a Director of Diligent Board Services Australia Pty. Ltd, he will receive AUD 2,500 in 2016 for services in 2015. Other than Mr. Percival, no employee appointed as a director of Diligent or its subsidiaries receives, or retains any remuneration or other benefits, as a director. The remuneration and other benefits of such employees, received as employees, excluding employee/directors, are included in the relevant bandings for remuneration disclosed previously under Employee compensation.

The following persons respectively held office as directors of subsidiary companies at the end of the year, December 31, 2015.

| SUBSIDIARY | DIRECTORS |
|---|---|
| Diligent Board Member Services NZ Ltd | D. Grundy, I. Friedbauer, M. Russell, A. Sanchez, B. Stafford, M. Stanton |
| Diligent Boardbooks Limited (1) | I. Friedbauer, A. Sanchez, B. Stafford, M. Stanton |
| Diligent APAC Board Services Pte Ltd (2) | I. Friedbauer, A. Sanchez, B. Stafford, M. Stanton, Lek Peng Yong |
| Diligent Board Services Australia Pty Ltd (1) | I. Friedbauer, A. Percival, A. Sanchez, M. Stanton, B. Stafford |
| Diligent APAC Limited (2) | I. Friedbauer, A. Sanchez, M. Stanton, B. Stafford |
| Diligent Boardbooks GmbH | C. Horrell |
| Knight Acquisitions Corp. (3) | I. Friedbauer, M. Stanton, B. Stafford |

(1) A Sodi ceased to be a director during the financial year ending December 31, 2015.
(2) A. Sodi and D. Liptak ceased to be directors during the financial year ending December 31, 2015.
(3) Knight Acquisition Corp. ceased to exist on December 31, 2015.

2015 • DILIGENT CORPORATION ANNUAL REPORT 23

## STATUTORY INFORMATION CONTINUED

**Directors' Compensation**

The following table provides each element of compensation paid or granted to each director for service rendered during the year ended December 31, 2015.

| DIRECTOR | FEES EARNED OR PAID IN CASH (1) | STOCK/OPTION AWARDS (2) | ALL OTHER COMPENSATION (3) | TOTAL |
|---|---|---|---|---|
| A.L. Jones | $67,500 | $80,000 | 0 | $147,500 |
| H. Kobler | 64,800 | 80,000 | 0 | 144,800 |
| D. Liptak | 0 | 0 | 0 | 0 |
| G. Petersen | 31,250 | 20,000 | $596,028 | 647,278 |
| M. Russell | 58,000 | 80,000 | 0 | 138,000 |
| A. Sodi | 0 | 0 | 2,977,829 | 2,977,829 |
| A. Foote | 38,236 | 53,778 | 0 | 92,014 |
| B. Stafford | 0 | 0 | 1,215,628 | 1,215,628 |
| M. Weldon (4) | 13,472 | 21,555 | 0 | 35,027 |

(1) The amounts shown represent fees in US Dollars. Directors fees are based on $US, however, Messrs. Russell, Foote and Weldon were paid in New Zealand Dollars.

(2) The amounts include stock awards earned by non-executive directors for service in the fourth quarter of 2015, but the common stock the subject of those awards was not issued until January 13, 2016.

(3) Includes salary, bonus, 401K contributions, health benefits, performance cash award and stock option exercises for A. Sodi, salary, bonus, 401K contributions, health benefits and restricted stock vesting for B. Stafford and salary, bonus, restricted stock vesting and health benefits for G. Petersen during the period he served as the Company's Executive Vice Chairman commencing on September 15, 2014 until October 1, 2015.

(4) M. Weldon resigned effective April 9, 2015

We do not pay directors' fees to employee directors and do not intend to in the foreseeable future. Mr. Liptak, the Chairman of the Board, has declined to take any directors' fees and has never been paid directors' fees. The directors are also entitled to be paid for all reasonable travel, accommodation and other expenses incurred by them in connection with their attendance at board or stockholder meetings, or otherwise in connection with our business.

**Employee Compensation**

As of December 31, 2015, we had 347 full-time employees. Of these, the majority are located in our New York offices. The remaining employees are located in our Christchurch, New Zealand office, which provides software and help desk support and software development of the Boards product, our administrative office in Wayne,

24 DILIGENT CORPORATIONANNUAL REPORT • 2015 STATUTORY INFORMATION CONTINUED Employee Compensation (continued) New Jersey, our development center in Charlotte, North Carolina, and in our international sales offices. We have sales offices in London, the Netherlands, Germany, Spain, South Africa, France, Sweden, Sydney, Hong Kong, Singapore, Sao Paulo and Montreal. The Board, with advice from the Compensation Committee, establishes remuneration policies and this is implemented by operational managers. Grouped below are the numbers of employees or former employees of Diligent and its subsidiaries (excluding Company directors whose remuneration and benefits are dis-closed elsewhere) who received compensation and other benefits in their capacity as employees, totalling $50,000 or more as an employment package during the twelve month period to December 31, 2015. Executive remuneration includes all salary and bonuses, share based compensation and any other sundry benefits received in their capacity as employees. Less than 50 50 — 60 60 — 70 70 — 80 80 — 90 90 — 100 100 — 110 110 — 120 120 — 130 130 — 140 140 — 150 150 — 160 160 — 170 170 — 180 180 — 190 190 — 200 200 — 210 210 — 220 220 — 230 230 — 240 250 — 260 260 — 270 270 — 280 280 — 290 116 40 31 24 16 26 17 18 12 12 15 5 11 6 4 5 5 1 3 1 2 1 1 1

2015 • DILIGENT CORPORATIONANNUAL REPORT 25 STATUTORY INFORMATION CONTINUED Employee Compensation (continued) 300 — 310 310 — 320 320 — 330 350 — 360 380 — 390 400 — 410 480 — 490 490 — 500 520 — 530 580 — 590 620 — 630 720 — 730 2,500 — 2,600 2 2 2 1 1 1 1 1 1 1 1 1 1 Audit Fees The following shows fees billed for audit and other services provided by Deloitte & Touche LLP during the year. Audit Fees (1) Tax Fees (2) Audit Related Fees (3) Total Fees $1,316,005 $731,110 $203,450 $2,250,565 (1) The Audit Fees for Deloitte & Touche LLP (“Deloitte”) represent billed fees and antici-pated fees in connection with the audit of our consolidated financial statements for the year ended December 31, 2015; and the reviews of our condensed consolidated financial statements for the periods ended September 30, 2015; June 30, 2015; and March 31, 2015; consent to the incorporation by reference of the audit report for the year ended December 31, 2015 in the registration statement filed on Form S-8; and out of pocket expenses. Tax Fees consist of fees billed for professional services for tax return preparation, tax advice and tax planning and out of pocket expenses. Audit Related Fees represent billed fees and anticipated fees in connection with due diligence procedures in connection with acquisitions and mergers for the year ended December 31, 2015. (2) (3)

26 DILIGENT CORPORATIONANNUAL REPORT • 2015 STATUTORY INFORMATION CONTINUED Donations Diligent made donations of $15,500 during the year. Current NZX Waivers Diligent has not been granted any waivers in the financial year ending December 31, 2015. Exercise of NZX Powers In June 2015, the NZ Markets Disciplinary Tribunal approved a settlement reached by the Company and the NZX regarding the breaches of the NZX Listing Rules by the Company, relating to the Company not having the required minimum of two New Zealand resident directors from the period of April 9, 2015 to April 29, 2015. The settlement provided for the payment of less than $0.1 million towards the costs of NZXR and was paid as of December 31, 2015. Credit Rating Diligent has no credit rating. Supplemental Information GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZX Listing Rules. Diligent is providing as supplemental information that the Net Tangible Assets as of December 31, 2015 and 2014 are $US0.59 and $US0.42 per share, respectively.

2015 • DILIGENT CORPORATIONANNUAL REPORT 27 MARKET AND SHAREHOLDER INFORMATION Market Information On December 12, 2007, we completed a public share offering of 24,000,000 shares of our common stock in conjunction with our listing of our stock on the New Zealand Stock Exchange. Our common stock currently trades on the New Zealand Stock Exchange under the symbol “DIL.” PERIOD 2014 — 1st Quarter 2014 — 2nd Quarter 2014 — 3rd Quarter 2014 — 4th Quarter 2015 — 1st Quarter 2015 — 2nd Quarter 2015 — 3rd Quarter 2015 — 4th Quarter HIGH 4.85 4.75 4.76 5.30 6.17 5.90 5.87 6.20 LOW 3.80 3.85 3.89 4.27 5.25 5.25 4.85 5.15 Holders As of March 3, 2016, there are 2,510 holders on record of our common shares. Dividends We have not paid any dividends on our common stock within the past two fiscal years or during the current fiscal year. The Company declared a cash dividend of $US 0.011 per share on its Series A Preferred Stock for the fiscal years ending December 31, 2015 and December 31, 2014 (being $US 330,000 in 2015 and $US 335,000 in 2014). The record date and the date on which the dividend was payable for the year ended December 31, 2015 was January 7, 2016; and was January 5, 2015 for the year ended December, 31 2014.

28 DILIGENT CORPORATION ANNUAL REPORT • 2015

## MARKET AND SHAREHOLDER INFORMATION CONTINUED

**Twenty Largest Registered Shareholders**

The information in the disclosures below has been taken from Diligent's share register as of March 3, 2016.

| RANK | INVESTOR | NO. OF COMMON SHARES | ISSUED CAPITAL % |
|---|---|---|---|
| 1 | JPMORGAN Chase Bank | 9,708,983 | 11.03 |
| 2 | Spring Street Partners LP | 5,896,973 | 6.7 |
| 3 | National Nominees New Zealand Limited | 5,296,646 | 6.02 |
| 4 | Tea Custodians Limited | 4,991,106 | 5.67 |
| 5 | HSBC Nominees (New Zealand) Limited | 4,881,034 | 5.54 |
| 6 | Accident Compensation Corporation | 4,785,000 | 5.43 |
| 7 | HSBC Nominees (New Zealand) Limited | 4,273,535 | 4.85 |
| 8 | Carroll Capital Holdings Llc | 3,389,763 | 3.85 |
| 9 | FNZ Custodians Limited | 3,215,856 | 3.65 |
| 10 | Citibank Nominees (Nz) Ltd | 2,833,803 | 3.22 |
| 11 | Cogent Nominees Limited | 2,140,520 | 2.43 |
| 12 | Hwm (Nz) Holdings Limited | 1,750,000 | 1.99 |
| 13 | Alessandro Sodi | 1,656,343 | 1.88 |
| 14 | Corcoran Consulting Llc | 1,433,634 | 1.63 |
| 15 | Custodial Services Limited | 1,227,199 | 1.39 |
| 16 | Cogent Nominees (Nz) Limited | 1,227,036 | 1.39 |
| 17 | Sharon Daniels | 1,203,526 | 1.37 |
| 18 | Etta Brandman Klaristenfeld & Janet Egli Taylor | 1,020,000 | 1.16 |
| 19 | Elizabeth Carroll | 1,000,000 | 1.14 |
| 20 | Alastair Percival | 863,333 | 0.98 |
| | Total | 62,794,290 | 71.32 |

Based on 88,052,354 shares

**Redeemable Preferred Stock**

Series A Preferred Stock Shareholders as of March 3, 2016

| SHAREHOLDER | TOTAL SHARES | % OF PREFERENCE SHARES |
|---|---|---|
| Spring Street Partners LP (1) | 20,000,000 | 66.666 |
| Greenwood Investments LLC (2) | 10,000,000 | 33.334 |
| Total | 30,000,000 | 100.0 |

(1) D. Liptak has a relevant interest in the above preference shares held in the name of Spring Street Partners LP.

(2) The 10,000,000 shares of Series A Preferred Stock were transferred to Greenwood Investments LLC as a gift by Carroll Capital Holdings, LLC for no consideration. Mr. Carroll is the manager of both Carroll Capital LLC and Greenwood Investments LLC.

2015 • DILIGENT CORPORATION ANNUAL REPORT 29

# MARKET AND SHAREHOLDER INFORMATION CONTINUED

**Distribution of Shareholders**

Below is the distribution of shares as of March 3, 2016

| SIZE OF SHAREHOLDING | SHAREHOLDERS | | SHARES | |
|---|---|---|---|---|
| RANGE | NUMBER | % | TOTAL UNITS | % |
| 1 — 1000 | 857 | 34.14 | 520,600 | 0.59 |
| 1001 — 5000 | 1,089 | 43.39 | 2,911,753 | 3.31 |
| 5001 — 10000 | 260 | 10.36 | 2,077,248 | 2.36 |
| 10001 — 50000 | 223 | 8.88 | 5,147,821 | 5.85 |
| 50001 — 100000 | 28 | 1.12 | 1,987,395 | 2.26 |
| Greater than 100000 | 53 | 2.11 | 75,407,537 | 85.63 |
| Total | 2,510 | 100.0 | 88,052,354 | 100.0 |

**Substantial Product Holders**

The following information is given in accordance with Section 293 of the Financial Markets Conduct Act 2013. According to notices received and Diligent's records, the following persons were substantial product holders in Diligent as of December 31, 2015.

The total number of common shares on issue, being the Company's only class of quoted voting products, as of December 31, 2015 was 87,457,954 shares.

| | DATE OF NOTICE | RELEVANT INTEREST UNDER NOTICE |
|---|---|---|
| Harbour Asset Management | 17 September 2015 | 9,295,865 |
| Accident Compensation Corporation (2) | 12 June 2015 | 7,486,874 |
| Wasatch Advisors, Inc | 13 January 2015 | 7,383,651 |
| Spring Street Partners (1) | 6 March 2014 | 5,950,307 |

(1) According to Diligent's records Spring Street Partners had a relevant interest in 5,896,973 common shares as at 31 December 2015. D. Liptak has a relevant interest in the above common stock held in the name Spring Street Partners LP.

(2) According to Diligent's records Accident Compensation Corporation had a relevant interest in 7,142,085 common shares as at 31 December 2015.

30 DILIGENT CORPORATIONANNUAL REPORT • 2015 MARKET AND SHAREHOLDER INFORMATION CONTINUED Directors Statement The Annual Report is dated March 24, 2016 and is signed on behalf of the Board by: DAVID LIPTAK Director Diligent Corporation MARK RUSSELL Director Diligent Corporation

DIRECTORY REGISTERED OFFICE 1385 Broadway, 19th Floor New York, NY 10018 United States of America Tel: +1 212 741 8181 LEGAL ADVISORS NEW ZEALAND Minter Ellison Rudd Watts, Auckland, New Zealand UNITED STATES OF AMERICA Lowenstein Sandler LLP, New York, New York, USA INDEPENDENT AUDITOR Deloitte & Touche LLP, New York, New York, USA BANKERS HSBC New York, United States of America ANZ BANKING GROUP NZ LIMITED Christchurch, New Zealand HONG KONG AND SHANGHAI BANKING CORPORATION LIMITED Christchurch, New Zealand WEB ADDRESS www.diligent.com INVESTOR RELATIONS Phone: +64 4 894 6912 Email: sfynmore@diligent.com Website: www.investor.diligent.com LINK MARKET SERVICES LIMITED Level 11, Deloitte Centre 80 Queen Street Auckland PO Box 91976 Auckland, 1030 Investor Enquiries: +64 9 375 5998 Fax: + 64 9 375 5990 Email: enquiries@linkmarketservices.co.nz Website: www.linkmarketservices.com

AUSTRALIA Suite 18.06, Level 18 1 Alfred Street, Gold Fields House Sydney NSW 2000 Phone: 1 800 646 207 BRAZIL Avenida Paulista 2.300 – Andar Pilotis São Paulo – SP – CEP 01310-300 Phone: 11 9 9707-0212 CANADA 2001 University Street, Suite 1700 Montreal, PQ H3A 2A6 Phone: +1 877 434 5443 FRANCe 54/56 Avenue Hoche 75008 Paris Phone: +33 (0)1 56 60 58 58 GeRMANY Mainzer Landstrasse 49, 60329 Frankfurt am Main Phone: 0800 7237849 HONG KONG Level 27, World Wide House 19 Des Voeux Road, Central, Hong Kong Phone: +852 2297-2254 NeW ZeALAND 17 Birmingham Drive Middleton, Christchurch 8024 New Zealand Phone: 0800 434 5443 SWITZeRLAND World Trade Center Zurich Leutschenbachstrasse 95 8050 Zürich Phone: +41 44 240 05 05 UNITeD ARAB eMIRATeS Emirates Towers, Level 41 Sheikh Zayed Road Dubai 95 Phone: +971 4 319 9905 SINGAPORe Level 25, North Tower, One Raffles Quay Singapore 048583 Phone: +65 6622-5874 UNITeD KINGDOM Lyric House, 149 Hammersmith Road London W14 0QL Phone: +44 800 234 6580 UNITeD STATeS (CORPORATe HQ) 1385 Broadway, 19th Floor New York, NY 10018 Phone: + 1 212 741 8181 SPAIN Velázquez, 94 – 1ª Planta 28006 Madrid Phone: +34 91 781 70 48

Diligent